As filed with the Securities and Exchange Commission on May 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

ReGen Biologics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	23-2476415 (I.R.S. Employer Identification Number)

509 Commerce Street
East Wing4
Franklin Lakes, NJ 07417
(201) 651-5140
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)
Gerald E. Bisbee, Jr., Ph.D.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ReGen Biologics, Inc.
509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
(201) 651-5140
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
Copies to:

Jeffrey B. Grill, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, DC 20037 (202) 663-8000	Alicia A. Prather, Esq. Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Boulevard McLean, Va. 22102 (703) 770-7900
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Proposed
Maximum
Title of Each Class		Proposed Maximum	Aggregate
of Securities	Amount to be	Offering Price Per	Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price	Registration Fee(1)
Common Stock $0.01 par value per share	76,396,539	$0.49	$37,434,304	$1,149.23

(1)	The amount to be registered and the registration fee includes an additional 34,346,250 shares of common stock previously registered by the Registrant under its registration statement on Form S-1 (File No. 333-126835) and remaining unsold which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $3,638.30 was previously paid by the registrant in connection with the 34,346,250 shares of common stock previously registered on such registration statement. Pursuant to Rule 457(p) of the Securities Act of 1933, we are offsetting the $3,638.30 of previously paid filing fee against the current filing fee of $1,149.23 due in connection with this filing.

(2)	Estimated solely for the purpose of calculating the registration fee, and based upon the high and low prices price per share of the Registrant’s Common Stock on the OTCBB as of May 4, 2007 in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statement on Form S-1 (File No. 333-126835) previously filed by the Registrant with the Securities and Exchange Commission.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
(Subject to Completion Dated May 9, 2007)
76,396,539 Shares
REGEN BIOLOGICS, INC.
Common Stock
     The selling stockholders listed beginning on page 68 are offering up to 76,396,539 shares of ReGen Biologics, Inc. common stock. ReGen Biologics, Inc. will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
     Our common stock is traded on the OTC Bulletin Board under the trading symbol “RGBI”. On May 7, 2007, the last reported sale price of our common stock was $0.50 per share.
     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 89 for more information about how the selling stockholders may sell their shares of common stock. ReGen Biologics, Inc. will not be paying any underwriting discounts or commissions in this offering.
     Please read this prospectus carefully before you invest.
     Investing in ReGen Biologics, Inc. common stock involves risks. See “Risk Factors” beginning on page 10.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 9, 2007.

TABLE OF CONTENTS

About This Prospectus	4
Statements Regarding Forward-Looking Information	4
Prospectus Summary	5
Risk Factors	10
Use of Proceeds	23
Dividend Policy and Market Information	23
Selected Consolidated Financial Data	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	37
Management	54
Compensation Discussion and Analysis	57
Security Ownership of Certain Beneficial Owners and Management	64
Certain Relationships and Related Transactions	68
Selling Stockholders	68
Description of Capital Stock	86
Plan of Distribution	89
Legal Matters	89
Experts	89
Where You Can Find More Information	89
Financial Statements	F-1

ABOUT THIS PROSPECTUS
     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. Our common stock is traded on the OTC Bulletin Board under the symbol “RGBI.”
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
     We caution you that certain statements contained in this prospectus, or which are otherwise made by us or on our behalf are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to:
•	our ability to access sufficient working capital from our operations or through external financings so that we may continue to operate as a going concern;

•	our ability to obtain clearance of our Collagen Scaffold device or approval of the CMI™ from the U.S. Food and Drug Administration, or FDA;

•	risks related to our debt financing, such as increases in interest rates and our ability to meet existing financial and other covenants;

•	our ability to effectively market and sell our products, by ourselves or through our distribution partners;

•	the ability of our customers to obtain third part reimbursement for the cost of our products;

•	our dependence on a few products;

•	our ability to attract and retain key employees;

•	our ability to timely develop new products and enhance existing products;

•	the occurrence of certain operating hazards and uninsured risks;

•	risks relating to product liability claims;

•	our ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms;

•	our ability to procure product components and effectively produce products for resale;

•	our ability to control production quantities and inventory in order to avoid unanticipated costs such as outdated inventory;

•	the impact of governmental regulations;

•	changes in technology;

•	our ability to be listed on a national securities exchange or quotation system;

•	our ability to convince physicians that using our products to repair and reinforce meniscus defects is an effective alternative to existing therapies and treatments;

•	our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry; and

•	other unforeseen events that may impact our business.

PROSPECTUS SUMMARY
     This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. References in this prospectus to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires. We are a development stage orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products. We were incorporated in Delaware on September 1, 1987. Our principal executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and our telephone number is (201) 651-5140. Our website address is www.regenbio.com. The information contained in our website is not a part of this prospectus.
Our Company
     We are a development stage orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. Our proprietary collagen matrix technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. Some of these applications are marketable currently while others are in various stages of development. The Company’s first approved product using its collagen matrix technology is the CMItm, a meniscus implant cleared for sale in the European Union (“EU”) and marketed through the Company’s European subsidiary, ReGen Biologics AG. We have submitted a 510(k) to the FDA for market clearance in the U.S. of the Collagen Scaffold device, which includes an application for the reinforcement and repair of meniscus defects.
     On December 28, 2005 we submitted a 510(k) premarket notification to the FDA for the ReGen® Collagen Scaffold for use in general surgical procedures for the reinforcement and repair of soft tissue where weakness exists, including, but not limited to, general soft tissue defects, hernias, and meniscus defects. The Collagen Scaffold reinforces soft tissue and provides a resorbable scaffold that is replaced by the patient’s own tissue. The 510(k) filing is necessary to obtain clearance to market the Collagen Scaffold as a medical device in the United States.
     The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. Over the last several years, including more recently in 2005, the FDA has cleared for marketing via the 510(k) premarket notification process, several products that we believe are similar in technology and intended use to the Collagen Scaffold and that are used in multiple medical specialties, including general surgery and orthopedics, for soft tissue reinforcement and repair. These devices have been cleared as class II devices. After consideration of the basis for these clearances by FDA, clearances that occurred in 2005, and discussions with our FDA regulatory advisors, we believe that it is appropriate for FDA to regulate the Collagen Scaffold as a class II device subject to the 510(k) pre-market notification process. Accordingly, relying in part on recently cleared similar devices as predicates, we submitted a 510(k) premarket notification for the Collagen Scaffold.
     During the second quarter of 2006, the U.S. Food and Drug Administration (FDA) provided the Company with a letter indicating the FDA’s initial determination as to the filing status of the Company’s 510(k) Premarket Notification for its Collagen Scaffold device. In the letter, the FDA indicated that the device is not substantially equivalent (NSE) to existing class II devices already in receipt of FDA clearance. The Company appealed the FDA’s NSE decision. Subsequently, the FDA provided a letter upholding the NSE decision and indicating that the Company may submit a new 510(k) for clearance of its Collagen Scaffold device with modified indications for use in the meniscus, as suggested by the Company, and supported by appropriate clinical data. In December 2006 the Company filed a revised 510(k) submission.
     In a letter dated March 26, 2007, the FDA requested additional information from the Company, which the FDA stated was necessary to complete its review of the Company’s 510(k) application. In response to the letter, the Company anticipates meeting with or having discussions with representatives at the FDA and/or providing additional information. The Company has submitted the paperwork necessary to extend the time in which it must formally respond to the March 26, 2007 letter.
     Prior to the filing of a 510(k) premarket notification for the Collagen Scaffold, which includes a meniscus application, we were pursuing premarket approval for the CMI in the U.S. The CMI has been the subject of a controlled, randomized, pivotal multicenter clinical trial (MCT) and it is the subject of a modular pre-market approval application, or PMA.
     Our current regulatory priority is to obtain FDA clearance for the Collagen Scaffold as a class II device through the 510(k) process. If we are not successful in gaining clearance for the Collagen Scaffold through the 510(k) process, we may complete our submission of the PMA for the CMI. We will likely not pursue completion of the PMA for the CMI product unless the regulatory efforts with respect to the 510(k) for the Collagen Scaffold are unsuccessful. We intend to continue to follow patients in the MCT, as more fully described below, which will provide valuable scientific data on long-term patient outcomes in the meniscus.
     If FDA clearance is obtained, we may make the Collagen Scaffold available in a flat sheet configuration, as well as in a semi-lunar shape designed for use in the meniscus, and potentially other configurations specifically designed to facilitate the reinforcement and repair of soft tissue in various sites within the body.
     If the revised 510(k) is unsuccessful, the Company intends to work diligently to pursue all alternatives available to it which would result in a class II designation. There can be no assurance as to the outcome of our overall efforts to obtain either the FDA’s clearance of the Collagen Scaffold or, if we choose to pursue it, premarketing approval of the CMI for sale in the U.S.
     In consideration of the filing of the 510(k) premarket notification, our current strategy is to focus on the following initiatives:
•	Obtain FDA clearance of the Collagen Scaffold;

•	Further develop our specialized distribution and marketing programs for the CMI and other ReGen products in Europe and certain other countries;

•	Develop our specialized distribution, marketing, and training programs for the Collagen Scaffold and other ReGen products in the U.S.; and

•	Conduct further research on selected product opportunities within our research and development pipeline.
     Our long-term strategy is to capitalize on our proven collagen matrix technology by continuing to design, develop, manufacture and market our own products, as well as partner with key market leaders to develop and market products in targeted therapeutic areas.
     To date, sales of our products have been limited. Although the CMI is cleared for sale and distributed in Europe, it is not approved for sale in the U.S., and ReGen is making no claim regarding its safety, effectiveness or its potential for premarketing approval by the FDA. Before the third quarter of 2005, we distributed the CMI outside the U.S. on a non-exclusive basis pursuant to a distributorship agreement with the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”). This distributorship agreement terminated effective August 11, 2005, and ReGen now has exclusive worldwide rights to market the CMI subject to relevant regulatory clearance in each market. In 2005 we created a wholly-owned Swiss subsidiary, ReGen Biologics AG (“ReGen AG”) to conduct our European distribution activities through local market distributors and a limited number of employees to be hired by the Company or ReGen AG. In the fourth quarter of 2005, we entered into distributorship agreements with three independent orthopedic device marketing organizations for distribution of our products in Italy, Spain and Andorra. During 2006 our priority was market penetration in Italy, Spain and Germany. In Germany we have received an OPS code for third-party reimbursement of the CMI, which we expect to facilitate market penetration in that country.
     We also sell the SharpShooter® Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscus repair procedures. The SharpShooter is currently marketed through a worldwide non-exclusive distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD), and in Europe through ReGen AG, including Italy, Spain and Andorra through independent medical device marketing companies in those markets. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.
Recent Developments
     On each of March 2, 2007, March 30, 2007 and April 5, 2007 the Company completed a private placement of Series D Convertible Preferred Stock (“Series D Stock”) and related warrants and options to purchase shares of Series D Stock, which are described in greater detail under “Series D Stock Financings” below and which resulted in aggregate proceeds to the Company of approximately $5.5 million.
     The Board of Directors has approved for recommendation to our stockholders a one for ten, one for twelve, one for fourteen or one for sixteen reverse stock split of ReGen’s issued and outstanding common stock. The reverse split, if approved at the annual meeting of ReGen’s stockholders on May 11, 2007, could be effected, at any of the approved ratios, at the Board’s discretion, during a period of up to six months after May 11, 2007. The Board would also have the authority not to effect the reverse split in such timeframe.
     Although there can be no assurance of the future effect on ReGen’s stock price, the reverse stock split would likely increase the per share price of ReGen’s common stock. Initially, the increase in the per share stock price would likely correspond to the reduction in the number of shares of ReGen’s common stock that are outstanding. The Board believes that the reverse split may be desirable for a number of reasons. The Board believes that a higher share price could permit the Company to list its common stock on a national securities exchange, give the Company the flexibility to conduct additional equity financings, facilitate conversion of the Company’s Series D Convertible Preferred Stock, broaden the Company’s potential institutional investor base and generally increase the liquidity of our common stock The Board believes that having ReGen’s common stock listed on a national securities exchange, the Nasdaq Small Cap Market or the Nasdaq National Market is in the best interests of the long-term success of the Company. However, the Board believes that overall market conditions, the momentum in the price of our stock and other factors may impact the desired timing of effectuating the reverse stock split.
     If the reverse stock split were to be implemented, there would be a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. Such issuances, if they occur, could result in dilution to our stockholders by increasing the number of shares of outstanding stock.
Series D Stock Financings
     We have recently completed three private placements of Series D Stock (the “Series D Stock Financings”) that resulted in aggregate proceeds, net of issuance costs, of approximately $5.5 million. On March 2, 2007 we completed the private placement of 71,429 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $2.9 million. On March 30, 2007 we completed a second private placement of 47,619 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $2 million. On April 5, 2007 we completed a third private placement of 16,667 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $650,000.
     Each share of Series D Stock is mandatorily convertible into 100 shares of ReGen’s common stock, subject to adjustment for splits or similar changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are a sufficient number of common shares available to effect the conversion. Either of such actions are subject to the approval of our shareholders before they may be executed.
     In connection with the Series D Stock financings we issued to the investors warrants to purchase 40,715 shares of Series D Stock at an initial exercise price of $63 per share, or after mandatory conversion of the Series D Stock, 4,071,500 shares of the Company’s common stock at an initial exercise price of $0.63 per share. The warrants expire five years after issuance. The number of shares of Series D Stock or common stock to be issued upon exercise and the respective exercise prices are subject to adjustment for changes in the Series D Stock or common stock, such as stock dividends, stock splits, and similar changes.
     Also in connection with the Series D Stock Financings, we issued to the investors options to purchase up to 135,715 shares of the Company’s Series D Stock, exercisable for cash at $42 per share, or after mandatory conversion of the Series D Stock, 13,571,500 shares of the Company’s common stock, exercisable for cash at $0.42 per share. The respective exercise prices are subject to adjustment for stock splits and similar events. The options are exercisable for 15 days following public announcement of FDA clearance of the Company’s Collagen Scaffold device as a class II device and shall expire at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. Following mandatory conversion of the Series D Stock, the Company has agreed to register the common stock into which the Series D Stock is convertible, as well as the common stock issuable upon exercise of the warrants and options on one or more registration statements to be filed with the SEC.

The Offering

Common stock to be offered by selling stockholders assuming the conversion of preferred stock being registered	76,396,539

Common stock outstanding as of May 4, 2007	103,887,843

Common stock outstanding as of May 4, 2007 assuming the conversion of preferred stock being registered	126,525,807

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk Factors	See “Risk Factors” beginning on page 10 and the information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol	RGBI
     The number of shares of our common stock that would be outstanding assuming conversion of the Company’s Series A convertible preferred stock (“Series A Stock”), the Company’s Series C convertible preferred stock (“Series C Stock”) and the Series D Stock being registered includes 126,525,807 shares of common stock, no shares of Series A Stock, no shares of Series C Stock and no shares of Series D Stock outstanding as of May 4, 2007.
     This calculation excludes the following: 52,237,516 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2007, an additional 22,305 shares of common stock available for grant under our stock option plans and 16,357,848 shares of common stock issuable upon exercise of outstanding warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA
     The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2006, 2005 and, 2004 and with respect to the consolidated balance sheets as of December 31, 2006 and 2005 have been derived from our audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2004, 2003 and 2002 from our audited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$586	$570	$504	$293	$781

Expenses:
Cost of goods sold	506	568	381	357	1,051
Research and development(1)	6,758	7,566	3,765	2,620	3,727
Business development, general and administrative(1)	5,874	4,246	3,563	3,031	3,821
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	58	—	—	—

Total expenses	13,138	12,438	7,709	6,008	8,599

Operating loss	(12,552)	(11,868)	(7,205)	(5,715)	(7,818)
Merger cost	—	—	—	—	(515)
Interest and other income	312	389	138	23	66
Rental income	313	336	332	381	511
Rental expense	(317)	(332)	(329)	(403)	(425)
Interest and other expense	(413)	(256)	(137)	(275)	(1,770)
License fees	—	—	—	—	—

Net loss	(12,657)	(11,731)	(7,201)	(5,989)	(9,951)
Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(110)	(219)	(762)	(4,343)	—

Net loss attributable to common stockholders	$(12,767)	$(11,950)	$(7,963)	$(10,332)	$(9,951)

Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.20)	$(0.19)	$(0.35)	$(0.56)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	71,290	60,480	42,436	29,114	17,671

	December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents and investments	$7,916	$13,530	$12,190	$8,323	$3,474
Working capital	7,231	11,347	11,352	7,818	3,105
Total assets	9,031	14,543	12,724	9,029	4,226
Total debt including accrued interest	7,794	7,438	7,147	7,008	6,740
Series A redeemable convertible preferred stock	5,942	5,942	6,567	6,855	6,855
Series C redeemable convertible preferred stock	4,512	4,402	5,033	8,439	—
Total stockholders’ equity (deficit)	$(10,598)	$(5,889)	$(7,229)	$(14,411)	$(10,216)

(1)	Effective January 1, 2006, the Company adopted FASB Statement No. 123R, Share-Based Payment (SFAS 123R). In accordance with the provisions of SFAS 123R, the Company elected to adopt the standard using the modified prospective method. See Note 3 to the Company’s 2006 consolidated financial statements.

RISK FACTORS
     Our business faces significant risks. We may face risks in addition to the risks and uncertainties described below. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition or results of operations. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.
We have a history of losses, and we expect to continue to incur losses and may not achieve or maintain profitability. If we continue to incur losses and are unable to access sufficient working capital from our operations or through external financings, we will be unable to fund future operations and operate as a going concern.
     The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. As of March 31, 2007, we had an inception to date net loss of approximately $82.1 million, and total stockholders’ deficit of approximately $1.4 million. Historically, our net sales have varied significantly. We may need to generate additional revenue to achieve profitability in the future. The Company likely will not achieve profitability, if at all, unless we receive clearance from the FDA of our 510(k) application relating to the Collagen Scaffold or the CMI is approved by the FDA and becomes commercially available in the U.S. We submitted an initial 510(k) application to the FDA in December 2005 and a submitted a revised 510(k) application with modified indications for use in the meniscus in December 2006. In a letter dated March 26, 2007, the FDA requested additional information from the Company, which the FDA stated was necessary to complete its review of the Company’s 510(k) application. In response to the letter, the Company anticipates meeting with or having discussions with representatives at the FDA and/or providing additional information. The Company has submitted the paperwork necessary to extend the time in which it must formally respond to the March 26, 2007 letter. We will likely not pursue completion of the PMA for the CMI unless the regulatory efforts with respect to the Collagen Scaffold are unsuccessful. Should the FDA provide clearance for our 510(k) application relating to the Collagen Scaffold or approve the CMI for sale in the U.S., sales of the Collagen Scaffold or the CMI, respectively, in the U.S. are not expected to occur until, at the earliest, the first quarter of 2008. If we are unable to achieve profitability, or to maintain profitability if achieved, it may have a material adverse effect on our business and stock price and we may be unable to continue to operate as a going concern, if at all. The Company cannot assure that it will generate additional revenues or achieve profitability.
     Based upon current cash and investment balances, including the net proceeds of the 2006 Private Placement and the 2007 Series D Stock Financings (both described under Management’s Discussion and Analysis of Financial Condition and Results of Operations below), and planned spending rates for 2007, management estimates that the Company has adequate cash and investments on hand to support ongoing operations through at least January 1, 2008. Our estimate may change, however, if actual results differ significantly from our expectations. Key assumptions that may affect our estimate include (i) actual sales that may vary significantly from our expectations; (ii) the actual timeline of events with respect to the CMI MCT and our 510(k) and PMA submissions to the FDA; (iii) decisions we make regarding our business objectives; and (iv) other developments in our business. If necessary, we have the intent and ability to reduce planned spending during 2007 by controlling costs that are within management’s discretion. Such costs include (but are not limited to) consulting, advertising and promotion, personnel, other administrative costs and/or capital expenditures. However, if unforeseen events occur, it is possible that additional cash may be needed before January 1, 2008. If we are unable to access sufficient working capital from our operations or through external financings, we will be unable to fund future operations and operate as a going concern.
We are a development stage company and have no significant operating history with which investors can evaluate our business and prospects.
     We are a development stage company and have no significant operating history and are operating in a new, specialized and highly competitive field. Our ability to successfully provide the guidance and management needed to continue and grow the business on an ongoing basis has not yet been established and cannot be assured. Our business is subject to all of the risks inherent in our type of business, including, but not limited to, potential delays in the development of products, the need for FDA or other regulatory approvals of certain of our products and devices, including the Collagen Scaffold and the CMI, uncertainties of the healthcare marketplace and reimbursement levels of insurers and similar governmental programs, unanticipated costs and other uncertain market conditions.
     Our debt level could adversely affect our financial health and affect our ability to run our business.
     As of March 31, 2007, our debt was approximately $7.97 million, of which $24 and $14, respectively, were current liabilities for financed insurance premiums and capital lease obligations. This level of debt could have important consequences to you as a holder of shares. Below are some of the material potential consequences resulting from this significant amount of debt:

•	We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

•	Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

•	Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

•	We are subject to the risks that interest rates and our interest expense will increase.

•	Our ability to plan for, or react to, changes in our business is more limited.
     Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.
Product introductions or modifications may be delayed or canceled if we are unable to obtain FDA clearance or approval and we are unable to sell the Collagen Scaffold or CMI in the U.S.
     The U.S. Food and Drug Administration, or FDA, and numerous other federal, state and foreign governmental authorities rigorously regulate the medical devices we manufacture and market. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, we could face criminal sanctions or closure of our manufacturing facility. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time-consuming. There can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Food, Drug, and Cosmetic Act, de novo (risk-based) classification into class I or II under Section 513(a)(1) of the Act, or premarket approval under Section 515 of the Act, unless an exemption applies. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. Our ability to gain clearance of the Collagen Scaffold under 510(k) is dependent upon the FDA concluding that the Collagen Scaffold is a class II medical device and is substantially equivalent to previously cleared devices. In a letter dated March 26, 2007, the FDA requested additional information from the Company, which the FDA stated was necessary to complete its review of the Company’s 510(k) application. In response to the letter, the Company anticipates meeting with or having discussions with representatives at the FDA and/or providing additional information. The Company has submitted the paperwork necessary to extend the time in which it must formally respond to the March 26, 2007 letter. If the 510(k) process takes longer than expected or the Collagen Scaffold device is not cleared, it might substantially delay our ability to commercialize the Collagen Scaffold and negatively impact our business.
     If the Collagen Scaffold device is not cleared through the 510(k), we may proceed with our submission of the PMA for the CMI to the FDA. The PMA process is typically more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.
     Commercialization of any products we develop that require regulatory clearance or approval may be delayed. There is no assurance that the FDA will not require that a certain new product or product enhancement go through the lengthy and expensive PMA process. We have limited experience in obtaining clearance of a 510(k) submission or premarket approval.
     An ongoing risk exists that the FDA’s policies, both formal and informal, may change, or be applied in new ways, or that additional government regulations may be enacted which could prevent or delay regulatory clearance or approval of potential products. In addition, recent safety issues related to certain FDA cleared or approved products already on the market may have increased the FDA’s scrutiny of safety concerns and has caused the FDA to heighten its scrutiny of clinical trial data submitted in support of marketing applications. As a result the Company’s ongoing and future clinical studies may receive increased scrutiny which could adversely affect our ability to obtain clearance of the Collagen Scaffold or pre-market approval of the CMI. In particular, the FDA has not yet cleared the Collagen Scaffold or approved the CMI and there is no guarantee that we will obtain such clearance or approval. There is no assurance that our management and administration of the clinical trials, the strength of the clinical outcomes, patient compliance and surgeon documentation will be sufficient to meet the stringent demands necessary for FDA approval. Sales of the Collagen Scaffold or the CMI, respectively, will not occur in the U.S. until the FDA either clears the Collagen Scaffold or approves the CMI for sale in the U.S.

     Foreign governmental authorities have become increasingly strict and we may be subject to more rigorous regulation by such authorities in the future. Any inability or failure of our foreign independent distributors to comply with the varying regulations or new regulations could restrict such distributors’ ability to sell our products internationally and this could adversely affect our business.
     All products and manufacturing facilities are subject to continual review and periodic inspection by regulatory agencies. Following these periodic inspections, or audits, the FDA may issue a Form 483 notice of inspection observations or, in some cases, a more formal “warning letter” that could cause us to modify certain activities identified during the inspection. A Form 483 notice is generally issued at the conclusion of an FDA inspection and lists conditions the FDA investigators believe may violate good manufacturing practices or other FDA regulations.
     In April 2005, one of the clinical trial sites in the MCT was audited. As a result of that audit, the site received a Form 483 notice. The site has prepared and submitted a response to the FDA’s notice. In the second quarter of 2005, the FDA initiated an audit of the Company’s records relating to the MCT. As a result of this audit, in May of 2005 the FDA issued a Form 483 notice. The Company responded to the FDA’s audit notice and, where deemed necessary by management, took corrective action to address the investigators’ observations. In the third quarter of 2005, the Company received a warning letter from the FDA dated September 16, 2005 (the “Warning Letter”).
     The Warning Letter was a follow-up to the Form 483 notice. The observations related primarily to the Company’s monitoring and retention of records in the conduct of the MCT for the CMI. The Company was aware of the issues that led to the observations prior to the time of the FDA inspection. In fact, the Company had earlier notified the FDA of such issues and had commenced corrective action.
     The Company submitted its response to the Form 483 via letter dated June 7, 2005. The Company also submitted to the FDA a revised set of training and other procedures on August 16, 2005 (the “Updated Procedures”). The Updated Procedures specifically address training of the new corrective procedures, as well as follow-up and monitoring to ensure the effective implementation of the corrective actions called for by the Form 483 observations.
     The Warning Letter indicated that at that time the FDA believed the Company had not adequately addressed in its June 7, 2005 written response the specific observations and issues identified in the Form 483. The Company believes that it responded to the issues raised in the Form 483 through the response to the Form 483 and the Updated Procedures previously provided to the FDA. Management believes that the Warning Letter may not have taken into account the Company’s adoption and implementation of the Updated Procedures. In October 2005, the Company submitted its written response to the Warning Letter, which referenced the Company’s response to the Form 483, submitted on June 7, 2005 and included the Updated Procedures.
     In the first quarter of 2007, the FDA initiated a re-inspection of the Company’s records relating to the MCT and issued a Form 483 notice listing the investigators’ observations. The inspection resulted in one observation regarding the monitoring of the clinical trial and timely notification of FDA. Prior to the close of the inspection the Company initiated corrective action on specific items identified and, subsequently, has provided a complete written response to the observation in the Form 483. Neither the Company nor its regulatory consultants believes that the single observation identified in the Form 483 would rise to the level of a Warning Letter.
     Responding to FDA inquiries and audits and providing the FDA with information is time consuming for management and may result in the delay of product clearance or approvals and access to U.S. markets. Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of Company submissions, enforcement actions, injunctions and criminal prosecution.
Off-label promotion of our products could result in substantial penalties.
     We are only permitted to promote our products for the uses indicated on the respective label as cleared by the FDA. The U.S. Attorneys’ offices and other regulators, in addition to the FDA, have recently focused substantial attention on off-label promotional activities and have initiated civil and criminal investigations related to such practices. If it is determined by these or other regulators that we have promoted our products for off-label use, we could be subject to fines, legal proceedings, injunctions or other penalties.

The Collagen Scaffold and CMI are novel products in certain respects and they contain biologic materials and so may face additional obstacles to FDA clearance or approval.
     To complete successful clinical trials, a product must meet the criteria for clinical approval, or endpoints, established in the clinical study. These endpoints are established in consultation with the FDA, following its clinical trial design guidelines to establish the safety and effectiveness for approval of class III medical devices. However, in the case of products which are novel or which target parts of the human body for which there are no FDA approved products, the scientific literature may not be as complete and there may not be established guidelines for the design of studies to demonstrate the effectiveness of such products. As a result, clinical trials considering such products may take longer than average and obtaining approval may be more difficult. Additionally, the endpoints established for such a clinical trial might be inadequate to demonstrate the safety and efficacy levels required for regulatory approval because they do not measure the clinical benefit of the product being tested. In certain cases additional data collected in the clinical trial or further clinical trials may be required by the FDA.
     To our knowledge, the FDA has not to date approved or established endpoints for any other product with the potential to facilitate the growth of new tissue in the space created when meniscus tissue is removed through a partial meniscectomy procedure. It is possible that the FDA or the Company could determine that the endpoints established for the CMI clinical trial should be modified because they are inadequate to demonstrate the safety and efficacy levels required for regulatory approval of the CMI or that such endpoints fail to measure the benefit of the CMI. If this were to occur, we may be required to collect additional patient data or to re-design our clinical trial using different measures. If we are required to identify new measures to test our endpoints, we will face substantial delays in our current timeline to commercialize and launch the CMI in the U.S. and will incur additional costs associated with these activities. Any delays in regulatory approval will delay commercialization of the CMI in the U.S., which would harm our business prospects.
     The FDA regulates human therapeutic products in one of three broad categories: drugs, biologics or medical devices. The FDA’s scrutiny of products containing biologic materials may be heightened. Although the Collagen Scaffold and the CMI are regulated in the U.S. as medical devices, we use a biologic material, bovine tendon, in the production of these devices. Use of this biological material in the Collagen Scaffold and the CMI may result in heightened scrutiny of our product which may result in further delays in, or obstacles to, obtaining FDA clearance of the Collagen Scaffold or approval of the CMI.
Sales of our products are largely dependent upon third party reimbursement and our performance may be harmed by health care cost containment and coverage initiatives.
     In the U.S. and other markets, health care providers, such as hospitals and physicians, that purchase health care products, such as our products, generally rely on third party payers to reimburse all or part of the cost of the health care product. Such third party payers include Medicare, Medicaid and other health insurance and managed care plans. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary, and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process. In the future, this could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately.
     Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payers are increasingly attempting to contain the costs of health care products and services by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services that we develop.
We may be subject to product liability claims and our limited product liability insurance may not be sufficient to cover the claims, or we may be required to recall our products.
     The Company has previously instituted one voluntary recall to correct a packaging design component of our SharpShooter product. We may be subject to other product recalls in the future. We manufacture medical devices that are used on patients in surgical procedures and we may be subject to product liability claims. The medical device industry has been historically litigious and we face an inherent business risk of financial exposure to product liability claims. Since our products are often implanted in the human body, manufacturing errors, design defects or packaging defects could result in injury or death to the patient. This could result in a recall of our products and substantial monetary damages. Any product liability claim brought against us, with or without merit, could result in a diversion of our resources, an increase in our product liability insurance premiums and/or an inability to secure coverage in the future. We would also have to pay any amount awarded by a court in excess of our policy limits. In addition, any recall of our products, whether initiated by us or by a regulatory agency, may result in adverse publicity for us that could have a material adverse effect on our business, financial condition and results of operations. Our product liability insurance policies have various exclusions; therefore, we may be subject to a product liability claim or recall for which we have no insurance coverage. In such a case, we may have to pay the entire amount of the award or costs of the recall. Finally, product liability insurance is expensive and may not be available in the future on acceptable terms, or at all.

Negative publicity or medical research regarding the health effects of the types of materials used in the Collagen Scaffold and the CMI could affect us.
     Since December 2003, the U.S. Department of Agriculture has announced diagnoses of bovine spongiform encephalopathy, also known as mad cow disease, in adult cows in several isolated instances. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the Collagen Scaffold and the CMI. The U.S. Department of Agriculture has indicated that human transmission of mad cow disease is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the Collagen Scaffold or the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, we obtain our supply of bovine tissue from the achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a third-party supplier. However, we are still subject to risks resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, as a result of concerns about mad cow disease, we do not believe that we have suffered any negative financial results or received any indication that such concerns could delay or prevent clearance by the FDA of our 510(k) application relating to the Collagen Scaffold or pre-market approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA clearance or approval. This could have a material and adverse effect on our financial results.
To be commercially successful, we will have to convince physicians that using our products to repair damaged menisci is an effective alternative to existing therapies and treatments.
     We believe that physicians will not widely adopt our products unless they determine based on experience, clinical data and published peer reviewed journal articles, that the use of the Collagen Scaffold, CMI, the SharpShooter or any future products we develop provides an effective alternative to conventional means of treating a damaged meniscus or other injury. To date, we have completed only limited clinical studies of the CMI and the SharpShooter. Clinical experience may not indicate that treatment with our products provides patients with sustained benefits. In addition, we believe that continued recommendations and support for the use of our products by influential physicians are essential for widespread market acceptance. If our products do not continue to receive support from these physicians or from long-term data, surgeons may not use, and the facilities may not purchase, our products. Moreover, our competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish in a superior and less expensive manner what our products are designed to accomplish. If our competitors’ products prove to be more successful than ours, our products could be rendered obsolete. As a result, we may not be able to produce sufficient sales to obtain or maintain profitability.
We are dependent on a few products.
     We anticipate that most of our revenue growth in the future, if any, will come from our tissue growth and repair technology products including the Collagen Scaffold, CMI and other supporting products, including the SharpShooter. We may not be able to successfully increase sales of our current product offering. Additionally, our efforts to develop new products, including enhancements to our existing products may not be successful. If our development efforts are successful, we may not be successful in marketing and selling our new products.
We will need to obtain financing in the future which may be difficult and may result in dilution to our stockholders.
     In the future, we will need to raise additional funds through equity or debt financing, collaborative relationships or other methods. Our future capital requirements depend upon many factors, including:
•	Our ability to increase revenue, which depends on whether we and our distribution partners can increase sales of our products;

•	Our ability to obtain FDA clearance of our 510(k) application relating to the Collagen Scaffold or obtain PMA approval of the CMI;

•	Our ability to effectively produce our products and adequately control the cost of production;

•	The extent to which we allocate resources toward development of our existing or new products;

•	The timing of, and extent to which, we are faced with unanticipated marketing or medical challenges or competitive pressures;

•	Our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	The amount and timing of leasehold improvements and capital equipment purchases; and

•	The response of competitors to our products.
     Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. To the extent we access the equity markets, the price at which we sell shares may be lower than the current market price for our common stock. Our stock price has historically experienced significant volatility, which may make it more difficult to price a transaction at then current market prices. There can be no assurance that any such additional funding will be available when needed or on terms favorable to us, if at all.
     As of April 5, 2007, a total of 103,887,843 shares of the Company’s currently authorized 165,000,000 shares of common stock were issued and outstanding. Additionally, the Company has reserved 9,066,464 shares of common stock for conversion of outstanding Series A and Series C Stock and 50,774,669 shares of common stock for exercise of stock options and warrants. Upon the mandatory conversion of the Series D Stock, the Company will issue 13,571,500 shares of common stock and reserve 17,843,000 additional shares of common stock for exercise of stock options and warrants that were issued in connection with the Series D Stock Financings.
     If we obtain financing through the sale of additional equity or debt securities, this could result in dilution to our stockholders by increasing the number of shares of outstanding stock. We cannot predict the effect this dilution may have on the price of our common stock.
     In addition, in order to obtain additional equity financing, we must have a sufficient number of authorized shares available for issuance under our charter. If such shares are not available for issuance, in order to complete such financing, we would be required to seek the approval of our stockholders to effect a reverse stock split or to amend our charter to increase our authorized shares available for issuance.
We may face challenges to our patents and proprietary rights.
     Our ability to develop and maintain proprietary aspects of our business, including the Collagen Scaffold, CMI and the SharpShooter, is critical for our future success. We rely on a combination of confidentiality protections, contractual requirements, trade secret protections, patents, trademarks and copyrights to protect our proprietary intellectual property. Our patent positions and those of other medical device companies are uncertain and involve complex and evolving legal and factual questions. Pending patent applications may not result in issued patents. Patents issued to or licensed by us have limited remaining terms, may be challenged or circumvented by competitors, and such patents may not be found to be valid or sufficiently broad to protect our technology or to provide us with any competitive advantage. Any future litigation, regardless of the outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel.
     While we attempt to ensure that our products do not infringe other parties’ patents and proprietary rights, our competitors may assert that our products or the methods they employ are covered by patents held by them. Furthermore, third parties could obtain patents that may require licensing for the conduct of our business, and there can be no assurance that we would be able to obtain the required licenses. We also rely on nondisclosure agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. Litigation may be necessary to enforce our patents and license agreements, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, or require us to seek licenses from third parties or pay royalties that may be substantial. An adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which in turn would have a material adverse effect on our business, financial condition and results of operations.

The terms of our Credit Agreements with Zimmer, the successor-in-interest to Centerpulse, subject us to the risk of foreclosure on certain intellectual property.
     Zimmer, the successor-in-interest to Centerpulse, has provided us debt financing pursuant to two credit agreements. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. To secure our obligations under one of the Credit Agreements (the “2000 Credit Agreement”), we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. As of March 31, 2007, we owed approximately $7.8 million under these credit facilities, of which approximately $5.2 million is collateralized by a security interest in certain of our intellectual property. If a specified event of default occurs under the 2000 Credit Agreement, Zimmer may exercise its right to foreclose on certain intellectual property used as collateral for the payment of these obligations. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.
We are dependent on a single or a limited number of suppliers and the loss of any of these suppliers could adversely affect our business.
     We rely upon our vendors for the supply of raw materials and product components used in the manufacture of our Collagen Scaffold, CMI and SharpShooter products. Furthermore, in several cases we rely on a single vendor to supply critical materials or components. In the event that we are unable to obtain components for any of our products, or are unable to obtain such components on commercially reasonable terms, we may not be able to manufacture or distribute our products on a timely and competitive basis, or at all. If we experience any delays in product availability, the costs incurred in locating alternative suppliers could have a material adverse effect on our operations.
Our reliance on third parties to distribute our products may limit our revenue from sales.
     We rely on third parties to distribute our products. The inability or lack of desire of these third parties to deliver or perform for us in a timely or cost-effective manner could limit our revenue from sales. We are subject to the risk that outside factors may prevent such third parties from meeting our distribution needs.
     Although the FDA has not cleared our 510(k) application relating to the Collagen Scaffold or approved the CMI for sale in the U.S., if the FDA does clear the Collagen Scaffold or approve the CMI for sale in the U.S., we plan to contract with independent third-party sales organizations. There is no guarantee that we will be able to find suitable third parties to effectively distribute either the Collagen Scaffold or the CMI in the U.S. or elsewhere. We may not be successful in entering into distribution arrangements and marketing alliances with other third parties or if we do, we will be subject to a number of risks, including:
•	We may be required to relinquish important rights to our products;

•	We may not be able to control the amount and timing of resources that our distributors may devote to the commercialization of our products;

•	Our distributors may experience financial difficulties; and

•	Business combinations or significant changes in a distributor’s business strategy may also adversely affect a distributor’s willingness or ability to complete its obligations under any arrangement.
     Failure to market and distribute products to our customers in a timely and cost effective manner would cause our potential future sales to decrease and our margins to fall.
Developing a sales and marketing organization is difficult, expensive and time-consuming.
     The Company has created a Swiss subsidiary to conduct its European distribution activities through local market distributors and a limited number of employees to be hired by the Company or its subsidiary. The Company may elect to conduct its marketing and distribution activities itself in the U.S. Conducting marketing and distribution activities will force us to invest in sales and marketing personnel and related costs. Developing the sales force to market and sell products is a difficult, expensive and time-consuming process. We have limited experience developing a sales organization and may be unsuccessful in attempting to do so. Factors that may inhibit our efforts to market our products without third party distributors include our inability to recruit and retain adequate numbers of effective sales and marketing personnel and the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to use our products. If we are unable to develop a sales and marketing operation or if such sales or marketing operation is not successful, we may not be able to increase market awareness and sell our products throughout the world.

Our reliance on Zimmer as a shareholder and lender may allow it to exert control over our actions.
     Based on shares outstanding as of April 5, 2007, Zimmer beneficially owns approximately 4.4% of our common stock. Zimmer has also provided us debt financing pursuant to two credit agreements. To secure our obligations under one of the credit agreements, we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. These factors, individually or taken together, may result in Zimmer being able to exercise substantial control over the Company. In many cases, Zimmer’s interests and the Company’s interests are not aligned and Zimmer may exert control in a manner that is inconsistent with the Company’s interests.
Disruption of our manufacturing could adversely affect our business, financial condition and results of operations.
     Our results of operations are dependent upon the continued operation of our manufacturing facility in Redwood City, California. The operation of biomedical manufacturing plants involves many risks. Such risks include the risks of breakdown, failure or substandard performance of equipment, the occurrence of natural and other disasters, and the need to comply with the requirements of directives from government agencies, including the FDA. The occurrence of material operational problems could have a material adverse effect on our business, financial condition, and results of operations during the period of such operational difficulties.
Our success depends upon our ability to recruit and retain key personnel.
     Our success depends, in part, upon our ability to attract and retain qualified operating personnel. Competition for skilled personnel in the areas of research and development, manufacturing, marketing and other areas is highly competitive. In addition, we believe that our success will depend on the continued employment of our executive management team and others involved in the management and operation of the Company. We do not maintain key person life insurance for any of our personnel. To the extent we are unable to recruit or retain qualified personnel, our business may be adversely affected.
If we, or our third party suppliers, do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
     Our research and development processes involve the controlled use of hazardous chemical and biologic materials, and produce waste products. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and waste products. Our efforts to comply with applicable environmental laws require an ongoing and significant commitment of our resources. Although we believe that our procedures for handling and disposing of such materials and waste products materially comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials or waste products cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and appropriate corrective action and any such liability could exceed our financial resources. Future changes in applicable federal, state or local laws or regulations or in the interpretation of current laws and regulations, could have a material adverse effect on our business. Failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous chemical and biologic materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.
     If our third party suppliers do not comply with federal, state and local environmental, health and safety laws and regulations applicable to the manufacture and delivery of their products, our business could be adversely affected by the effects on third party product supply and/or pricing or we could be held liable for any resulting damages.

Our business could be materially adversely impacted by risks inherent in international markets.
     During the years ended December 31, 2006 and December 31, 2005, approximately 51% and 27%, respectively, of our revenue from sales was generated by customers outside the U.S. We expect that customers outside the U.S. will continue to account for a significant portion of our revenue in the future, at least until we are able to market either the Collagen Scaffold or the CMI (or other new products) in the U.S. Our international sales subject us to inherent risks related to changes in the economic, political, legal and business environments in the foreign countries in which we do business, including the following:
•	Fluctuations in currency exchange rates;

•	Regulatory, product approval and reimbursement requirements;

•	Tariffs and other trade barriers;

•	Greater difficulty in accounts receivable collection and longer collection periods;

•	Difficulties and costs of managing foreign distributors;

•	Reduced protection for intellectual property rights in some countries;

•	Burdens of complying with a wide variety of foreign laws;

•	The impact of recessions in economies outside the U.S.; and

•	Political and economic instability.
     If we fail to successfully market and sell our products in international markets, our business, financial condition, results of operations and cash flows could be materially and adversely affected.
Our full Board of Directors, which is not fully independent, acts as the compensation committee; therefore, compensation and benefits may be excessive, inadequate or improperly structured.
     Our full Board of Directors determines the compensation and benefits of our executive officers, administers our stock plans and employee benefit plans and reviews policies relating to the compensation and benefits of our employees. Our Board includes directors who are not independent under the listing standards of the national securities exchanges and automated quotation systems. Compensation decisions made by a Board of Directors, which is not fully independent, could result in excess, inadequate, or improperly structured compensation or benefits to our executives or other employees, which could result in a failure to retain or an inability to hire executives or other employees.
The price of our common stock has been, and will likely continue to be, volatile.
     The market price of our common stock, like that of the securities of many other development stage companies, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Over the past three fiscal years, the closing price of our common stock, as reported by the OTC Bulletin Board, has fluctuated from a low of $0.26 to a high of $1.54. The market price of our common stock could be impacted by a variety of factors, including:
•	Fluctuations in stock market prices and trading volumes of similar companies or of the markets generally;

•	Disclosure of the results of regulatory proceedings, including the clearance or lack of clearance of our 510(k) application relating to the Collagen Scaffold or pre-market approval or lack of approval by the FDA of the CMI;

•	Changes in government regulation;

•	Additions or departures of key personnel;

•	Our investments in research and development or other corporate resources;

•	Announcements of technological innovations or new commercial products or services by us or our competitors;

•	Developments in the patents or other proprietary rights owned or licensed by us or our competitors;

•	The timing of new product introductions;

•	Actual or anticipated fluctuations in our operating results, including any restatements of previously reported results;

•	Our ability to effectively and consistently manufacture our products and avoid costs associated with the recall of defective or potentially defective products;

•	Our ability and the ability of our distribution partners to market and sell our products;

•	Changes in distribution channels; and

•	The ability of our vendors to effectively and timely deliver necessary materials and product components.
     Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarter may not be indicative of results for future periods and should not be relied upon as an indication of our future performance. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. In addition, the stock market has been very volatile, particularly on the OTC Bulletin Board where our stock is quoted. This volatility is often not related to the operating performance of companies listed thereon and will probably continue in the foreseeable future.
Ownership of our stock is concentrated and this small group of stockholders may exercise substantial control over our actions.
     Based on shares outstanding as of April 5, 2007, the following entities beneficially own five percent or more of our common stock: Robert McNeil, Ph.D. owns approximately 30.5% (which includes shares owned by Sanderling Ventures); Sanderling Ventures owns approximately 29.9%; Gagnon Securities LLC and affiliates own approximately 6.9%; and Iridian Asset Management, LLC (First Eagle Fund) owns approximately 5.2%; These stockholders, if acting together, have the ability to exert substantial influence over the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in our control.
     As of April 5, 2007 the holders of approximately 32.7% of our outstanding common stock on an as converted basis are parties to a stockholders’ agreement. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, implementing a reverse split of the capital stock of ReGen, amending ReGen’s certificate of incorporation to increase the number of authorized shares of common stock of ReGen and amending ReGen’s by-laws.
A substantial number of shares of our common stock are eligible for sale and this could cause our common stock price to decline significantly.
     Except for the shares of common stock issued in connection with the 2006 Private Placement, and subject to the requirements of Rule 144, all of the shares of common stock outstanding as of April 5, 2007, and the shares of common stock issuable upon conversion of our Series A and Series C Stock are eligible for sale. As a result, there are 94,179,469 shares eligible for sale as of April 5, 2007. Our Series A Stock and our Series C Stock are convertible into common stock on a one-for-one basis, and are convertible at any time at the election of the holders of Series A Stock and our Series C Stock. The Company is registering in this prospectus 13,571,500 shares of the common stock underlying the Series D Stock issued in connection with the the Series D Stock Financings, 4,071,500 shares of the common stock underlying the warrants issued in connection with 2007 Series D Stock Financings, 18,774,838 shares of common stock issued in connection with the 2006 Private Placement, 5,632,451 shares of common stock underlying the warrants issued in connection with the 2006 Private Placement, 12,074,595 shares of the 2004 Privately Placed Common Stock, 6,583,348 shares of common stock issuable on conversion of our Series C Stock, 700,000 shares of the common stock underlying the warrants issued in connection with the Series C Stock financing and 2,483,116 shares of common stock issuable on conversion of shares of our Series A Stock. These shares will be eligible for sale upon the effectiveness of this registration statement. Our Series D Stock, issued in March and April 2007, presently is not convertible into common stock, but is mandatorily convertible (into one hundred shares of common stock for each share of Series D Stock) upon certain corporate actions that make a sufficient number of authorized, unissued common shares available such that all issued and outstanding Series D Stock may be converted. In addition, shares of common stock issuable upon exercise of outstanding warrants and options may become eligible for sale after exercise of the respective warrants and options.

     If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As a result of restrictions on resale ending and in conjunction with the eligibility to sell common stock by the selling stockholders, the market price of our common stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.
The subordination of our common stock to our preferred stock could hurt common stockholders.
     Our common stock is expressly subordinate to our Series A Stock, Series C Stock, and Series D Stock in the event of our liquidation, dissolution or winding up. With respect to our Series A Stock, Series C Stock, and Series D Stock, any merger or sale of substantially all of our assets shall be considered a deemed liquidation. If we were to cease operations and liquidate our assets, we would, as of April 5, 2007, first be required to pay approximately $9.8 million to the holders of our Series A Stock, Series C Stock and Series D Stock and there may not be any remaining value available for distribution to the holders of common stock after providing for the Series A Stock, Series C Stock, and Series D Stock liquidation preferences.
The exercise of warrants or options may depress our stock price and may result in dilution to our common stockholders.
     There are a significant number of outstanding warrants and options to purchase our stock. If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise their warrants and options and sell the common stock acquired upon exercise of such warrants and options in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options or warrants exercise those options or warrants, our common stockholders will incur dilution.
     As of April 5, 2007, warrants to purchase 16,357,848 shares of our common stock at a weighted average exercise price of $0.62 per share were outstanding and exercisable. Of these warrants, the Series D warrants are assumed converted into one hundred common stock warrants for each Series D warrant at an exercise price of $0.63 per share of common stock for 40,715 of the Series D warrants and $0.42 per share of common stock for 2,000 of the Series D warrants. Options to purchase 52,237,516 shares of common stock were outstanding, of which 13,619,456 were exercisable at a weighted average exercise price of $0.52 per share. The total of options outstanding includes 135,715 Series D options that are assumed to be converted into one hundred common stock options for each Series D option at an exercise price of $0.42 per share. The Series D options are not currently exercisable.
We issue common stock and grant stock options and warrants as payment for consulting services and the exercise of such options and warrants may result in dilution to our common stockholders.
     In the past we have issued common stock and granted stock options and warrants to purchase our common stock as payment for consulting services and we may continue to do so in the future. During 2006 we issued 40,000 shares valued at approximately $18,000, to a vendor in partial payment for consulting services. In 2005, we issued 100,000 shares valued at $93,000, to the same vendor in partial payment for consulting services. In 2004, we issued 10,000 options to acquire common stock with an exercise price of $0.90 per share. To the extent that we issue additional shares of stock or such options or warrants are exercised, our shareholders will incur dilution.
We may not be able to utilize all of our net operating loss carryforwards.
     The Company had a net operating loss carryforward at December 31, 2006 of approximately $67.4 million and a research and development tax credit of approximately $390,000. The federal and state net operating loss carryforwards began to expire in 2005. The federal and state research and development credit carryforwards began to expire in 2006. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, a lack of taxable income in future periods, and the effect of the reverse merger and recapitalization completed on June 21, 2002.
We have established several anti-takeover measures that could delay or prevent a change of our control.
     Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized, without any need for action by our stockholders, but subject to any limitations prescribed by law, to issue shares of our preferred stock in one or more series. Each series may consist of such number of shares and have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors shall determine. The board of directors may issue preferred stock with voting or conversion rights that may delay, defer or prevent a change in control of our company and that may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, our board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase securities at a specified purchase price, subject to adjustment. The rights plan may have the anti-takeover effect of causing substantial dilution to the person or group that attempts to acquire our company on terms not approved by the board of directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our capital stock and could delay, defer or prevent a merger or acquisition of our company that stockholders may consider favorable.
Our common stock is subject to the SEC’s Penny Stock rules, which may make our shares more difficult to sell.
     Because our common stock is not traded on a stock exchange or on NASDAQ, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.”
     The SEC rules regarding penny stocks may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.
     These rules may make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.
As a result of our internal review of our historical stock option granting and accounting practices and related restatement of our financial statements, we have become subject to an informal SEC inquiry, which may not be resolved favorably and may require significant management time and attention and accounting and legal resources, which could adversely affect our business, results of operations and cash flows.
     Beginning in late August 2006, our management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of the Company’s historical stock option granting and accounting practices. As a result of this review, we have restated our consolidated financial statements for the years ended December 31, 2005, 2004, 2003, the period from December 21, 1989 (inception) to December 31, 2005, and the quarters ended March 31, 2006 and June 30, 2006, to include additional non-cash stock-based compensation expense. After we announced our internal review, the SEC commenced an informal inquiry regarding the Company’s stock option practices. In addition, we may become the subject of government or private litigation relating to our historical stock option granting and accounting practices. There are no assurances that the SEC inquiry will result in the same conclusions as those reached in the Audit Committee’s review. This may result in different or additional materially adverse accounting or tax impacts on our historical financial statements relating to stock option grants. In addition, the SEC inquiry and any shareholder litigation may require significant human and financial resources that could otherwise be devoted to the operation of our business. If we are subject to an adverse finding resulting from the SEC inquiry or any shareholder litigation, we could be required to pay damages or penalties or have other remedies imposed upon us. An SEC investigation or litigation may also impair our ability to timely file reports with the Securities and Exchange Commission in the future and impair our ability to grant employee equity incentives. Considerable legal and accounting expenses related to these matters have been incurred to date and significant expenditures may continue to be incurred in the future. Any new investigation or litigation could adversely affect our business, results of operations, financial position and cash flows.

As a result of our internal review of our historical stock option granting and accounting practices and related restatement of our financial statements, there may be negative tax consequences to our employees which could subject us to litigation or which may result in additional cash or non-cash compensation expense to reimburse employees for all or a portion of such loss.
     Our current directors and executive officers agreed to modifications of their outstanding options to reflect higher exercise prices associated with the revised grant dates. The affected officers and directors were not compensated for the increases in their option exercise prices. Grants to other individuals remain outstanding with exercise prices that may subject an individual Company employee to negative tax consequences, such as loss of incentive stock option status or potential penalties under Internal Revenue Code section 409A. At this time, the potential personal tax consequences to our employees arising from these grants are not yet determinable. The Company has not yet determined if, or how, it will compensate its employees for any negative tax consequences. Such determination could subject us to litigation or result in additional cash or non-cash compensation expense that could adversely affect our business, results of operations, financial position and cash flows.
Our previous failure to have effective disclosure controls and procedures affected our ability to provide accurate financial and other information in our filings with the Securities and Exchange Commission, which could subject us to SEC investigation and private litigation, and could have an adverse effect on our business, results of operations or financial condition.
     In December 2006 the Board of Directors adopted new stock option granting procedures designed to ensure that options are recorded with the correct grant and measurement dates. You should note that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives, and there can be no assurance that we will be able to maintain effective disclosure controls and procedures sufficient to ensure accurate disclosure of all information that we are required to disclose in our reports filed with the SEC. Any modifications, enhancements or supplements to our disclosure controls could be costly to prepare or implement, divert the attention of our management from operating our business, and cause our operating expenses to increase over the ensuing year. Further, our stock price and reputation may be adversely affected by our previous, or any future, determination that our disclosure controls and procedures and/or internal controls over financial reporting were not effective.

USE OF PROCEEDS
     The proceeds from the sale of common stock offered pursuant to this prospectus are solely for the accounts of selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.
DIVIDEND POLICY AND MARKET INFORMATION
     Until February 12, 2001, the Company’s common stock was traded on the Nasdaq SmallCap Market under the symbol AMSI. On February 13, 2001, the Company’s common stock began trading on the OTC Bulletin Board under the symbol AMSI. On July 3, 2001, the ticker was changed to AROS and then on November 20, 2002 the ticker was changed to RGBI. The following table sets forth, for the periods indicated, the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board. On May 7, 2007, the last reported sale price of our common stock was $0.50 per share.

	High	Low
Year Ended December 31, 2007
First Quarter	$0.53	$0.39
Second Quarter (through May 7, 2007)	0.50	0.48
Year Ended December 31, 2006
First Quarter	$1.02	$0.82
Second Quarter	0.93	0.64
Third Quarter	0.70	0.30
Fourth Quarter	0.52	0.26
Year Ended December 31, 2005
First Quarter	$1.41	$0.91
Second Quarter	1.00	0.90
Third Quarter	1.01	0.71
Fourth Quarter	0.98	0.75
     As of May 4, 2007, the Company had 316 holders of record of its common stock.
     The Company has never paid or declared any cash dividends and does not anticipate paying cash dividends on its common stock in the foreseeable future. The amount and timing of any future dividends will depend on the future business direction of the Company, general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and such other factors as the Company’s Board of Directors may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA
     The selected condensed consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004 and with respect to the consolidated balance sheets as of December 31, 2006 and 2005 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the consolidated statements of operations data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2004, 2003 and 2002 from audited consolidated financial statements not included in this prospectus. You should read the following selected condensed consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.
     All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio. Certain other prior year balances have been reclassified to conform to the current period’s presentation.
SELECTED CONSOLIDATED FINANCIAL DATA

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$586	$570	$504	$293	$781

Expenses:
Cost of goods sold	506	568	381	357	1,051
Research and development(1)	6,758	7,566	3,765	2,620	3,727
Business development, general and administrative(1)	5,874	4,246	3,563	3,031	3,821
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	58	—	—	—

Total expenses	13,138	12,438	7,709	6,008	8,599

Operating loss	(12,552)	(11,868)	(7,205)	(5,715)	(7,818)
Merger cost	—	—	—	—	(515)
Interest and other income	312	389	138	23	66
Rental income	313	336	332	381	511
Rental expense	(317)	(332)	(329)	(403)	(425)
Interest and other expense	(413)	(256)	(137)	(275)	(1,770)
License fees	—	—	—	—	—

Net loss	(12,657)	(11,731)	(7,201)	(5,989)	(9,951)
Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(110)	(219)	(762)	(4,343)	—

Net loss attributable to common stockholders	$(12,767)	$(11,950)	$(7,963)	$(10,332)	$(9,951)

Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.20)	$(0.19)	$(0.35)	$(0.56)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	71,290	60,480	42,436	29,114	17,671

	December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents and investments	$7,916	$13,530	$12,190	$8,323	$3,474
Working capital	7,231	11,347	11,352	7,818	3,105
Total assets	9,031	14,543	12,724	9,029	4,226
Total debt including accrued interest	7,794	7,438	7,147	7,008	6,740
Series A redeemable convertible preferred stock	5,942	5,942	6,567	6,855	6,855
Series C redeemable convertible preferred stock	4,512	4,402	5,033	8,439	—
Total stockholders’ equity (deficit)	$(10,598)	$(5,889)	$(7,229)	$(14,411)	$(10,216)

(1)	Effective January 1, 2006, the Company adopted FASB Statement No. 123R, Share-Based Payment (SFAS 123R). In accordance with the provisions of SFAS 123R, the Company elected to adopt the standard using the modified prospective method. See Note 3 to the Company’s 2006 consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The MD&A should be read in conjunction with the other sections of this prospectus, including the consolidated financial statements and notes thereto beginning on page F-1 of this prospectus and the subsection captioned “Statements Regarding Forward-Looking Information” above. Historical results set forth in Selected Consolidated Financial Information and the Financial Statements beginning on page F-1 and this section should not be taken as indicative of our future operations.
     This prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information.
Restatement of Consolidated Financial Statements
     In our Form 10-K/A (filed on November 20, 2006), we restated our consolidated financial statements as of and for the years ended December 31, 2005, 2004, and 2003 and the selected consolidated financial data as of and for the years ended December 31, 2005, 2004, and 2003. In addition, we restated our unaudited condensed consolidated financial statements for the quarters ended March 31, 2006 and 2005 and for the quarters ended June 30, 2006 and 2005 in our Forms 10-Q/A for those quarters of 2006 filed on November 20, 2006. All financial information included in this prospectus reflects our restatements, as applicable.
     On November 16, 2006, following the Company’s announcement that its management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of the Company’s historical stock option granting and accounting practices, the Company received a letter from the Division of Enforcement of the SEC requesting that the Company preserve all documents concerning its granting of stock options to any of its executives or employees from January 2002 through the present and stating that the SEC intends to request production of such documents in the future. Subsequently, on November 20, 2006, the Company amended its quarterly and annual reports to include restated financial statements for the years ended December 31, 2005, 2004, 2003, the period from December 21, 1989 (inception) to December 31, 2005, and the quarters ended March 31, 2006 and June 30, 2006. The Company cannot predict what consequences the SEC inquiry will have on the Company.
Overview
     We were incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001. In connection with the acquisition discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol RGBI, effective November 20, 2002.
     On June 21, 2002 ReGen acquired RBio, Inc. (“RBio”), formerly named ReGen Biologics, Inc., a privately held tissue engineering company, in a reverse merger. RBio designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and generation of soft tissue in humans primarily for orthopedic applications. The merger included all of RBio’s business and operating activities and employees. The Company continues RBio’s business out of RBio’s headquarters in Franklin Lakes, New Jersey. RBio’s business comprises substantially all of the business conducted by ReGen; accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.
     In March 2005, we created a wholly-owned Swiss subsidiary, ReGen Biologics AG (“ReGen AG”), from which we conduct our European distribution activities through local market distributors and a limited number of employees hired by the Company or ReGen AG.
     ReGen’s proprietary collagen matrix technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. The Company’s first approved product using its collagen matrix technology is the CMI, which is cleared for sale in the EU. We are currently seeking FDA clearance for our Collagen Scaffold in the U.S. and if obtained, we may make the Collagen Scaffold available in a flat sheet configuration, as well as in a semi-lunar shape designed for use in the meniscus, and potentially other configurations specifically designed to facilitate the reinforcement and repair of soft tissue in various sites within the body.

     Our current principal product offerings are the CMI and the SharpShooter. The purpose of the CMI is to facilitate growth of new tissue to reinforce existing meniscus tissue following partial meniscectomy in the human knee, and to provide certain clinical benefits. The SharpShooter is a suturing device used to facilitate the surgical implantation of the meniscus applications of our collagen matrix products, as well as to perform other similar arthroscopic meniscus repair procedures. Both the CMI and SharpShooter are marketed in Europe through ReGen AG and, in Italy, Spain and Andorra, through non-exclusive distribution agreements with independent orthopedic marketing companies in those territories. The SharpShooter also is marketed through a worldwide non-exclusive distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD).
     To date sales of the Company’s products have been limited and the Company is considered a development stage enterprise. We believe the Company will emerge from the development stage when the FDA provides either clearance of our 510(k) application relating to the Collagen Scaffold or premarket approval of the CMI product for sale in the U.S. and the Company begins to earn significant revenue from its principal operations.
     We will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date we receive either FDA clearance for the Collagen Scaffold or premarket approval for the CMI and we are able to market either of these products in the United States. While we have been successful in the past in obtaining the necessary capital to support our operations, there is no assurance that we will be able to obtain additional equity capital or other financing under commercially reasonable terms and conditions, or at all. In 2006 the Company incurred a net loss of $12.66 million and used $12.2 million cash in operating activities. At March 31, 2007, the Company had cash and short-term investments of $10.49 million and net working capital of $9.95 million. Based upon current cash and investment balances, including proceeds received in March and April 2007 in the Series D Stock Financings, and planned spending rates during 2007, including expected costs associated with continued development of our European distribution network, we believe we have adequate cash and investments on hand to support ongoing operations through at least January 1, 2008. If necessary, the Company has the intent and ability to reduce planned spending during 2007 by controlling costs that are within management’s discretion. Such costs include (but are not limited to) consulting, advertising and promotion, personnel, other administrative costs and/or capital expenditures. However, if unforeseen events occur, it is possible that additional cash may be needed before January 1, 2008. The Company anticipates that additional equity capital will be required beyond January 2008 to support ongoing operations, including continuation of its marketing and distribution activities in Europe; to further develop the Company’s collagen matrix technology for other orthopedic applications; and to satisfy expenses associated with the preparation for and, if cleared or approved, launch of either the Collagen Scaffold or the CMI, respectively, in the U.S.
CRITICAL ACCOUNTING POLICIES
     We have identified below our critical accounting policies that are impacted by judgments, assumptions and estimates. We consider these accounting policies significant in understanding our results of operations and financial condition. For further discussion of our accounting policies see Note 3 “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, when we value work in process inventory we use estimates to determine, among other factors, the number of units that will be successfully converted to finished goods. This and other estimates we make are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgments to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We also are subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulation. These and other risks and uncertainties are discussed in “Risk Factors” beginning on page 10. All of these could significantly and adversely affect our business, prospects, financial condition or results of operations.

Revenue Recognition
     We recognize revenue in accordance with the provisions of Staff Accounting Bulletin No. 104, Revenue Recognition, whereby revenue is recognized when it is either realized or realizable and earned. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) our price to the buyer is fixed and determinable; and (4) collection of such revenue is reasonably assured. We generally recognize revenue from product sales upon the shipment of such products to our customer. Title of product passes to the customers FOB origin. Amounts billed to customers for shipping and handling are included in revenue from sales. Shipping and handling costs incurred by the Company are included in cost of goods sold. Generally, our customers do not have a right to return the product other than for quality issues.
     We receive royalties from our licensees. Royalties are generally due under the license agreements when the licensee sells the product to a third party. We recognize royalty revenue when amounts are determinable and we have fulfilled our obligations under the applicable agreement.
     License fees represent payments we receive from distributors for licenses to sell the Company’s products in various geographic areas. These fees are recognized as other income when all performance criteria in the underlying agreement have been met. Generally, license fees for existing license arrangements are not recurring.
Inventory Valuation
     Inventory is valued at the lower of cost or market. Market is based on current sales of product to existing customers reduced by an estimate of cost to dispose. At December 31, 2006 and December 31, 2005, 7% and 62%, respectively, of our inventory was carried at market. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage, and historical yields reduced by estimated usage for quality control testing and for research and development.
     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards Board (SFAS) No. 151, Inventory Costs, which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges and requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Adoption of SFAS No. 151 did not have a material effect on our consolidated financial statements.
     To date commercial sales of our products have been inconsistent and our production efforts have been directed primarily toward development. Given the inconsistent and generally low volumes of commercial production to date, estimates and assumptions related to factors such as labor inputs and yields are based on a limited amount of historical data. Actual results may differ significantly from our estimates. We continually review the assumptions and estimates we use to value inventory and expect that our judgments regarding these estimates may change as commercial production volumes increase and additional data are available.
     Certain components of inventory have limited shelf lives. The Company’s inventory control policies include procedures to identify, evaluate, segregate and dispose of any nonconforming inventory, including materials or components that have passed specified expiration dates. Nonconforming inventory may be either scrapped for immediate disposal or used in research and development.
Research and Development Costs
     Research and development costs are expensed as incurred. We will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have, and will continue to include expenses for internal development, personnel, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities and related facilities, supplies and other expenses.
Share-Based Payments
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R, Share Based Payment, using the modified prospective transition method, and therefore have not restated prior periods’ results in connection with the transition. Under this transition method we recognize compensation expense for all share-based payments granted to employees (a) on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R and (b) prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions SFAS No. 123. Under the fair value recognition provisions of SFAS No. 123R, we recognize stock-based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest, generally on a straight-line basis over the requisite service period of the award. Prior to SFAS No. 123R adoption, we accounted for share-based payments to employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and accordingly, generally recognized compensation expense only when we granted options with an exercise price which was less than the fair value of our common stock on the date of grant.

     For stock issued to vendors for services, we recognize expense based on our stock price at the earlier of the date at which a performance commitment by the vendor exists or the date at which the vendor’s performance is complete. Expense recognized for non-employee options and for warrants issued in connection with equity transactions is measured based on management’s estimate of fair value and recognized on an accelerated basis over the respective vesting period.
     Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. Management determined that historical realized volatility calculated since the reverse merger is a reasonable indicator of expected volatility and future stock price trends. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.
     We estimate fair value using the Black-Scholes model and the resulting values depend upon the assumptions we input into the model, including the risk-free interest rate, dividend yield, expected lives and expected volatility. We estimate the foregoing factors at the respective measurement dates of the grants. Upon examination of our historical pattern of option exercises in an effort to identify a discernable pattern, we concluded that there was not sufficient data on which to base an estimate of expected term. Consequently we decided to use the “short cut” approach described in SAB 107 to estimate the expected term for options awarded after January 1, 2006. Given the contractual term of 10 years and vesting period of four years, the expected term for options awarded in 2006 has been estimated to be seven years. The interest rate used in the pricing model is based on the U.S. Treasury yield curve in effect at the time of the grant on issues with remaining terms equal to the estimated expected term used in the model. In addition, the Company has estimated a forfeiture rate based on historical data and current assumptions. We estimate volatility using historical weekly closing prices of our stock since the merger through the closest date before the respective grant date.
     We believe it is difficult to accurately measure the value of an employee stock option (see “Use of Estimates” above). The key factors used in the Black-Scholes model rely on assumptions we make of future uncertain events. Actual events may differ from our assumptions. Moreover, the Black-Scholes model ignores significant characteristics of compensatory options, such as their non-traded nature and lack of transferability. If the model permitted consideration of such unique characteristics the resulting estimate of fair value could be different.
     The pro forma effect on net loss from operations and loss per common share for the years ended 2005 and 2004 is set forth in the notes to the consolidated financial statements — see Note (3), “Summary of Significant Accounting Policies.”
Income Taxes
     The Company had an estimated net operating loss carryforward at December 31, 2006 of approximately $67.4 million and a research and development tax credit of approximately $390,000. The federal and state net operating loss carryforwards began to expire in 2005. The federal and state research and development credit carryforwards began to expire in 2006. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of ReGen, and the effect of the reverse merger and recapitalization completed on June 21, 2002. Based on management’s evaluation of all positive and negative evidence, we have concluded that it is more likely than not that deferred tax assets resulting from future deductible amounts will not be realized. Accordingly, we have established a full valuation allowance for the net deferred tax assets.
Significant New Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and will be adopted by the Company in the first quarter of 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of January 1, 2007, the beginning of the period of adoption. We do not expect the adoption of FIN 48, effective January 1, 2007, to have a significant impact on the Company’s consolidated financial statements.

     In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating what effects, if any, adoption of the provisions of SFAS 157 will have on its consolidated financial statements.
RESULTS OF OPERATIONS
     REVENUE. Our revenue from sales of our products approximated $538,000 for 2006 compared with $520,000 and $461,000 for 2005 and 2004, respectively, representing approximate increases of $18,000 (3%) and $59,000 (13%) for 2006 and 2005, respectively. The remainder of our revenue is derived from related royalties, which generally are due under the license agreements when our distributor sells the product to a third party. Royalty revenue decreased approximately $2,000 or 4% for 2006 compared with an increase of $7,000 or 16% for 2005. Revenue variances result from varying levels of product sales. Historically, shipments of our products, and therefore revenue to the Company, have been inconsistent for a number of reasons, including the supply requirements of our distributors and their anticipated rate of sales. CMI sales approximated 43% of total sales for 2006 compared with 17% and 37% for 2005 and 2004, respectively. SharpShooter sales approximated 57% of total 2006 sales compared with 83% and 63% of total sales for 2005 and 2004, respectively. Recent increases in CMI sales may not be indicative of a future trend.
     Our distribution agreement with the Centerpulse unit of Zimmer terminated effective August 11, 2005. During 2006 and 2005 we had no CMI sales to Zimmer and limited 2005 SharpShooter sales. There will be no future sales to Zimmer under the distribution agreement. As a result of the termination of our distribution agreement with Zimmer, we have exclusive worldwide rights to market the CMI. In March 2005 we formed ReGen AG to conduct our distribution activities in Europe. Both the CMI and SharpShooter are marketed in Europe through ReGen AG and, in Italy, Spain and Andorra through non-exclusive distribution agreements with independent orthopedic marketing companies in those territories. During 2006 and 2005, sales to ReGen AG customers represented 100% of our CMI sales. Prior to 2005, sales to Zimmer represented 100% of our CMI sales. ReGen AG’s selling price for the CMI ranges between $1,050 and $1,600 per unit, compared with $480 per unit for CMI sales to Zimmer.
     The SharpShooter also is marketed through a worldwide non-exclusive distribution agreement with Linvatec. SharpShooter sales to Linvatec approximated 87% of total 2006 SharpShooter sales, compared with 88% and 84% of total SharpShooter sales for 2005 and 2004, respectively. SharpShooter sales decreased approximately $131,000 (30%) between 2005 and 2006, of which $116,000 was related to Linvatec sales. SharpShooter sales to ReGen AG customers approximated 13% of total 2006 SharpShooter sales, compared with 4% and 0% of total SharpShooter sales for 2005 and 2004, respectively. There were no SharpShooter sales to Zimmer in 2006. Sales to Zimmer represented 8% and 16% of total SharpShooter sales for 2005 and 2004, respectively.
     COST OF GOODS SOLD. Cost of goods sold approximated $506,000 for 2006 compared with $568,000 for 2005 and $381,000 for 2004. Variances result primarily from the write-down of finished goods and work in process inventories to market value. In 2006 we did not need to adjust the carrying value of CMI units to market. In 2005, although the average selling price per CMI unit had increased, production costs per unit were greater than the market price per unit. The percentage of inventory valued at below the Company’s cost at December 31, 2006, and 2005, was 7% and 62%, respectively. Due to a high degree of fixed costs in the production process, the early stage of market acceptance for our products, and the variability of commercial production volumes between periods, sales and commercial production volumes in a given period may not be adequate to provide for per unit costs that are lower than the current market price for our products. The remainder of the cost of goods sold variance in each year relates to corresponding variances in sales volumes (see discussion of Revenue variances above). CMI costs approximated $262,000 for 2006 compared with $238,000 for 2005 and $155,000 for 2004. SharpShooter costs approximated $231,000 for 2006 compared with $305,000 for 2005 and $226,000 for 2004.
     RESEARCH AND DEVELOPMENT. Research and development expenses for 2006 approximated $6.8 million compared with $7.6 million for 2005 and $3.8 million for 2004. Significant factors contributing to the 2006 decrease of $800,000, or 11% include (i) $1.22 million decrease for consulting, legal and other professional services in connection with our CMI MCT, PMA and 510(k) submissions to the FDA, including costs associated with our undertaking to audit, analyze, and tabulate clinical data from the CMI MCT; (ii)$143,000 lower clinical costs related to ongoing CMI clinical trials; (iii) $328,000 decrease for patent fees for existing and new registrations and legal and consulting fees associated with patent and other intellectual property services; partially offset by

(iv) $340,000 increase in production costs for research projects; (v) an approximate increase of $299,000 for cost related to training and other activities associated with our lateral CMI study in Europe; (vi) approximately $202,000 additional compensation expense related to new hires, wage increases for existing employees, and increased non-cash compensation expense related to adoption, effective January 1, 2006, of the fair value requirements of SFAS No. 123R; and (vii) approximate net increase of $50,000 for various general and administrative costs.
     Significant factors contributing to the 2005 increase of $3.8 million, or 101% include (i) $4.0 million increase for consulting, legal and other professional services in connection with our PMA and 510(k) submissions to the FDA, including costs associated with our undertaking to audit, analyze, and tabulate clinical data from the CMI MCT, and development projects, including prototype development of a new addition to our SharpShooter Tissue Repair System; (ii) approximately $260,000 for higher compensation related to new hires and wage increases for existing employees; partially offset by (iii) an approximate decrease of $190,000 for patent fees for existing and new registrations and legal and consulting fees associated with patent and other intellectual property services; and (iv) an approximate decrease of $313,000 related to production costs for development projects.
     During 2006 and 2005, our research and development was focused largely on the conduct of our CMI MCT and related activities in the U.S., including our undertaking to audit, analyze and tabulate the CMI MCT data. However, we also made substantial progress on several other new product development efforts. We completed development of a CMI for the lateral meniscus and European regulatory authorities accepted an expanded CE mark for the CMI to include both the medial and lateral configurations. In 2006, we initiated a small European post-market surveillance designed to validate safety and surgical technique and to add important lateral experience to our clinical database on the meniscus. We have developed a prototype of a substantial new addition to our SharpShooter Tissue Repair System and during 2007, we intend to complete the U.S. and European regulatory activities required to clear the way for marketing of the new SharpShooter component. Additionally, we have made substantial progress in the ongoing refinement of our collagen matrix manufacturing processes focused on the increase in production yields and capacity. Lastly, we have conducted early research on potential extended applications of our collagen matrix technology.
     We believe that our proprietary collagen matrix technology has the potential to be used for the treatment of various injuries and degeneration of other tissue structures, as well as use as a carrier matrix for therapeutic agents for hard and soft tissue repair and new tissue growth. These applications are in various stages of development from proof of concept to preparation for submission to the FDA. We plan to continue to use outside resources for product research. We may, in the future, hire additional research and development employees.
     BUSINESS DEVELOPMENT, GENERAL AND ADMINISTRATIVE. Business development, general and administrative expenses approximated $5.87 million for 2006 compared with $4.25 million for 2005 and $3.56 million in 2004, an increase of $1.62 million, or 38%, for 2006 and $691,000, or 19%, for 2005. The 2006 and 2005 increases result primarily from development of our European marketing and distribution network and related establishment of ReGen AG to conduct these efforts. Significant contributing factors for the increase between 2005 and 2006 include (i) approximately $510,000 for compensation expense, primarily related to ReGen AG new hires and wage increases for existing employees; (ii) approximately $565,000 for non-cash compensation expense related to adoption of SFAS No. 123R and new stock option grants in 2006; (iii) approximately $345,000 legal, accounting, and other professional service in connection with stock option re-measurement and restatement of previously filed financial statements; (iv) approximately $170,000 net increase for consulting fees, education, travel, promotional activities, and similar costs in connection with development of marketing and distribution capabilities in Europe and other markets; and (v) an approximate $30,000 increase for expenses related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act. Significant factors contributing to the 2005 increase include (i) $600,000 for legal, consulting and other professional services in connection with establishing and managing ReGen AG operations; marketing planning and management; developing and implementing a third-party reimbursement strategy; and developing and producing new marketing and training materials; (ii) approximately $200,000 higher compensation related to new hires and wage increases for existing employees, of which approximately $60,000 is for new hires of ReGen AG; partially offset by (iii) a decrease of $110,000 for non-cash compensation expense related to vesting of options granted in earlier periods. We expect that business development, general and administrative costs will continue to increase through 2007. In particular, the Company expects to incur additional costs during 2007 related to (i) professional fees for legal and accounting services in connection with preparing for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act; and (ii) consulting fees, new employees, education, promotional activities, and related costs in connection with development of marketing and distribution capabilities for our products both in the U.S. and in Europe.
     RECOGNITION OF EXPENSE FOR THE MINIMUM PENSION LIABILITY. We previously disclosed in our financial statements for the year ended December 31, 2004, that we had elected to terminate, effective March 31, 2005, a defined benefit pension plan covering former employees of a discontinued subsidiary. At the termination date we recognized as expense the $58,000 minimum pension liability component of accumulated other comprehensive loss. In December 2006 we contributed approximately $185,000 to fully fund benefit distributions to the plan participants. As of December 31, 2006 all plan assets had been distributed.

     NON-OPERATING INCOME (EXPENSE). Non-operating income (expense) consists of interest and other income, rental income, rental expense, and interest and other expense. Interest and other income approximated $312,000 in 2006 compared with $389,000 for 2005 and $138,000 for 2004. The 2006 decrease of $77,000 was primarily related to earnings on decreasing balances of cash and cash equivalents and investments during 2006 compared with 2005. The 2005 increase of $251,000 related primarily to earnings on higher balances of cash and cash equivalents and investments during 2005 compared with 2004. Net rental income (expense), which is sub-lease rental revenue less rent and operating expenses, related to the sub-leased portion of our Redwood City, CA facility, approximated $(4,000) for 2006 compared with $4,000 for 2005 and $3,000 for 2004. The Redwood City sublease terminated in December 2006. For 2006 and 2005 interest and other expense includes foreign currency transaction losses approximating $36,000 and $14,000, respectively. We did not have foreign currency transaction gains or losses in 2004. Interest expense approximated $377,000 in 2006 compared with $242,000 for 2005 and $137,000 for 2004. The 2006 and 2005 increases related to interest expense approximated $135,000 or 56% and $105,000 or 77%, respectively, due to rising interest rates and interest compounding.
LIQUIDITY AND CAPITAL RESOURCES
Cash and cash equivalents
     During the year ended December 31, 2006, the Company invested in commercial paper and federal agency mortgage-backed securities. The Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents and as such has classified as cash equivalents cash held in money market accounts, a sweep account and investments in commercial paper and federal agency mortgage-backed securities that meet our classification criteria for cash and cash equivalents. All investments are commercial paper and federal agency mortgage-backed securities classified as held to maturity, and, accordingly, are carried at amortized cost, which approximates fair value.
     Cash and cash equivalents and investments approximated $7.9 million as of December 31, 2006 compared with approximately $13.5 million as of December 31, 2005. The net decrease in cash and cash equivalents and investments results from cash used to support our normal operations, for equipment purchases, and for repayment of capital lease obligations, offset by the approximate $6.7 million net proceeds of the 2006 Private Placement.
     During the first quarter of 2005 we formed a wholly-owned Swiss subsidiary to conduct certain of our marketing and distribution activities outside the U.S. At December 31, 2006 and December 31, 2005 less than 1% of our cash and cash equivalents balances were held in Swiss francs. The effect on our 2006 and 2005 consolidated financial statements of re-measurement of the accounts of our Swiss subsidiary is immaterial.
Cash flows
     The following table sets forth our sources and uses of cash for the years ended December 31, 2006, 2005 and 2004.

	Fiscal Year
	2006	2005	2004
		(In thousands)
Net cash (used in) operations	$(12,239)	$(9,723)	$(6,112)
Net cash provided by (used in) investing activities	3,165	(4,120)	(19)
Net cash provided by financing activities	6,843	11,198	9,998
Effect of exchange rate changes on cash	(36)	(10)	—

Net (decrease) increase in cash and cash equivalents	$(2,267)	$(2,655)	$3,867

     Cash used in operating activities during the year ended December 31, 2006 approximated $12.2 million, which resulted from the net loss of $12.7 million, adjusted to account for a net decrease in accounts receivables, inventory and other assets of approximately $34,000, a net decrease in accounts payable, accrued expenses and other liabilities of $899,000 together with adjustments of $1.3 million for non-cash items, including depreciation, stock-based compensation and exchange loss related to re-measurement of our Swiss subsidiary’s financial statements. Approximately $1.7 million of operating expenses incurred in 2006 represents costs associated with our undertaking to audit, analyze, and tabulate the CMI MCT data. We believe our investment in the MCT and resulting clinical data represent a valuable source of data on long term patient outcomes that may be useful as (i) a potential source of safety and efficacy information for regulatory clearance of the ReGen Collagen Scaffold or premarket approval the CMI and (ii) the basis for scientific publications and further research that could lead to important new improvements in the treatment of meniscus injury.

     During the year ended December 31, 2006, we used approximately $3.3 million from our investments to fund operations, invested approximately $182,000 in property and equipment and repaid $14,000 of our capital lease obligations.
     Through March 31, 2007, we have incurred cumulative inception to date net losses of approximately $82.1 million and used approximately $66.6 million in cash for operating activities. The future operating results of the Company may be affected by a number of risks and certain other factors. The Company’s future operating results are highly dependent upon its ability to obtain and maintain regulatory clearance and approvals for its Collagen Scaffold device, CMI and other products. Although the CMI is cleared for sale and distributed in Europe, it is not approved for sale in the U.S., and the Company makes no claim regarding its safety, effectiveness or its potential for FDA approval. The Company has submitted a 510(k) to the FDA for market clearance in the U.S. of the Collagen Scaffold, which has a meniscus application. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time-consuming. There can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. If the 510(k) process takes longer than expected or the Collagen Scaffold device is not cleared, it might substantially delay our ability to commercialize the Collagen Scaffold and negatively impact our business.
     The Company will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date it receives either FDA clearance for the Collagen Scaffold or premarketing approval for the CMI in the U.S. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no assurance that the Company will be able to obtain additional equity capital or other financing under commercially reasonable terms and conditions, or at all. Based upon current cash and investment balances, including the net proceeds of the 2006 Private Placement and the 2007 Series D Stock Financings, both described below; and planned spending rates for 2007, management believes that the Company has adequate cash and investments on hand to support ongoing operations through at least January 1, 2008. Our estimate may change, however, if actual results differ significantly from our expectations. Key assumptions that may affect our estimate include (i) actual sales that may vary significantly from our expectations; (ii) the actual timeline of events with respect to the CMI MCT and our 510(k) and PMA submissions to the FDA; (iii) decisions we make regarding our business objectives; and (iv) other developments in our business. If necessary, the Company has the intent and ability to reduce planned spending during 2007 by controlling costs that are within management’s discretion. Such costs include (but are not limited to) consulting, advertising and promotion, personnel, other administrative costs and/or capital expenditures. However, if unforeseen events occur, it is possible that additional cash may be needed before January 1, 2008. The Company anticipates that additional equity capital will be required beyond January 2008 to support ongoing operations, including continuation of its marketing and distribution activities in Europe; to further develop the Company’s collagen matrix technology for other orthopedic applications; and to satisfy expenses associated with the preparation for and, if cleared or approved, launch of either the Collagen Scaffold or the CMI, respectively, in the U.S.
     We previously sponsored a defined benefit pension plan covering former employees of a former APACHE subsidiary. This pension plan was frozen and closed to new participants in October of 1997. In December 2004, we elected to terminate the pension plan, effective March 31, 2005. In December 2006, we distributed all of the plan assets to the participants and we made a cash contribution of approximately $185,000 from our existing cash resources to cover the unfunded benefit obligation.
Equity Financing
     We have recently completed three private placements of Series D Stock (the “Series D Stock Financings”) that resulted in aggregate proceeds, net of issuance costs, of approximately $5.5 million. On March 2, 2007 we completed the private placement of 71,429 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $2.9 million. On March 30, 2007 we completed a second private placement of 47,619 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $2 million. On April 5, 2007 we completed a third private placement of 16,667 shares of Series D Stock resulting in proceeds, net of issuance costs, of approximately $650,000.
     Each share of Series D Stock is mandatorily convertible into 100 shares of ReGen’s common stock, subject to adjustment for splits or similar changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are a sufficient number of common shares available to effect the conversion. Either of such corporate actions are subject to the approval of our shareholders before they may be executed. Since the Series D stock is mandatorily convertible upon the occurrence of the foregoing corporate actions, the Series D Stock was issued with a contingent beneficial conversion feature that will be recognized upon occurrence of the triggering event.

     In connection with the 2007 Series D Stock Financings we issued to the investors warrants to purchase 40,715 shares of Series D Stock at an initial exercise price of $63 per share, or after mandatory conversion of the Series D Stock, 4,071,500 shares of the Company’s common stock at an initial exercise price of $0.63 per share. The warrants expire five years after issuance. The number of shares of Series D Stock or common stock to be issued upon exercise and the respective exercise prices are subject to adjustment for changes in the Series D Stock or common stock, such as stock dividends, stock splits, and similar changes.
     Also in connection with the 2007 Series D Stock Financings, we issued to the investors options to purchase up to 135,715 shares of the Company’s Series D Stock, exercisable for cash at $42 per share, or after mandatory conversion of the Series D Stock, 13,571,500 shares of the Company’s common stock, exercisable for cash at $0.42 per share. The respective exercise prices are subject to adjustment for stock splits and similar events. The options are exercisable for 15 days following public announcement of FDA clearance of the Company’s Collagen Scaffold device as a class II device and shall expire at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. Following mandatory conversion of the Series D Stock, the Company has agreed to register the common shares into which the Series D Stock is convertible, as well as the common shares issuable upon exercise of the warrants and options on one or more registration statements to be filed with the SEC.
     We completed a private equity placement (“2006 Private Placement”) during the fourth quarter of 2006. Under the terms of subscription agreements, warrant certificates and option agreements dated November 30, 2006 and December 1, 2006, we sold 18,774,838 shares of restricted common stock at a price per share of $0.37, for aggregate net proceeds of approximately $6.74 million. In connection with the 2006 Private Placement we issued to the investors warrants to purchase 5,632,451 shares of common stock at an exercise price of $0.555 per share. The warrants expire five years after issuance. The number of shares exercisable under the warrant and the exercise price are subject to adjustment in the event of stock dividends, split-ups, recapitalizations, and similar changes in the Company’s outstanding common stock. In connection with the 2006 Private Placement we also issued to investors options to purchase up to 18,774,838 common shares, exercisable for cash at $0.37 per share within 15 days of public announcement of FDA clearance of the Company’s Collagen Scaffold device and expiring at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. The Company agreed to register the common stock sold in the private placement as well as the common shares issuable upon the exercise of the warrants and options on one or more registration statements.
     On May 9, 2007, the Company filed a preliminary registration with the SEC on Form S-1 covering the common stock underlying the Series D Stock issued in the 2007 Series D Stock Financings (convertible on a one hundred shares of common stock for each share of Series D Stock), the common stock underlying the warrants issued in connection with 2007 Series D Stock Financings, the common stock issued in the 2006 Private Placement, the common stock underlying the warrants issued in connection with the 2006 Private Placement, the 2004 Privately Placed Common Stock, shares of common stock issuable on conversion of our Series C Stock, the common stock underlying the warrants issued in connection with Series C Stock financing and shares of common stock issuable on conversion of shares of our Series A Stock. The registration statement was declared effective on                     , 2007.
     On July 14, 2005, we completed a private placement of 14,011,178 shares of common stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s common stock at an initial exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from July 14, 2005. If within three years from July 14, 2005, the Company issues shares of its common stock, or other securities or instruments convertible or exchangeable for shares of its common stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. In connection with the 2006 Private Placement and the Series D Stock Financings, the exercise price of the warrants was adjusted first to $0.84 per share, then to $0.80 per share. Pursuant to the terms of the Subscription Agreement by and between the Company and each investor, the 2005 Privately Placed Common Stock and the common stock issuable upon the exercise of the 2005 Warrants was subject to registration rights whereby the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the common shares underlying the 2005 Warrants within 30 days of the closing of the 2005 Financing. In August 2005 a registration statement on Form S-1 covering all of the shares of 2005 Privately Placed Common Stock and the common shares underlying the 2005 Warrants as well as shares of 2004 Privately Placed Common Stock and shares of common stock issuable on conversion of shares of our Series A Stock and Series C Stock was declared effective.
     On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock at a price per share of $0.85 (the “April Financing”), resulting in proceeds net of issuance costs of approximately $9.9 million. The common stock sold in the private placement was subject to lock-up provisions for a period of 150 days after the completion of the private placement.

     On September 23, 2003, ReGen completed the private placement of approximately 17,112,702 shares of Series C Stock and on September 30, 2003 we completed the private placement of approximately 5,133,451 shares of the Series C Stock, resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9.4 million. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10 million in gross proceeds at a valuation of at least $50 million. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.
     The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of $4.3 million was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accreted immediately through a charge to retained earnings.
     In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to 2,079,965 shares of its common stock. The purchasers of the Series C Stock did not pay any additional consideration for the warrants. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that would have become exercisable was dependent upon the price per share of any subsequent equity financing occurring within 18 months of the warrant issuance date (“triggering event”). A value of approximately $969,000 was assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they became fully exercisable within the prescribed 18 month time frame. The value of these warrants has been carried in additional paid-in capital and as a reduction to the Series C Stock. No triggering event occurred within 18 months of the issuance of the warrants and all expired in March 2005.
     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive a liquidation preference. The liquidation preference per share is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.
     Beginning in September 2010, the Series C Stock is subject to redemption at the option of a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value equals the purchase price of the Series C Stock plus any declared but unpaid dividends taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the Series C Stockholders is made, the Company is to redeem all of the Series C Stock pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance of the Series C Stock.
     The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of issuance costs of approximately $612,000 and warrants issued to Series C Stockholders valued at approximately $969,000. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method. In addition, as Series C Stock is converted to common stock, any unamortized issuance costs related to the converted stock is recognized immediately.
     During the first quarter 2007, holders of 10,776,909 and 4,463,289 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. There were no Series A Stock or Series C Stock conversions during 2006.
     During 2005 holders of 1,395,603 and 1,896,896 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. As a result of the Series C Stock conversions, $110,000 of unamortized issuance cost associated with the Series C Stock was immediately recognized as a deemed dividend to preferred stockholders for purposes of determining net loss attributable to common stockholders.
     During 2004 holders of 642,723 and 9,302,620 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. As a result of the Series C Stock conversions, $589,000 of unamortized issuance cost associated with the Series C Stock was immediately recognized as a deemed dividend to preferred stockholders for purposes of determining net loss attributable to common stockholders. The common stock issued upon conversion is included in the shares registered in August 2005.

Debt Arrangements
     We have obtained debt financing from Zimmer, the successor-in-interest to Centerpulse, a shareholder, pursuant to two credit agreements. As of March 31, 2007, we owed approximately $7.8 million under these credit facilities. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Accrued interest under these credit facilities is due upon maturity of the underlying principal. As of March 31, 2007, accrued interest on the credit facilities was approximately $1.8 million. The weighted average interest rate on the credit facilities was 4.90% and 3.28% for the years ended December 31, 2006 and 2005, respectively.
OFF-BALANCE SHEET ARRANGEMENTS
     We do not have any off-balance sheet arrangements.
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
     The following table reflects a summary of our contractual obligations as of December 31, 2006:

	Payment due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Contractual Obligations:
Notes payable and long term debt, including accrued interest	$7,744	$—	$7,744	$—	$—
Capital lease commitments, including interest	59	18	33	8	—
Redeemable Series A preferred stock(1)	5,942	—	1,981	3,961	—
Redeemable Series C preferred stock(1)	4,950	—	—	3,300	1,650
Operating lease commitments	2,447	405	766	815	461

	$21,142	$423	$10,524	$8,084	$2,111

(1)	Amounts are redeemable at the option of not less than a majority of the holders of the respective Series A and Series C Stock, as discussed in Note (14) to our audited consolidated financial statements presented elsewhere.
     In April 2006, the Company entered into an amendment to the lease agreement for its manufacturing operations in Redwood City, California, under a non-cancelable operating lease. Prior to giving effect to the amendment, the existing lease would have expired on May 31, 2006. The amendment modified the original term to expire, instead, as of January 31, 2006. The amended lease term began on February 1, 2006 and continues for seven years, through January 2013. The initial base annual rent is $357,000, with scheduled annual increases. An additional $50,000 deposit was required upon execution of the amendment.
     In May 2006, the Company entered into a lease agreement for office space in Baar, Switzerland. The lease may be terminated upon nine months notice to be given at the end of March, June or September each year. The lease provides for initial year base monthly rent approximating $1,000.
     The Company owed approximately $39,000 remaining on a commercial commitment for lab testing sources and a manufacturing equipment prototype project at December 31, 2006.
Quantitative and Qualitative Disclosures About Market Risk
     Our obligations as of December 31, 2006 include debt instruments equal to (i) $520,000, original principal of $350,000 plus accrued interest through 2006, bearing interest at a fixed rate of 7% that compounds annually and (ii) approximately $7.2 million, $5.7 million in original principal plus accrued interest through 2006, bearing interest that compounds annually at variable rates ranging from 3.19% to 5.69% during 2006, adjusts annually at the anniversary dates of the respective loans, and is based upon the 1 year LIBOR. The book value of the variable rate debt approximates fair value. The fair value of the fixed rate debt instrument based on our estimate of our current incremental borrowing rate of 200-400 basis points above the prime rate is approximately $378,000 at

December 31, 2006. As of December 31, 2005, our obligations included debt instruments equal to (i) $486,000, original principal of $350,000 plus accrued interest through 2005, bearing interest at a fixed rate of 7% that compounds annually and (ii) approximately $6.9 million, $5.7 million in original principal plus accrued interest through 2005, bearing interest that compounds annually at variable rates ranging from 1.30% to 4.83% during 2005, adjusts annually at the anniversary dates of the respective loans, and is based upon the 1 year LIBOR. The book value of the variable rate debt approximates fair value. The fair value of the fixed rate debt instrument estimated based on the same assumptions and methodology applied in the current year was approximately $326,000 at December 31, 2005. A 100 basis point fluctuation in our estimated incremental borrowing rate would cause a variance of approximately $10,000 in the estimated fair value at December 31, 2006 and a variance of between $11,000 and $12,000 in the estimated fair value at December 31, 2005. All principal and accrued interest under these loans mature on the earlier of 36 months from the date we receive FDA approval for our CMI product, or December 31, 2009.

BUSINESS
General
     We are a development stage orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. Our proprietary collagen matrix technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. Some of these applications are marketable currently while others are in various stages of development. The Company’s first approved product using its collagen matrix technology is the CMItm, a meniscus implant cleared for sale in the European Union (“EU”) and marketed through the Company’s European subsidiary, ReGen Biologics AG. We have submitted a 510(k) to the FDA for market clearance in the U.S. of the Collagen Scaffold device, which includes an application for the reinforcement and repair of meniscus defects.
     On December 28, 2005 we submitted a 510(k) premarket notification to the FDA for the ReGen® Collagen Scaffold for use in general surgical procedures for the reinforcement and repair of soft tissue where weakness exists, including, but not limited to, general soft tissue defects, hernias, and meniscus defects. The Collagen Scaffold reinforces soft tissue and provides a resorbable scaffold that is replaced by the patient’s own tissue. The 510(k) filing is necessary to obtain clearance to market the Collagen Scaffold as a medical device in the United States.
     The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. Over the last several years, including more recently in 2005, the FDA has cleared for marketing via the 510(k) premarket notification process, several products that we believe are similar in technology and intended use to the Collagen Scaffold and that are used in multiple medical specialties, including general surgery and orthopedics, for soft tissue reinforcement and repair. These devices have been cleared as class II devices. After consideration of the basis for these clearances by FDA, clearances that occurred in 2005, and discussions with our FDA regulatory advisors, we believe that it is appropriate for FDA to regulate the Collagen Scaffold as a class II device subject to the 510(k) pre-market notification process. Accordingly, relying in part on recently cleared similar devices as predicates, we submitted a 510(k) premarket notification for the Collagen Scaffold.
     During the second quarter of 2006, the U.S. Food and Drug Administration (FDA) provided the Company with a letter indicating the FDA’s initial determination as to the filing status of the Company’s 510(k) Premarket Notification for its Collagen Scaffold device. In the letter, the FDA indicated that the device is not substantially equivalent (NSE) to existing class II devices already in receipt of FDA clearance. The Company appealed the FDA’s NSE decision. Subsequently, the FDA provided a letter upholding the NSE decision and indicating that the Company may submit a new 510(k) for clearance of its Collagen Scaffold device with modified indications for use in the meniscus, as suggested by the Company, and supported by appropriate clinical data. In December 2006 the Company filed a revised 510(k) submission.
     In a letter dated March 26, 2007, the FDA requested additional information from the Company, which the FDA stated was necessary to complete its review of the Company’s 510(k) application. In response to the letter, the Company anticipates meeting with or having discussions with representatives at the FDA and/or providing additional information. The Company has submitted the paperwork necessary to extend the time in which it must formally respond to the March 26, 2007 letter. Prior to the filing of a 510(k) premarket notification for the Collagen Scaffold, which includes a meniscus application, we were pursuing premarket approval for the CMI in the U.S. The CMI has been the subject of a controlled, randomized, pivotal multicenter clinical trial (MCT) and it is the subject of a modular pre-market approval application, or PMA.
     Our current regulatory priority is to obtain FDA clearance for the Collagen Scaffold as a class II device through the 510(k) process. If we are not successful in gaining clearance for the Collagen Scaffold through the 510(k) process, we may complete our submission of the PMA for the CMI. We will likely not pursue completion of the PMA for the CMI product unless the regulatory efforts with respect to the 510(k) for the Collagen Scaffold are unsuccessful. We intend to continue to follow patients in the MCT, as more fully described below, which will provide valuable scientific data on long-term patient outcomes in the meniscus.
     If FDA clearance is obtained, we may make the Collagen Scaffold available in a flat sheet configuration, as well as in a semi-lunar shape designed for use in the meniscus, and potentially other configurations specifically designed to facilitate the reinforcement and repair of soft tissue in various sites within the body.
     If the revised 510(k) is unsuccessful, the Company intends to work diligently to pursue all alternatives available to it which would result in a class II designation. There can be no assurance as to the outcome of our overall efforts to obtain either the FDA’s clearance of the Collagen Scaffold or, if we choose to pursue it, premarketing approval of the CMI for sale in the U.S.

     In consideration of the filing of the 510(k) premarket notification, our current strategy is to focus on the following initiatives:
•	Obtain FDA clearance of the Collagen Scaffold;

•	Further develop our specialized distribution and marketing programs for the CMI and other ReGen products in Europe and certain other countries;

•	Develop our specialized distribution, marketing, and training programs for the Collagen Scaffold and other ReGen products in the U.S.; and

•	Conduct further research on selected product opportunities within our research and development pipeline.
     Our long-term strategy is to capitalize on our proven collagen matrix technology by continuing to design, develop, manufacture and market our own products, as well as partner with key market leaders to develop and market products in targeted therapeutic areas.
     To date, sales of our products have been limited. Although the CMI is cleared for sale and distributed in Europe, it is not approved for sale in the U.S., and ReGen is making no claim regarding its safety, effectiveness or its potential for premarketing approval by the FDA. Before the third quarter of 2005, we distributed the CMI outside the U.S. on a non-exclusive basis pursuant to a distributorship agreement with the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”). This distributorship agreement terminated effective August 11, 2005, and ReGen now has exclusive worldwide rights to market the CMI subject to relevant regulatory clearance in each market. In 2005 we created a wholly-owned Swiss subsidiary, ReGen Biologics AG (“ReGen AG”) to conduct our European distribution activities through local market distributors and a limited number of employees to be hired by the Company or ReGen AG. In the fourth quarter of 2005, we entered into distributorship agreements with three independent orthopedic device marketing organizations for distribution of our products in Italy, Spain and Andorra. During 2006 our priority was market penetration in Italy, Spain, and Germany. In Germany we have received an OPS code for third-party reimbursement of the CMI, which we expect to facilitate market penetration in that country.
     We also sell the SharpShooter® Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscus repair procedures. The SharpShooter is currently marketed through a worldwide non-exclusive distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD), and in Europe through ReGen AG, including Italy, Spain, and Andorra through independent medical device marketing companies in those markets. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.
     References in this prospectus to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires.
Corporate Background
     ReGen Biologics, Inc., a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry. We sold or discontinued the APACHE business and changed the Company’s name to Aros Corporation in 2001. In June 2002 Aros acquired RBio, Inc. (“RBio”), formerly ReGen Biologics, Inc., as a wholly-owned subsidiary. Effective November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc., and began trading under the new ticker symbol “RGBI”, effective November 20, 2002.
     Until June 21, 2002, RBio was a privately held tissue engineering company founded in 1989. RBio’s business comprises substantially all of the business conducted by ReGen; accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations. Through RBio we design, develop, manufacture and market minimally invasive human implants and medical devices for the repair and generation of soft tissue in humans primarily for orthopedic applications. RBio operates an ISO 13485 certified manufacturing and research facility in Redwood City, California and trains surgeons in the use of its products at the Steadman Hawkins Foundation in Vail, Colorado and in other locations both within and outside of the U.S. RBio was headquartered in Franklin Lakes, New Jersey where our corporate management, clinical and regulatory affairs, and marketing operations remain located.

Restatement of Consolidated Financial Statements
     In our Form 10-K/A for the year ended December 31, 2005 (filed on November 20, 2006), we restated our consolidated financial statements as of and for the years ended December 31, 2005, 2004, and 2003 and the selected consolidated financial data as of and for the years ended December 31, 2005, 2004, and 2003. In addition, we restated our unaudited condensed consolidated financial statements for the quarters ended March 31, 2006 and 2005 and for the quarters ended June 30, 2006 and 2005 in our Forms 10-Q/A for those quarters of 2006 filed on November 20, 2006. All financial information included in this prospectus reflects our restatements, as applicable.
     On November 16, 2006, following our announcement that management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of our historical stock option granting and accounting practices, we received a letter from the Division of Enforcement of the SEC requesting that we preserve all documents concerning our granting of stock options to any of our executives or employees from January 2002 through the present and stating that the SEC intends to request production of such documents in the future. Subsequently, on November 20, 2006, we amended our quarterly and annual reports to include restated financial statements for the years ended December 31, 2005, 2004, 2003, the period from December 21, 1989 (inception) to December 31, 2005, and the quarters ended March 31, 2006 and June 30, 2006. We cannot predict what consequences the SEC inquiry will have on the Company.
Our Core Technology
     Our core collagen matrix technology facilitates cellular ingrowth, described as guided tissue generation. That is, if injured or deficient tissues and structures within the body are provided with a suitable environment for cellular ingrowth, the body has the ability to use its own cellular repair mechanisms to remodel into new tissue and provide reinforcement for existing tissue. We have developed a proprietary type I bovine collagen matrix material into which the body’s own cells migrate, adhere and use the scaffold as a template to generate new tissue designed to reinforce existing soft tissue structures. We believe our proprietary tissue engineering processes are capable of producing a variety of two and three dimensional collagen scaffolds with chemical, mechanical, and physical properties optimized for reinforcing existing tissue in specific sites within the body. Our initial application, the CMI, uses this technology to guide the generation of new tissue and provide reinforcement for existing tissue in the meniscus of the knee. We have a number of additional applications of our core collagen matrix technology in varying stages of development for use in and outside of the orthopedic marketplace.
     Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major constituent of bone, skin, and tendon.
     The structure of animal type I collagen is highly similar to the structure of human type I collagen. Based on the important functions of type I collagen in the body and the biocompatibility of animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.
The Meniscus Market
     The meniscus is a crescent-shaped wedge of rubbery, fibrous tissue located in the knee joint between the lower end of the thigh bone, or femur, and the top of the shin bone, or tibia. The meniscus acts as a shock absorber and a stabilizer protecting the articular cartilage that covers the ends of both the femur and the tibia.
     In the last 50 years, both the conceptual understanding of meniscus function and the resulting methods of meniscus repair have changed dramatically. Previously, it was generally believed that menisci served no particular function and could be removed without causing any adverse effects to the patient. However, laboratory investigations of biomechanical function have shown that the meniscus is a vital structure in lubrication and stabilization of the knee joint, protection of joint surfaces, and proper weight distribution across the knee.
     Injury to the knee may result in a tear of the meniscus tissue. Damage to the meniscus can occur by sudden twisting of the knee or by blunt forces that impact the joint. As part of the aging process, the meniscus becomes less flexible which makes it more likely that everyday physical exertion may cause meniscus injury. Injury to meniscus cartilage can result in pain and swelling or it may cause the knee to give way or lock. According to industry data and our estimates, in 2006 there were approximately 1.6 million arthroscopic surgical procedures involving the meniscus world-wide. For purposes of our business planning and marketing activities, we assume that the U.S. approximates 70% of the world-wide market for arthroscopy products in general and more specifically those focused on the meniscus. Taking into consideration an aging population and consistent with industry research reports, our assumptions include a 5% annual growth rate for all meniscus surgical procedures.

     Spending on procedures relating to meniscus damage is high. According to industry data, we estimate overall costs of $4.0 billion for meniscus procedures performed worldwide in 2006, including payments to physicians and hospitals (or other facilities).
     Other than in markets where ReGen’s collagen matrix products are approved for use in the meniscus, orthopedic surgeons and their patients are currently presented with three alternatives for treatment of a torn or damaged meniscus:
   (1) Partial Meniscus Removal
     The procedure by which part of the meniscus is removed is called a partial meniscectomy. Based on industry data and our estimates, approximately 85% of all meniscus surgeries involve the partial removal of the meniscus, suggesting that in 2006 there were approximately 1.4 million partial meniscectomy procedures performed worldwide. A partial meniscectomy is considered the current standard of care when a meniscus repair procedure (discussed below) is not possible. The meniscus, however, will not regenerate on its own; therefore, no significant amount of new tissue fills the void left by the partial meniscectomy. According to orthopedic researchers, without the adequate protection and support provided by the meniscus, the knee joint can become unstable and the articular cartilage covering the femur and the tibia may deteriorate or degenerate. Over time, the degenerative process can lead to osteoarthritis which can cause significant reductions in patient activity and persistent and increasing knee pain.
     Based on industry data and the same estimates described above, approximately 18 million partial meniscectomy procedures were performed world-wide in the last 20 years. Patients who have had a partial meniscectomy frequently require one or more partial meniscectomies in the future, removing increasingly more meniscus tissue. Eventually, these patients experience substantial articular cartilage damage, which in many cases will lead to a knee joint replacement.
  (2) Meniscus Repair
     For approximately the last 30 years, in certain cases surgeons have been able to preserve a damaged meniscus by performing a meniscus repair procedure. Based on industry data, we estimate that meniscus repairs represent approximately 15% of all meniscus surgical procedures. We believe that there were approximately 250,000 meniscus repair procedures performed world-wide in 2006. A meniscus repair entails suturing together or otherwise surgically connecting the torn edges of the meniscus. Once healed, the meniscus can resume its normal function. However, when the injury is in the avascular region (the area of the meniscus containing little or no blood supply) or when the meniscus is damaged to the extent that repair is not feasible, currently the only other option is the partial meniscectomy procedure.
     New devices that facilitate the suture repair of a torn meniscus may allow for an increase in the percentage of meniscus tears that are repairable and they may prove to increase the overall proportion of repairs compared to partial meniscectomy procedures.
  (3) Meniscus Transplant
     The least performed of the three alternative treatments is meniscus transplant. When a patient sustains substantial meniscus damage that requires a total meniscectomy, a surgeon may consider implanting a meniscus removed from a cadaver, or an allograft, as a transplant for a patient’s damaged meniscus. We estimate that fewer than 10,000 meniscus transplants are performed world-wide on an annual basis. Two factors limit the number of meniscus transplant surgeries. First, this procedure is only performed when the entire natural meniscus is removed. Therefore, if the implant fails to survive, the patient has no remaining meniscus tissue to protect the joint. Second, a limited number of menisci are available from cadavers annually.
  The ReGen Solution
     The meniscus applications of ReGen’s collagen matrix products facilitate growth of new tissue to reinforce existing meniscus tissue following partial meniscectomy in the human knee. Our collagen matrix products for the meniscus are sutured into the area where torn or damaged meniscus tissue has been removed. Once sutured in place, the collagen matrix product reinforces the remaining meniscus tissue, and provides a scaffold to guide the generation of new tissue using the body’s own cellular repair mechanisms. New tissue forms and over time the collagen scaffold is absorbed by the body leaving new tissue in its place.
     Based on our assessment of eligibility and in consultation with surgeons, we believe that approximately 50% of partial meniscectomy procedures could benefit from the use of one of ReGen’s collagen matrix products. In making this assessment, we assume a higher likelihood that those patients who had previously undergone surgery and those with greater meniscus loss would benefit more immediately from use of one of ReGen’s collagen matrix products. We estimate the potential world-wide market for our collagen matrix products for the meniscus to be approximately 650,000 procedures, representing approximately $1.7 billion in 2006.

Our Products
  Collagen Scaffold
     ReGen’s proprietary collagen matrix technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. We are currently seeking FDA clearance for our Collagen Scaffold in the U.S. and if clearance is obtained, we may make the Collagen Scaffold available in a flat sheet configuration, as well as in a semi-lunar shape designed for use in the meniscus, and potentially other configurations specifically designed to facilitate the reinforcement and repair of soft tissue in various sites within the body.
     The Collagen Scaffold is a resorbable collagen-based surgical mesh intended for use in general surgical procedures for the reinforcement and repair of soft tissue, including, but not limited to, general soft tissue defects, hernias, and meniscus defects. The Collagen Scaffold provides a resorbable scaffold that is replaced by the patient’s own tissue.
  CMI
     The Company’s first approved product using its collagen matrix technology is the CMI, which is cleared for sale in the EU and marketed through ReGen AG. The CMI has not been approved for sale in the U.S. The CMI is intended to facilitate growth of new tissue to reinforce the remaining meniscus, and to provide certain clinical benefits. Meniscus tissue loss typically occurs through an arthroscopic partial meniscectomy procedure performed to address meniscus tears or other irreparable damage resulting from acute injury or long-term wear. The surgeon sutures the CMI to the rim of the meniscus remaining after partial meniscectomy. Once implanted, the CMI’s highly porous matrix guides the growth of new tissue from the patient’s own cells. By providing a scaffold for growth of new meniscus-like tissue, the CMI procedure provides the potential for certain clinical benefits, including the restoration of patient activity.
  The SharpShooter Tissue Repair System
     As our research and development program generates new core products, we may develop supportive products that facilitate surgery. The first example of these supportive products is the SharpShooter Tissue Repair System, or SharpShooter, a needle-advancing instrument that allows surgeons to accurately place needles in hard-to-reach locations. Although initially designed for use in suturing the meniscus applications of our collagen matrix products, the SharpShooter is also suited for use in a portion of the industry-estimated 250,000 meniscus repair procedures performed worldwide in 2006.
     The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan. The system includes a unique method to deliver sutures using a patented delivery handle and a series of six anatomic cannulae that are able to reach all areas of the meniscus. While traditional manual suturing techniques are plagued by problems such as lack of access, consistency and speed, the SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures. We believe the SharpShooter offers a number of benefits, including:
•	Single-handed operation, provided by a patented delivery handle, which allows a surgeon complete control over targeting sutures;

•	Better viewing and access to all areas of the meniscus, provided by cannulae options;

•	Easier and safer passage of suture needles;

•	Simple loading and pre-attached sutures reducing surgery time; and

•	More accurate repair of meniscus tears by surgeons with less assistance in the operating room.

We intend to develop and market new applications using the SharpShooter technology that will enhance its usefulness both in the meniscus and in other orthopedic areas.

U.S. CMI Clinical Trial
     ReGen is conducting a pivotal multicenter clinical trial (the “MCT”) in the U.S. The MCT is a two-arm, controlled, and randomized study comparing the CMI to the current standard of care, the partial meniscectomy. Initially, 288 patients were enrolled in the trial. At the request of surgeons participating in the trial, additional patients were added, resulting in a total of 313 patients enrolled. The study was randomized on a one-to-one basis at each of the centers participating in the MCT, resulting in a total of 162 patients receiving the CMI. The MCT is comprised of two separate protocols, one for acute patients (patients with no prior surgery to the involved meniscus), and one for chronic patients (patients with one to three prior surgeries to the involved meniscus).
     Patients in the MCT were required to complete a two-year clinical follow-up. In November 2002, we completed the initial enrollment and related surgical procedures for our CMI clinical trial. By April 2003, surgical procedures were completed on the additional 25 patients. The last of the two-year clinical follow-up exams were completed in the second quarter of 2005.
     Since the completion of two-year clinical follow-up exams on patients in the MCT, we have undertaken a substantial commitment to audit, analyze and tabulate the MCT data. We intend to continue to follow patients in the MCT and we believe our investment in the clinical data represents a substantial asset to the Company. The MCT and resulting clinical data represent a valuable source of data on long term patient outcomes that may be useful as (i) a potential source of safety and efficacy information for regulatory clearance of the ReGen Collagen Scaffold or PMA approval of the CMI, if pursued by the Company, and (ii) the basis for scientific publications and further research that could lead to important new improvements in the treatment of meniscus injury.
     Both clinical protocols for the CMI specify a composite analysis of multiple endpoints. In particular, there are three primary endpoints for the clinical trial of the CMI: i) pain; ii) function; and iii) patient self-assessment (i.e. the patient’s self assessment of “the condition of the knee”), and three secondary endpoints: i) tissue growth; ii) histology; and iii) radiology. In each of these sets of three endpoints, success is defined as superiority in two out of three of the endpoints. There is an additional endpoint, activity level, measured by the Tegner Score that has success criteria specified in the MCT protocol. This endpoint is defined to include an analysis of the pre-injury, pre-operative and post-operative activity levels and can be quantified by the Tegner Index, which measures the return of activity lost due to the patient’s injury. There are a number of other variables provided for in the MCT protocols, including patient satisfaction.
     A recent analysis of data from the MCT includes results for 313 patients with a minimum follow-up of two years and a mean follow-up time of 56 months. The recent analysis continues to demonstrate a measurable clinical benefit for patients receiving the CMI. The greatest measured benefits from implantation of the CMI are seen in the chronic patients. These patients, with one to three prior injuries to their meniscus, have greater meniscus loss and more knee joint degeneration than the acute patients.
     A discussion of select outcomes from the MCT follows.
  Safety
     The results of the MCT indicate that the CMI is safe. No significant unexpected adverse events have occurred associated with the CMI. Relook arthroscopy and tissue biopsy performed as part of the MCT indicate no adverse histological effect and immunologic studies indicate no significant immune response.

  Tissue Growth to Reinforce the Meniscus
     Relook arthroscopy performed as part of the MCT, one-year post-implantation of the CMI, demonstrates an increase in tissue growth within the meniscal defects. The two diagrams in Figure 1 represent the medial meniscus of the human knee. The upper diagram (Post-partial Meniscectomy) shows the average amount of meniscus loss for chronic patients in the MCT. These patients had lost, on average, 63% of their meniscus. The CMI was implanted in the area of meniscus loss to reinforce remaining meniscus tissue. All CMI patients in the MCT were required to have arthroscopic re-look at one year post-surgery. The lower diagram (Post-CMI (1 year)) shows that one year after the CMI was implanted, the chronic MCT patients have a gain in tissue volume of 97% over what they would have had with a partial meniscectomy alone. These patients have, on average, 37% of their meniscus remaining after removal of their damaged meniscus tissue; however, one year post-implantation of the CMI, these patients have an average of 73% of their original meniscus volume.
Figure 1. Tissue Growth
Chronic Patients in U.S. Multicenter Trial

  Re-operation Rate (Chronic Patients)
     The ultimate goal of any meniscus treatment is to delay or prevent further degeneration of the joint. This is best measured by the need for additional surgery to the injured knee. Within four years post-CMI surgery, control patients in the MCT with chronic meniscus injuries have a three times greater incidence of re-operation of the injured knee than the same patient population who received the CMI (Figure 2). This result is statistically significant (p value = 0.02) and is based on an analysis that excludes re-operations for CMI patients that were part of the protocol-required relook arthroscopy and biopsy.
Figure 2. Re-operation Rate (Chronic Patients)
  Patient Activity Level
     The Tegner Activity Score is a validated method for assessing patient activity levels. A Tegner score of 0 means that the patient is disabled; while a score of 10 means that the patient is performing sports at a professional level. The graph below shows the mean Tegner Activity Index scores for the chronic CMI and control patients in the MCT. The Tegner Activity Index indicates on average how much the patients have regained of their activity level post-CMI surgery. Patient activity levels were measured pre-injury, pre-surgery and at the one and two year, post-surgery follow-up time points. A patient with a Tegner Activity Index of 100 regained all of the loss in activity level that they experienced as a result of their injury.
     Figure 3 provides the Tegner Activity Index at 24 months post-surgery for the chronic patients in the MCT. Chronic CMI patients in the MCT have a statistically significantly (p value = 0.02) greater improvement in their activity level than control patients. These CMI patients regained an average of 42% of their activity level lost as a result of their knee injury. Control patients regained 29% of their lost activity level in the same time period.
Figure 3. Patient Activity Level

  Pain and Function Outcomes
     Analysis of the correlations between outcomes measured in the MCT demonstrates a statistically significant correlation between activity level, pain (measured by VAS), and function (measured by the Lysholm scoring scale). While the pain and function scores of the chronic CMI patients are equivalent to the control patients, the CMI patients experience these levels while regaining more of their lost activity.
  Patient Satisfaction
     Patient satisfaction was assessed in the MCT by asking patients the question: “If you had to spend the rest of your life with the symptoms you have right now, how would you feel about it?” This question allows patients to assess what aspect of their treatment outcome is most important to them. Examination of the data demonstrates that this measure of satisfaction is statistically significantly correlated to pain, function and activity level. Sixty-six percent of chronic CMI patients were satisfied with their treatment while 49% of chronic control patients were. Though this difference is not statistically significant (p value = 0.085), we believe significance is likely with a larger sample size.
  Observations on Results of MCT
     While the chronic patients are clinically superior to their partial meniscectomy controls in the measures noted above, acute patients in the MCT also have a significant increase in total meniscus volume equivalent to those of the chronic CMI patients. The acute patients are substantially earlier in the degenerative pathway which likely accounts for the fact that the CMI and control patients are equivalent in the clinical outcomes measured in the trial. Should these patients incur a second injury to the meniscus, they would become chronic patients as defined in the MCT. One would expect that when this happens, the acute patients who have not received the CMI will behave, over time, in the same manner as the control patients in the chronic arm of this multicenter clinical trial. It is hoped that the intervention with the CMI in these patients and the fact that they have approximately as much meniscus volume as the chronic CMI patients will help them achieve, over time, the same positive results as the chronic CMI patients in the MCT.
     We are encouraged by these observations on the results from the MCT. The results indicate that the CMI is safe. We have seen positive results in tissue growth to reinforce the meniscus (Figure 1), the primary goal of the CMI. We believe that the tissue growth may delay future degenerative problems in the knee, based on the results of the Feasibility Study and the MCT. Further, we believe that positive results in the Tegner Index (Figure 3) mean that patients are better able to return to their pre-injury lifestyles. Finally, the results indicate that patient satisfaction levels are higher with the CMI than the control group.
The observations on the results of the MCT, presented on the pages above, are for informational purposes only and should not be construed as providing conclusive evidence regarding the results to be expected from the clinical trials. We are continuing to analyze the data in order to more completely interpret the observations. The observations presented on the pages above are not in any way indicative of the likelihood for FDA clearance of the Collagen Scaffold or approval of the CMI, should the Company decide to apply for it. The FDA has not yet cleared the Collagen Scaffold or approved the CMI and there is no guarantee that we will obtain such clearance or approval.
  Feasibility Study Patients
     Prior to beginning the MCT, we conducted a Feasibility Study of the CMI. All eight patients who participated in the Study were operated on and received the CMI at the Steadman Hawkins Clinic in Vail, Colorado. All eight patients who participated in the Study are now beyond five years post-CMI surgery. Highlights of the Feasibility Study include the eight patients having, on average, more than twice as much meniscus-like tissue as they had following the partial meniscectomy and a steady increase in patient activity levels over five years, returning to activity levels that are near those experienced prior to injury (Figure 3). None of the eight patients had any significant adverse events attributable to the CMI. A portion of these results were reported to and reviewed by the FDA prior to commencement of the MCT. Results of the Feasibility Study were published in Arthroscopy, The Journal of Arthroscopic and Related Surgery, in May 2005.
Customers, Sales and Marketing
     To date, sales of our products have been limited. We have filed for clearance from the FDA to allow us to market the Collagen Scaffold as a medical device in the United States. The CMI is cleared for sale and distributed in Europe. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile, and Japan.
     Before the third quarter of 2005, we distributed the CMI outside the U.S. on a non-exclusive basis pursuant to a distributorship agreement with the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”). This distributorship agreement terminated in 2005 and ReGen now has exclusive worldwide rights to market the CMI.
     In 2005, we created a Swiss subsidiary, ReGen Biologics AG from which we conduct our European distribution activities through local market distributors and a limited number of employees hired either by the Company or its subsidiary. We entered into three distributor agreements whereby we granted each distributor exclusive distribution rights to market the CMI and non-exclusive rights to market other ReGen products in specified geographic locations. The distributors and their respective markets are as follows:
•	Xmedica s.r.l. (“Xmedica”) — Italy

•	Hoscenter, S.L. (“Hoscenter”) — all of Spain except Catalonia territory

•	Polymedic 2000, S/A (“Polymedic”) — Catalonia, Spain (Barcelona, Tarragona, Lleida, Gerona, Islas Baleares) and Andorra.
     The initial terms of the respective agreements run through December 31, 2007. In addition to selling through the foregoing distributors, ReGen AG also sells our products directly to clinics and hospitals in Austria, Switzerland, Germany and Belgium. Direct sales are supported by employees of ReGen AG. Our priority for 2006 was market penetration in Italy, Spain and Germany. For 2007 we have received an OPS code for third-party reimbursement of the CMI in Germany, which we expect will facilitate market penetration in that country.
     If we obtain FDA marketing clearance for the Collagen Scaffold, we plan to distribute the ReGen meniscus application of the Collagen Scaffold and other orthopedic products in the U.S. through an independent network of local or regional sales organizations. We will use our corporate base of training, marketing, product support and related functions to facilitate development of a specialized distribution infrastructure in the U.S. We have identified the following as our highest priority initiatives to support U.S. launch of the meniscus application of the Collagen Scaffold device:

•	Surgeon and patient awareness — This initiative entails scientific presentations and publications as well as development of an on-line strategy to drive consumer awareness;

•	Reimbursement — We believe we have identified an appropriate surgeon reimbursement category and plan to seek assignment to the meniscus application of our Collagen Scaffold device if FDA clearance is received. We have developed plans for a reimbursement call center and insurance company education to facilitate third-party reimbursement;

•	Surgeon training — Leading U.S. and European surgeons are participating in development of a world-wide training plan; and

•	Distribution — We have engaged a consultant experienced in our industry to plan and build a specialized marketing and distribution infrastructure, including an independent distributor network.
     Linvatec, an industry leader in the arthroscopy marketplace, has a non-exclusive world-wide license to sell the SharpShooter product. Under the license agreement, Linvatec is obligated to pay us a royalty of between 10% and 12% of net sales of SharpShooters that it sells to end users. Linvatec has the right to assume production responsibility from the Company for the SharpShooter, but to date has not exercised this right. Until the right to assume production responsibility is exercised, Linvatec must buy the SharpShooter components from ReGen at a price equal to our cost. This agreement continues in force at Linvatec’s option.
Revenues Attributable to the U.S. and Foreign Countries
     Following are the relative percentages of our revenue from sales to customers that was attributable to the U.S. and other countries:

	Years Ended
	December 31,
	2006	2005	2004
Sales revenue:
U.S. (Linvatec)	49%	73%	54%
Switzerland
Centerpulse	0%	7%	46%
Other	6%	2%	0%
Spain (various)	9%	2%	0%
Italy (Xmedica)	12%	4%	0%
Germany (various)	21%	9%	0%
Belgium (various)	3%	3%	0%
Intellectual Property
     As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patent protection. Although patents often are a necessary component of our technology and products protection strategy, we believe that the other primary elements of our intellectual property represent important assets and additional barriers to entry for our competitors. Our intellectual property assets include (i) owned and licensed patents; (ii) proprietary manufacturing processes and similar trade secrets, (iii) our brand and trade names and marks, and (iv) unique and extensive clinical data on meniscus injury and treatment.
     We require our employees, consultants and advisors to execute nondisclosure agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, and some consultants and advisors to agree to disclose and assign to us all inventions conceived during their work for us, which use our intellectual property or which relate to our business.
     We own and/or have exclusive rights to 22 U.S. patents, 76 international patents, and 19 pending US and foreign applications. Of these patents and applications, 111 relate to the composition or application of our collagen matrix technology and 6 relate to the SharpShooter device. The expiration dates of our U.S. patents relating to the composition of our collagen matrix technology and SharpShooter device range from July 20, 2007 to June 6, 2015. Our pending patent applications include recently filed applications directed to both the advancement of our collagen matrix technology, such as membrane reinforced and lubricious coated materials, as well as a significant new device designed to fit within the SharpShooter Tissue Repair System. If we complete the PMA submission and receive FDA approval for our CMI product, we will apply for a statutory patent term extension for one of our patents covering our collagen matrix technology (potentially up to five years) in consideration for time spent in the regulatory process. Unless we receive FDA PMA approval, we will not be eligible for the statutory patent term extension.

     In addition to our patents, we also own trademark registrations of the marks REGEN® and SHARPSHOOTER® and have pending trademark filings and common law rights to various other trademarks, tradenames and logos, including but not limited to REGEN BIOLOGICS and CMI.
     Pursuant to an assignment and royalty agreement, we have acquired all legal rights to the SharpShooter from Dr. J. Richard Steadman, a member of our board of directors, and Modified Polymer Components, Inc. (“MPC”). In consideration for the rights granted we are obligated to pay royalties to Dr. Steadman and MPC for ten years after the first public announcement by the Company of the launch of the SharpShooter in the U.S. Royalties due to Dr. Steadman range between 2.4% and 4.8% of net sales of the SharpShooter and royalties due to MPC range between 0.6% and 1.2% of net sales of the SharpShooter. No further royalties will be due to either Dr. Steadman or MPC on net sales made beginning ten years after the launch of the SharpShooter in the U.S. The assignment of rights under the agreement are irrevocable and cannot be invalidated, rescinded or terminated except by another written agreement executed by the parties to each assignment. The remainder of the agreement expires ten years after the first commercial sale of a SharpShooter. For the calendar years 2006, 2005 and 2004, the royalty expenses under this agreement approximated $12,000, $27,000 and $10,000 respectively which is reported as cost of goods sold in the accompanying consolidated statements of operations.
     Pursuant to an exclusive license agreement with Dr. Shu-Tung Li, we have acquired an exclusive, worldwide, royalty-bearing right and license to develop, manufacture or have manufactured, use, offer for sale, sell and import certain products relating to self expandable collagen implants designed to close and/or fill tissue voids, repair defects or augment soft tissue function. The agreement expires on the later of 10 years from the date of the first commercial sale of a product covered by the agreement or the date that the last-to-expire patent among certain patents expires. We have the right to terminate the agreement, for any reason, upon 30 days prior written notice to Dr. Shu-Tung Li. The company completed its payments under this license agreement during fiscal year 2000.
Research and Development
     We believe that our proprietary collagen matrix technologies may have the potential to be used for the treatment of various injuries and degeneration of other tissue structures such as the intervertebral disc of the spine and articular cartilage of degenerated joints. This technology may also be used as a carrier matrix for therapeutic agents for hard and soft tissue repair and new tissue growth applications. These applications are in various stages of development from proof of concept to preparation for submission to the FDA. As advances in tissue growth and genetic engineering converge, we foresee potential opportunities to develop additional uses for our technologies. At this time, each of our CMI and Collagen Scaffold products acts as a matrix to facilitate growth of new tissue to reinforce existing tissue, using the body’s own cells. In the future, however, it is possible that our products may be used in conjunction with advanced forms of cellular, genetic and molecular technology.
     During 2006 and 2005, our research and development was focused largely on the conduct of our CMI clinical trial and related activities in the U.S., including our undertaking to audit, analyze, and tabulate the CMI MCT data. However, we also made substantial progress on several other new product development efforts. We completed development of a CMI for the lateral meniscus and European regulatory authorities accepted an expanded CE mark for the CMI to include both the medial and lateral configurations. In 2006, we initiated a small European post-market surveillance designed to validate safety and surgical technique and to add important lateral experience to our clinical database on the meniscus. We have developed a prototype of a substantial new addition to our SharpShooter Tissue Repair System and during 2007, we intend to complete the U.S. and European regulatory activities required to clear the way for marketing of the new SharpShooter component. Additionally, we have made substantial progress in the ongoing refinement of our collagen scaffold manufacturing processes focused on the increase in production yields and capacity. Lastly, we have conducted early research on potential extended application of our collagen matrix technology.
     Our research and development activities are conducted through the use of internal and external resources. We engage outside consultants and academic research facilities for assistance with new product development. Additionally, we may license technology from third parties. We may, in the future, hire additional research and development employees. We plan to continue to use outside resources for product research. We also plan to continue to have relationships with prominent researchers and clinicians, some of whom have assisted in the development of our technology.
     Research and development expense approximated $6.8 million for the year ended December 31, 2006, $7.6 million for 2005, and $3.8 million for 2004.

Third-Party Reimbursement
  Reimbursement outside the U.S.
     In those countries where our products are approved for sale, we expect that sales volumes and prices of our products will continue to be influenced by the availability of reimbursement from governments or third-party payers. If adequate levels of reimbursement from governments or third-party payers outside of the U.S. are not obtained, international sales of our products will be limited. Outside of the U.S., reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for medical devices and procedures. Some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. In Germany we have received the OPS code for third-party reimbursement for the CMI, and we expect this to facilitate market penetration in this country.
  Reimbursement in the U.S.
     The U.S. reimbursement process is comprised of the following three elements: (1) codes that describe the products and procedures; (2) coverage or the agreement by the payer to pay for the products and procedures; and (3) the level of payment for the products and procedures.
     In general, it is important to assess the viability of device and procedure reimbursement early in the development and clinical process. If the new technology involves a new procedure, a unique CPT code may need to be obtained as well as appropriate assignment by Medicare to a payable facility APC code. The device associated with the procedure may also need to obtain an appropriate HCPCs code. The primary assessment should focus on procedure and product coding as well as the following:
•	Based on patient demographics for the procedure, who will be the primary payer (Medicare, private payer, workers’ compensation, etc)?

•	What type of clinical data will be necessary to secure payer coverage of the procedure?

•	How should the device be priced and will the expected facility payment levels cover the price?
     Reimbursement in the U.S. is not currently available for the meniscus application of the Collagen Scaffold as the device used in the procedure has not received FDA clearance.
     Obtaining reimbursement for the Collagen Scaffold can be a complex and uncertain process. The product, if cleared by the FDA, would be purchased by hospitals or ambulatory surgery centers that are reimbursed by third-party payers. Such payers include governmental programs (e.g., Medicare and Medicaid), private insurance plans, managed care programs and workers’ compensation plans.
     Third-party payers have carefully negotiated payment levels for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and may require pre-approval of the services that a member will receive.
     We have retained the services of a reimbursement consultant to refine and implement our reimbursement strategy throughout the world. Implementation of this comprehensive strategy has begun and it will continue through the potential FDA clearance of the Collagen Scaffold in the U.S. and product launch. The current U.S. strategy incorporates the following elements:
•	Physician Coding and Payment: In 2005, a unique Category I CPT Code was created to describe meniscus transplantation. Based on dialog with relevant physician medical societies, it appears this CPT Code adequately describes the physician work involved in performing the CMI or Collagen Scaffold procedure in the meniscus. If FDA clearance is granted for the Collagen Scaffold, medical society advice regarding the application of this CPT Code for the meniscus application of the Collagen Scaffold will be formalized. At launch, we plan to support physician offices regarding procedure coding and payment through educational materials and a reimbursement support line;

•	Hospital Coding and Payment: In 2005 Medicare assigned the newly created meniscus transplantation CPT Code to the higher value arthroscopy APC payment code for the hospital. This assignment remains for 2006. Should this code be applicable to the meniscus application of the Collagen Scaffold, we hope to further augment the payment level by assessing the possibility of obtaining a payable implant code. At launch, we plan to support hospitals regarding product and procedure coding and payment through educational materials and a reimbursement support line;

•	Payer Coverage: New products and procedures are assessed for coverage by third-party payers. We intend to educate these payers on the economic and clinical benefits of the meniscus application of the Collagen Scaffold and related surgical procedure if FDA clearance is granted. We believe the availability of published data demonstrating procedure efficacy will influence payer receptivity to coverage. We expect to engage the support of surgeons to assist with this education.

     The SharpShooter device comprises disposable, one patient use parts, as well as reusable parts. Payment for the disposable device component is typically incorporated into facility negotiated payer payment levels. The reusable portion is considered hospital capital equipment. Capital equipment costs are absorbed by hospital operating budgets and not subject to patient-specific third party payer reimbursement in the U.S.
Production and Capacity
     We manufacture our collagen material products at an ISO 13485 certified production facility in Redwood City, California. We lease approximately 15,000 square feet of which approximately one-half was subleased through the end of 2006. The current lease expires on January 31, 2013. Our production facility comprises a combination of office, laboratory, clean-room and warehouse space and we utilize a variety of equipment standard to our method of collagen production and related testing. We also oversee the manufacture of and coordinate the supply of our SharpShooter product, and manage all wholesale distribution and related logistics out of our Redwood City facility. As of May 4, 2007, we employed eight people in our Redwood City facility, including a Director of Manufacturing, as well as Quality Assurance, Quality Testing, Development and Production personnel.
     Given the nature of the production process involved in the manufacture of our collagen materials, per unit production costs are highly variable in reverse proportion to the volume of production, i.e. per unit production costs decrease dramatically as production volume increases. We have the most experience to date in the manufacture of our CMI product. Based upon our experience in manufacturing the CMI and assumptions we make that reflect our historical experience, Figure 4 represents our estimate of the costs of production of the CMI and the meniscus application of the Collagen Scaffold at increasing annual production volumes.
Figure 4. CMI and Collagen Scaffold Unit Cost vs. Production Volume
     We believe our current facility, including recapture of sublease space, will provide us with adequate production space to support expected required capacity through 2011. If we are successful in obtaining FDA clearance for the Collagen Scaffold, we anticipate total costs of up to approximately $1.5 million, a substantial portion of which are expected to be capitalized costs incurred in 2007 and 2008, to renovate the existing facility and increase production output capacity for our collagen matrix products. A substantial portion of these costs will be reimbursed by our landlord through a tenant improvement allowance pursuant to the current lease. Additional capital costs approximating $500,000 annually are anticipated to support production increases for 2009 through 2011.
     We use bovine tendon as a primary raw material for production of our collagen matrix products. We obtain our tendon material through a specialized supplier which sources the material based upon specifications defined by us. The bovine material is readily available in adequate supply through U.S.-based slaughterhouses. Currently, we obtain our supply of bovine tissue from the achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a supplier under strict acquisition and processing guidelines, which are prescribed and audited by ReGen and subject to inspection by regulatory authorities. Additionally, ReGen is pursuing alternatives to further reduce any real or perceived risk associated with transmissible spongiform encephalopathy diseases such as bovine spongiform encephalopathy (also known as mad cow disease), including, but not limited to the use of a “closed” U.S. based herd, or the use of Australian based herds to fill its supply requirements. During 2005 we began testing of alternative tendon sources in order to further expand the availability and reduce the risk of supply interruption.
     The SharpShooter includes several components, all of which are manufactured by third parties. We oversee the manufacturing and coordinate the supply of these components from our Redwood City, California production facility. Given the resources available to us, we have historically relied upon a limited number of third party manufacturers. Following the receipt of products at our facility, we conduct inspection and packaging and labeling operations when necessary. For products distributed in a sterile package, sterilization is performed by contract vendors.
     We purchase a variety of materials for use in the manufacture of our collagen matrix and SharpShooter products. We generally maintain approximately a six month stock of most of the raw materials used in production. In several cases we rely on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to establish new vendor relationships. We believe that at this time all materials used in the production of our products are readily available.

Competition
     The orthopedic industry as a whole is highly competitive. To date our strategy has involved focusing our efforts on leveraging our collagen matrix technology to address significant unmet markets. Given the genesis and early evolution of the Company, efforts have been highly focused on the surgical sports medicine area within orthopedics and more specifically the repair of damaged meniscus tissue. Currently we are not aware of any other collagen matrix product for the meniscus that has been cleared for sale outside the U.S. or is pending FDA clearance or approval in the U.S.
     The primary competition for our CMI product abroad and, upon FDA clearance if granted, of the meniscus application of the Collagen Scaffold in the U.S., consists of procedure-based approaches to repair a patient’s torn or damaged meniscus. There are three primary procedures that address the damaged meniscus: (1) the partial meniscectomy, (2) meniscus repair and (3) the meniscus transplant using allograft tissue. We do not believe that implantation of either our CMI product or the meniscus application of our Collagen Scaffold currently competes with the meniscus repair or transplant procedures. We believe that our products offer the benefit of facilitating the growth of new tissue that reinforces existing meniscus tissue.
     Neither the CMI nor the meniscus application of the Collagen Scaffold is competitive with products that patch or repair articular cartilage. Several companies are currently developing an approach to repairing articular cartilage that has a different function and location than the meniscus. We believe that as companies develop these technologies, they will find that it is increasingly more important to repair the damaged meniscus in order for their products to have successful long term outcomes.
     We have learned that Johnson & Johnson’s Depuy subsidiary applied for and, in 2004, received FDA approval to conduct a human feasibility study using its SIS collagen technology in the meniscus. Should Johnson & Johnson or another competitor gain regulatory clearance for marketing a similar device, we believe that our intellectual property position, including extensive data from the MCT will provide a barrier to entry and allow us to demonstrate significant differentiation in the meniscus market.
     The primary competition for the SharpShooter consists of Linvatec’s Zone Specific and other similar instruments used in the “inside out” suture repair technique, and Smith & Nephew’s FasT-Fix and a number of other similar instruments used in the “all inside” suture repair technique. Inside out suture repair remains the most reliable procedure for suture repair of a torn meniscus, but new devices, such as the FasT-Fix are making the all inside technique more reliable. The all inside technique, together with these new devices, has the potential to decrease surgical time and increase the number of repair procedures performed. In some cases, the all inside type devices do not allow the surgeon to access certain locations of the meniscus, which can be accessed and repaired using an inside out technique.
     We believe the SharpShooter has certain advantages over other inside out devices, primarily related to the gun-like handle and attachable cannula that allow the surgeon to direct the sutures into various locations of the meniscus and control the advancement of the suture. The SharpShooter also provides a platform for potential future enhancements in meniscus repair as well as application in other orthopedic areas. We believe the all inside suturing devices like the FasT-Fix also represent a potentially significant advancement in the surgical techniques used to implant the collagen scaffold and the CMI. Based upon laboratory studies conducted to date and initial feedback from Europe, we have learned that the all inside technique when used in tandem with the inside out suturing technique can significantly reduce surgical time and complexity.
Government Regulation
  U.S.
     Our products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. Unless an exemption applies, each medical device we distribute commercially in the U.S. requires either FDA clearance through premarket notification under 510(k) of the Federal Food, Drug, and Cosmetic Act (Act) or premarket approval (PMA) under Section 515 of the Act. Both types of submissions require payment of a user fee, unless exempt.
  510(k) Premarket Notification
     Typically, the 510(k) process is shorter, less rigorous, and less expensive than the PMA process. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification, or 510(k), requesting permission to distribute the device commercially. Class I devices are subject to general controls such as labeling and adherence to FDA’s Quality System Regulation or QSR and are frequently exempt from the 510(k) premarket notification requirements. Class II devices are subject to special controls such as performance standards and FDA guidelines as well as general controls. The FDA exempts some low risk devices from premarket notification requirements and the requirement of compliance with certain provisions of the QSR. The FDA places devices in class III, requiring premarket approval, if insufficient information exists to determine that the application of general controls or special controls are sufficient to provide reasonable assurance of safety and effectiveness and they are life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device or to a “preamendment” class III device in commercial distribution before May 28, 1976, for which premarket approval applications have not been required.

     We believe that the Collagen Scaffold product, for the indication of soft tissue reinforcement as specified above, should be regulated by FDA as a class II device. Over the last several years, FDA has cleared for marketing via the premarket notification (510(k)) process, several products that we believe are similar in technology and intended use to the collagen scaffold and are used in multiple medical specialties, including general surgery and orthopedics, for soft tissue reinforcement and repair. These devices have been cleared as class II devices. We believe that these precedents and predicate products indicate the appropriateness of regulating the collagen scaffold as a class II device subject to 510(k).
     To receive 510(k) clearance from the FDA, our 510(k) premarket notification to the FDA must demonstrate that our proposed device is substantially equivalent to a predicate device — a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications, or premarket approval. Clearance typically takes from three to nine months, but can take significantly longer and may involve the submission of additional data, including clinical data to support assertions that the product is substantially equivalent to a predicate device.
     We submitted our initial 510(k) premarket notification for the Collagen Scaffold on December 28, 2005, and claimed equivalence to other collagen based products that have been classified as surgical meshes and other class II devices cleared for marketing via 510(k) with the same or similar intended use and technological characteristics. Typically, the 510(k) premarket notification process is less costly and faster than the PMA process. We believe that multi-center, controlled studies are not necessary to establish that the Collagen Scaffold is substantially equivalent to legally marketed predicate devices. In our 510(k), we submitted two studies of clinical experience in Europe conducted by independent academic clinicians. The FDA provided us with a letter indicating the FDA’s determination that the device is not substantially equivalent (NSE) to existing class II devices already in receipt of FDA clearance. We appealed the FDA’s NSE decision, and the FDA subsequently provided a letter upholding the NSE decisions and indicating that we may submit a new 510(k) for clearance of our Collagen Scaffold device with modified indications for use in the meniscus, supported by appropriate clinical data. In December 2006 we filed a revised 510(k) submission. In a letter dated March 26, 2007, the FDA requested additional information from the Company, which the FDA stated was necessary to complete its review of the Company’s 510(k) application. In response to the letter, we anticipate meeting with or having discussions with representatives at the FDA and/or providing additional information. The Company has submitted the paperwork necessary to extend the time in which it must formally respond to the March 26, 2007 letter. We intend to work diligently to pursue all alternatives available to us which would result in a class II designation. If these efforts are unsuccessful, we may pursue completion of the PMA for the CMI. There can be no assurance as to the outcome of our overall efforts to obtain the FDA’s clearance or approval for the sale of the Collagen Scaffold or the CMI, respectively, in the U.S.
  Premarket Approval
     If the device cannot be cleared through the 510(k) process, a premarket approval application, or a PMA, may be required. A PMA must be supported with extensive data, typically including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling, to provide to the FDA’s satisfaction a reasonable assurance of safety and effectiveness of the device. The PMA approval process is substantially more complex and lengthy than the 510(k) premarket notification process because of the data and information requirements, the scope and duration of the review process, including an FDA advisory panel review, and other regulatory requirements for PMA products.
  Ongoing Regulatory Oversight
     A medical device, whether exempt from premarket notification, cleared for marketing under 510(k), or approved pursuant to a PMA approval, is subject to ongoing regulatory oversight by the FDA to ensure compliance with regulatory requirements. These requirements include registration and listing, good manufacturing practices, labeling, medical device reporting, corrections and removals reporting, and recalls. Devices may be marketed only for their cleared or approved indications for use and claims.
  Product Modifications
     After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance. Changes that do not rise to this level of significance, including certain manufacturing changes, may be made without FDA clearance, upon completion of required documentation in the manufacturer’s files and provided that valid scientific data is available to justify the change. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with the manufacturer’s determination. In contrast, after a device receives PMA approval, any change affecting the safety or effectiveness of the device, with certain exceptions, must be submitted in a PMA supplement for review and approval by FDA before making the change.

  Clinical Trials
     We perform clinical trials to provide data to support the FDA clearance and approval processes for our products and for use in sales and marketing. Human clinical studies are generally required in connection with the approval of class III devices and may be required for clearance of class II devices. Clinical trials must comply with the FDA’s regulations for protection of human subjects and good clinical practices, including institutional review board approval and informed consent. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or inconclusive or, even if the intended safety and effectiveness success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product. In addition, delays in clinical testing may occur due to voluntary actions of a company.
     In the second quarter of 2005, the FDA initiated an inspection, or audit, of the Company’s records relating to the MCT and at the conclusion of the audit issued a Form 483 notice listing the investigators’ observations. The Company responded to the FDA’s audit notice and, where deemed necessary by management, took corrective action to address the investigators’ observations. In the third quarter of 2005, the Company received a warning letter from the FDA dated September 16, 2005 (the “Warning Letter”).
     The Warning Letter was a follow-up to the FDA Form 483 notice of inspectional observations, dated May 18, 2005. The observations related primarily to the Company’s monitoring, compliance and the retention of records in the conduct of the MCT for the CMI. The Company was aware of the issues that led to the observations prior to the time of the FDA inspection. In fact, the Company had earlier notified the FDA of such issues and had commenced corrective action.
     The Company submitted its response to the Form 483 via letter dated June 7, 2005. The Company also submitted to the FDA a revised set of training and other procedures on August 16, 2005 (the “Updated Procedures”). The Updated Procedures specifically address training of the new corrective procedures, as well as follow-up and monitoring to ensure the effective implementation of the corrective actions called for by the Form 483 observations.
     The Warning Letter indicated that at that time the FDA believed the Company had not adequately addressed in its June 7, 2005 written response the specific observations and issues identified in the Form 483. The Company believes that it responded to the issues raised in the Form 483 through the response to the Form 483 and the Updated Procedures previously provided to the FDA. Management believes that the Warning Letter may not have taken into account the Company’s adoption and implementation of the Updated Procedures. In October 2005, the Company submitted its written response to the Warning Letter, which referenced the Company’s response to the Form 483, submitted on June 7, 2005 and included the Updated Procedures.
     In the first quarter of 2007, the FDA initiated a re-inspection of the Company’s records relating to the CMI clinical trial and issued a Form 483 notice listing the investigators’ observations. The inspection resulted in one observation regarding the monitoring of the clinical trial and timely notification of FDA. Prior to the close of the inspection, the Company initiated corrective action on specific items identified and, subsequently, has provided a complete written response to the observation in the Form 483. Neither the Company nor its regulatory consultants believe that the single observation identified in the Form 483 would rise to the level of a Warning Letter.
     The various components of the SharpShooter Tissue Repair System have met the necessary FDA regulatory requirements for distribution in the United States pursuant to the 510(k) premarket notification process or in certain cases are exempt from such notification.
  International
     We obtain required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in foreign markets. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for such approval may differ from FDA requirements.

     All of the Company’s products sold internationally are subject to applicable foreign regulatory approvals. In order to market our devices in the member countries of the European Union, we are required to comply with the Medical Device Directive and obtain CE Mark Certification. CE Mark Certification is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the Medical Device Directive, all medical devices must qualify for CE Marking.
     The Company’s products are manufactured in compliance with ISO 13485 and U.S. Quality System Regulations.
Stockholders’ Agreement
     As of April 5, 2007, the holders of approximately 32.7% of our outstanding common stock on an as converted basis were parties to a stockholders’ agreement. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, implementing a reverse stock split, and amending ReGen’s by-laws. In addition the parties agreed to vote in favor of the election of the following directors to ReGen’s board of directors: (1) the chief executive officer of ReGen (initially, Gerald E. Bisbee, Jr., Ph.D.); (2) two designees of Sanderling Ventures (initially, Robert G. McNeil, Ph.D. and a director deemed to be independent as defined in Section 4200(a)(15) of the National Association of Securities Dealers or the rules of any national securities exchange where the Company intends to list its common stock); and (3) four designees of a majority of the other members of the Board of Directors (initially Alan W. Baldwin, Dr. Abhi Acharya, J. Richard Steadman, M.D. and William R. Timken).
     On September 21, 2005, the Company and certain investors in the Company, including J. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management, Sanderling Venture Partners II, L.P., Sanderling Ventures Limited, L.P. (the “Stockholders”) entered into an Amended and Restated Stockholders’ Agreement (the “Amended and Restated Stockholders’ Agreement”) amending and restating the Stockholders’ Agreement entered into as of June 21, 2002 and as amended on December 4, 2002.
     The Amended and Restated Stockholders’ Agreement releases Centerpulse from its obligations under the agreement and removes the right of Centerpulse to designate a director for whom the parties to the Amended and Restated Stockholders’ Agreement will vote.
Credit Agreements
     Zimmer, the successor-in-interest to Centerpulse, has provided us debt financing pursuant to two credit agreements. To secure our obligations under the second of these credit agreements, we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. As of March 31, 2007, we owed approximately $7.8 million under these credit facilities. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock.
Employees
     As of May 4, 2007, we had 25 employees, 4 of whom were part-time employees. We have no unionized employees, nor do we have any collective bargaining agreements. We believe our relationship with our employees is good.
Website Access to SEC Reports
     Our filings with the SEC are available to the public from our Web site at http://www.regenbio.com and at the Web site maintained by the SEC at http://www.sec.gov.

MANAGEMENT
Directors
     Gerald E. Bisbee, Jr., Ph.D., 64, (President and Chief Executive Officer from 1989 to 1997 and from 2002 to present, Chairman of the Board from 1989 through 1997, and December 2000 to present, and director since 1989). Dr. Bisbee served as Chairman and CEO of RBio, Inc. from 1998 to 2002. Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in muscular-skeletal disease. His dissertation is part of the development of Diagnostic Related Groups, or DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation.
     J. Richard Steadman, MD, 69, (Director since 2002), Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of RBio, Inc. from 1990 to 2002. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans.
     Robert G. McNeil, Ph.D., 63, (Director since 2002), Dr. McNeil is a general partner of Sanderling Ventures, a biomedical industry investment firm, and has over twenty-five years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of RBio, Inc. from 1990 to 2002. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst. Dr. McNeil is Chairman of the Board of InfraReDx, Inc.
     Alan W. Baldwin, 70, (Director since 2000, Chairman of Audit Committee since 2002), Mr. Baldwin is presently President and Chief Operating Officer of Argosy Chemical International, a supplier of composite materials, specialty chemicals, technology, equipment, and related services. Mr. Baldwin was previously president of Alcore, a division of the McGill Corporation. Prior to joining Alcore, Mr. Baldwin was the Chief Executive Officer of CopperGlass Optical Solutions, Inc.; and director of Wren Associates, Ltd. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.
     Abhi Acharya, Ph.D., 66, (Director since May 2003), Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology. Dr. Archarya has been employed as a consultant since 1999, and presently serves on the board of directors of Neomend, Inc., Stereotaxis, Inc. and InfraReDx, Inc.
     William R. Timken, 71, (Director since June 2004, Member of Audit Committee since June, 2004), Mr. Timken, a founding partner of Hambrecht & Quist, joined H&Q in 1968 and retired in 1999 as its Vice Chairman. During his forty-two year career as a securities industry executive, Mr. Timken was involved in bringing to market and capitalizing companies such as Genentech, Apple and Netscape. Mr. Timken has been an informal advisor to ReGen since 1992. Mr. Timken is a graduate of Colby College and has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001.

Executive Officers
     Gerald E. Bisbee, Jr., Ph.D., 64, Chairman, President and Chief Executive Officer. See description above.
     John Dichiara, 53, Senior Vice President Clinical and Regulatory Affairs, has over fifteen years experience in the orthopedics industry. Before joining our Company in 1999, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.
     William G. Rodkey, DVM, 60, Vice President of Scientific Affairs since February 1997. Since July 1991, he has served as Director of Basic Science Research and Educational Consultant at the Steadman Hawkins Sports Medicine Foundation and prior to that time was Chief of the Military Trauma Division for Letterman Army Institute of Research. Having conducted research regarding surgical care of trauma victims and authored numerous publications, he received the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee and twice the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society of Sports Medicine. He holds a D.V.M. from Purdue University School of Veterinary Medicine and completed his surgery residency at the University of Florida. He is board certified as a Diplomat of the American College of Veterinary Surgeons. In 2005, Mr. Rodkey was appointed to the Scientific Committee of International Society of Arthroscopy, Knee Surgery and Orthopeadic Sports Medicine.
     Brion D. Umidi, 44, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, joined our Company in July 2002. Prior to joining our Company, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for us since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.
Director Independence
     In accordance with the mandates of the Sarbanes-Oxley Act of 2002, the Board affirmatively determines the independence of each director and nominee for director. The Board makes independence determinations in accordance with Rule 4200(a)(15) of the NASD listing standards. Based on these standards, the Board determined in early 2006 that the following non-employee directors are independent: Mr. Baldwin, Mr. Timken and Dr. Acharya, and that the remaining directors are not independent.
Director Compensation
     Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. The directors elected not to receive cash compensation for the 2006 fiscal year.
     Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective April 1, 2004. The Chairman of the Board of Directors is responsible for administering the plan. Pursuant to the plan as currently in effect, the timing of grants and the number of underlying shares to be awarded are as determined by the Chairman. The exercise price of the options and the vesting schedule are specified by the Chairman at the time of grant and set forth in each option agreement. Stock options granted under this plan have a term of ten years from the date of grant. We currently have reserved 2,495,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.
     Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. We currently have reserved 425,000 shares of our common stock for issuance under this plan. The supplemental plan is administered by the Board of Directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as set forth in each option agreement. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.

     Although we usually grant options to our non-employee directors under either of the foregoing plans, directors also are eligible to receive grants under our Employee Stock Option Plan.
     In January 2006, we granted stock options under our Non-Employee Director Stock Option Plan to all of our directors, as set forth in the following table.
DIRECTOR COMPENSATION TABLE (1)

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)	($)
J. Richard Steadman, MD	$—	$97,939 (2)	$9,314 (3)	$107,252
Robert G. McNeil, Ph.D.	$—	$85,423	$—	$85,423
Alan W. Baldwin	$—	$85,423	$—	$85,423
Abhi Acharya, Ph.D.	$—	$122,942	$—	$122,942
William R. Timken	$—	$146,457	$—	$146,457

(1)	Gerald E. Bisbee, Jr., Ph.D., our President and Chief Executive Officer, is not included in this table because Dr. Bisbee’s compensation for his service as a director is fully reflected in the Summary Compensation Table below.

(2)	The assumptions made in the valuation of the option awards reported in this column are discussed in Note 3 to our consolidated financial statements in our Annual Report on Form 10-k for the year ended December 31, 2006.

(3)	Other compensation includes royalties for sales related to the SharpShooter product.
Material Modifications to Equity Awards
     Beginning in late August 2006, our management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of our historical stock option granting and accounting practices. Based upon the results of the review, we determined that for certain grants made between July 2002 and March 2006, the measurement dates we used were incorrect. We identified eight groups of awards for which the individual grant documents were dated as of a different date than the date on which the terms and recipients of the respective awards were determined with finality. On December 29, 2006, we adjusted the exercise price of several outstanding option awards held by our officers and directors in order to reflect a change in the deemed grant date for accounting purposes, and the resulting difference in grant date fair market value of our underlying stock. No other terms of these option awards were modified. The following awards were adjusted:
OPTION REPRICING

	Original	Revised
	Exercise	Exercise	Applicable	Award
Holder	Price	Price	Option Plan	Amount
Abhi Acharya	$0.45	$0.98	Non-employee Director	450,000
	$0.84	$0.99	Non-employee Director	100,000
Alan Baldwin	$0.22	$0.47	Employee Plan	250,000
	$0.45	$0.98	Non-employee Director	200,000
	$0.84	$0.99	Non-employee Director	100,000
Robert McNeil	$0.22	$0.47	Employee Plan	250,000
	$0.45	$0.98	Non-employee Director	200,000
	$0.84	$0.99	Non-employee Director	100,000
Richard Steadman	$0.19	$0.23	Employee Plan	1,350,000
	$0.45	$0.98	Non-employee Director	200,000
	$0.84	$0.99	Non-employee Director	100,000
Bill Timken	$0.84	$0.99	Non-employee Director	100,000

COMPENSATION DISCUSSION & ANALYSIS
Compensation Philosophy and Objectives
     We believe that our success in developing, manufacturing and marketing our innovative orthopedic products is highly dependent on our ability to attract, retain and motivate very qualified and high performing executive officers. Due to the competitive marketplace for executives with experience in our industry, our primary compensation objectives are retention of our existing executive officers and motivation of our executive officers to lead us in achieving our business objectives and building value for our stockholders. We seek to achieve these objectives through the following:
•	providing total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance; and

•	ensuring that our executives’ total compensation levels vary based on both our short-term operating performance and growth in stockholder value over time.
     We selectively provide limited protections through employment agreements with certain of our executive officers, in accordance with market standards for these executives’ positions.
Compensation Oversight
     The Board of Directors is responsible for reviewing our executive compensation program and policies each year and determining the compensation of our executive officers. In addition, the Board of Directors serves as the administrator of the Company’s Employee Stock Option Plan, and the Chairman of the Board of Directors serves as the administrator of the Company’s Non-Employee Director Stock Option Plan. During fiscal year 2006, the Board met 3 times in person to determine matters related to compensation. While Dr. Bisbee, who is both our Chief Executive Officer and Chairman of our Board, attended all of these meetings, the Board met in executive session during those portions of meetings in which Dr. Bisbee’s salary increase, annual bonus and other compensation was discussed.
     The Board annually reviews base salary levels and determines discretionary bonus amounts, usually in December of each year, based on the Company’s and individual officer’s performance during that year. Dr. Bisbee, with input from our other executive officers, makes recommendations to the Board with regard to the salary and bonus levels for each officer. The Board takes these recommendations into account. Because the employment agreements of our Chief Executive Officer and Chief Financial Officer provide for automatic renewal, the Board also considers the terms of the employment agreements periodically to determine whether the terms of the employment agreements continue to further our goals.
Compensation Components
     In order to achieve a balance between retention of our executive officers and long-term incentives, we structure our executive officers’ compensation to include base salary, annual cash bonuses and, as warranted, stock options awarded under our Employee Stock Option Plan. Because we are a development-stage company, and because we believe it is important that a significant portion of our executives’ compensation is dependent upon the price of our common stock in order to align our executives’ interests with those of our stockholders, we consider it desirable to compensate our executives significantly with stock option awards. However, since the price of our common stock is subject to many factors outside of the control of our Company and our executives, we believe it is also important that a portion of each executive’s incentive compensation be based on other operational measures of the Company’s and such executive’s performance, which we accomplish by means of discretionary annual cash bonuses.
     In designing our compensation structure in years past, we have looked to public companies in the orthopedic industry and companies in other industries that are developing similar technology products to ours, in order to identify desirable components of compensation and ascertain the appropriate balance between these components. In 2006, the Board adjusted compensation based solely on the results and prospects of the Company, without regard to any compensation decisions made by companies in our industry or other companies whose compensation structure we have considered in the past.

    Base Salary
     Base salary is intended to provide our executive officers with a base level of compensation that is competitive with base salaries awarded by comparable companies. To set base salaries for each executive officer, the Board uses an evaluation process that considers the executive officer’s position, level, and scope of responsibility. In order to promote retention of our executive officers, base salaries are set at levels that the Board believes are competitive within the industry and, in the opinion of the Board, allow a significant portion of each executive’s total compensation to be “at risk” incentive pay in the form of awards of annual bonuses and stock options. In January 2007, upon consideration of these factors, the Board increased each executive officer’s base salary by five percent.
    Annual Bonus Awards
     We provide annual bonus awards based on each individual executive officer’s performance and achievements for the year as assessed by the Board, with input from the Chief Executive Officer. To date, bonuses have been determined at the discretion of the Board after the end of the fiscal year, due in large part to the fact that our executive officers respond to shifting regulatory, operating and financial challenges that are not easily determined twelve months in advance. In making bonus awards, the Board considers each executive officer’s individual achievements and contributions to the Company during the year, including achievements of the functional unit led by such executive, such as regulatory milestones and achievements, capital financings, and product development achievements. The Board typically establishes bonus payments as a percentage of the executive officer’s base compensation. On January 12, 2007, the Board determined that each executive officer would receive bonuses for 2006 in the amount of 25% of each executive officer’s respective 2006 base salary, with payment deferred until completion of a certain equity financing. On March 23, 2007, the Board approved payment of the bonuses previously established. These awards are reflected in the “Bonus” column of the Summary Compensation Table following this discussion.
    Option Awards
     Option awards are intended to provide our executive officers with a significant interest in the long-term performance of our common stock and in continued employment with the Company. The Board does not grant options as part of our executive officers’ annual compensation packages, but rather grants them from time to time as warranted.
     We have elected to use option awards instead of restricted stock because we believe that options afford recipients greater control over their tax planning than do shares of restricted stock, while providing the same incentive to maximize value for stockholders. Our stock option awards generally vest ratably over a multi-year period based on continued employment, and expire ten years from the date of grant. The Board believes that such time-vesting option awards best combine our retention and interest alignment objectives.
     The decision to issue stock options and the number of stock options that we grant to an executive is based upon several factors. First, we consider an executive’s recent achievements, such as a successful regulatory outcome or completion of an important financing, that merit compensation above his annual salary and bonus. Next, we look at the number of stock options presently outstanding to and exercisable by the executive, in order to ensure that, in our judgment, the executive has a sufficiently substantial financial interest in the accretion of value to stockholders. In connection with our review of the sufficiency of such executive’s outstanding options, we consider the dilutive effects of any capital transactions that have been consummated since the executive’s outstanding options were granted. In accordance with the terms of our Employee Stock Option Plan and our recently adopted stock option granting procedures, the option exercise price for all stock options is equal to the market price of our common stock on the date options are granted. Our stock option plan does not contain a reload feature, and while we generally do not reprice stock options, in December 2006 our directors and executive officers agreed to an increase in the exercise price of certain of their outstanding option awards in connection with our option dating restatement. All terms other than exercise price remained the same for the repriced options. We did not compensate our directors and executive officers for the increase in their option exercise prices.
     In January 2007, we granted incentive stock options under our Employee Stock Option Plan to all of our executive officers, as set forth in the following table.

	Shares
	Underlying	Exercise
Officer	Options	Price	Vesting	Expiration
Gerald E. Bisbee, Jr., Ph.D.	1,201,925	$0.46	Ratably over 4 years	10 Years, unless
Chairman and CEO				earlier terminated
Brion D. Umidi	315,090	$0.46	Ratably over 4 years	10 Years, unless
SVP and Chief Financial Officer				earlier terminated
John Dichiara	284,157	$0.46	Ratably over 4 years	10 Years, unless
SVP Clinical, Regulatory and Quality				earlier terminated
William G. Rodkey, DVM,	225,720	$0.46	Ratably over 4 years	10 Years, unless
VP Scientific Affairs				earlier terminated
    Retirement Plans
     To date, we have not provided retirement benefits apart from the long-term component of compensation discussed above. We may, although we have not done so historically, provide Company-funded benefits under our 401(k) Retirement and Savings Plan. We previously sponsored a defined benefit pension plan covering former employees of a former subsidiary. This pension plan was frozen and closed to new participants in October of 1997. In December 2004, we elected to terminate the pension plan, effective March 31, 2005, and the assets of this plan were fully distributed in December 2006.
    Perquisites
     Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans. Due to the limited value of any perquisites provided to our executive officers, we do not consider them to be a principal component of our executive officers’ compensation.
Employment Agreements
     We have entered into employment agreements with our Chief Executive Officer and our Chief Financial Officer. These agreements provide for automatic renewal unless notice is provided to the contrary. A description of the terms of these agreements, including post-employment payments and triggers, is included in the section entitled “Potential Payments Upon Termination or Change in Control.” While we have not entered into employment agreements with our other executive officers, we may choose to do so in the future, and may enter into employment agreements with any executive officers that we may hire in the future. We believe that the protections provided to our executive officers in their employment agreements, particularly the post-employment payments, help us achieve our goal of retaining our executive officers and are customary industry practice.
Accounting and Tax Considerations
     We select and implement our various elements of compensation for their ability to help us achieve our performance and retention goals and not based on any unique or preferential financial accounting treatment. In this regard, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes. While we have not adopted a policy requiring that all compensation be deductible, we consider the consequences of Section 162(m) in designing our compensation practices.
Stock Ownership Guidelines
     Although we have not adopted any stock ownership guidelines, we believe that our compensation of executive officers and directors, which includes the use of stock options, results in a significant alignment of interest between these individuals and our stockholders.

EXECUTIVE COMPENSATION
     The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2006, 2005 and 2004.
SUMMARY COMPENSATION TABLE

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)(1)	($)	($)	($)
Gerald E. Bisbee, Jr., Ph.D.	2006	$318,196	$79,549	$272,178	$—	$—	$669,923
Chairman and Chief	2005	$304,494	$76,123	$267,947	$—	$—	$648,564
Executive Officer	2004	$283,250	$100,000	$268,890	$—	$—	$652,140
John Dichiara	2006	$193,089	$48,272	$53,420	$—	$—	$294,781
SVP, Clinical,	2005	$186,559	$—	$55,173	$—	$—	$241,729
Regulatory and	2004	$180,250	$—	$55,349	$—	$—	$235,599
Quality Assurance
William Rodkey, D.V.M.	2006	$175,891	$43,973	$45,530	$—	$—	$265,394
VP, Scientific	2005	$168,317	$28,979	$47,593	$—	$—	$244,889
Affairs	2004	$162,625	$—	$47,757	$—	$—	$210,382
Brion Umidi	2006	$202,488	$50,622	$60,442	$—	$—	$313,552
SVP, Chief	2005	$193,769	$48,442	$62,780	$—	$—	$304,991
Financial Officer	2004	$180,250	$45,063	$62,985	$—	$—	$288,298

(1)	The assumptions made in the valuation of the option awards reported in this column are discussed in Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
Employment Agreements
     Of the executive officers listed in the Summary Compensation Table above, Dr. Bisbee and Mr. Umidi are each party to respective employment agreements with ReGen. Each executive’s employment agreement provides for consecutive one year terms of employment that automatically renew. In Dr. Bisbee’s case, either ReGen or Dr. Bisbee may terminate the agreement by providing the other party with 90 days’ written notice. Each of the employment agreements provide for base salary, adjusted annually, and various health and welfare benefits. Dr. Bisbee’s employment agreement provides that Dr. Bisbee is eligible to receive a bonus representing up to 25 percent of his base salary based on achievement of annual performance objectives. Each executive may be terminated by us at any time for cause and is entitled to certain benefits if the executive is terminated without cause, resigns as a result of a material change in responsibilities (and in Mr. Umidi’s case, as a result of Dr. Bisbee’s departure), is terminated as a result of a change of control of ReGen or is terminated as a result of disability. These severance benefits are discussed in greater detail in the section below entitled “Potential Payments upon Termination or Change of Control.”
Components of Compensation
     Our Board of Directors annually determines the balance between the different components of compensation, which consist mainly of salary, cash bonus and option awards. We may provide, but have not historically provided, Company-funded benefits under our 401(k) Retirement and Savings Plan. Perquisites provided to our executive officers are generally of limited value. The allocation among the components of compensation is intended to balance the goal of retention of our executive officers with a desire to have a significant portion of compensation variable and at risk for each executive’s performance and the performance of ReGen generally.
2006 Equity Award Grants
     During the 2006 fiscal year, we made option awards to certain executive officers, with each award vesting pro rata over a four year period. While we have not historically paid dividends, any dividends on shares underlying option awards will not begin to accrue until the option is exercised, at which time dividends will accrue in the same manner as for other outstanding common stock.
     The Board made additional option awards to each executive officer on January 11, 2007, each of which vests pro rata over a four year period, beginning on the date of grant.

GRANTS OF PLAN-BASED AWARDS DURING 2006

Grant
									All Other		Date
									Option		Fair
									Awards:		Value
			Estimated Future Payouts			Estimated Future Payouts			Number of	Exercise or	of Stock
			Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Base Price	and
		Board	Plan Awards			Awards			Underlying	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	($)
Gerald E. Bisbee, Jr., Ph.D	03/10/06	01/11/06	$—	$—	$—	—	—	—	100,000 (1)	$0.99	$75,410
John Dichiara	—	—	$—	$—	$—	—	—	—	—	$—	$—
William Rodkey, D.V.M	12/8/06	12/8/06	$—	$—	$—	—	—	—	50,000 (2)	$0.48	$17,451
Brion Umidi	—	—	$—	$—	$—	—	—	—	—	$—	$—

(1)	The award vests pro rata over a four year period beginning on January 1, 2006.

(2)	The award vests pro rata over a four year period beginning on the date of grant.
Material Modifications to Equity Awards
     Beginning in August 2006, our management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of our historical stock option granting and accounting practices. Based upon the results of the review, we determined that for certain grants made between July 2002 and March 2006, the measurement dates we used were incorrect. We identified eight groups of awards for which the individual grant documents were dated as of a different date than the date on which the terms and recipients of the respective awards were determined with finality. On December 29, 2006, we adjusted the exercise price of several outstanding option awards held by our officers and directors in order to reflect a change in the deemed grant date for accounting purposes, and the resulting difference in grant date fair market value of our underlying stock. No other terms of these option awards were modified. The following awards were adjusted:
OPTION REPRICING

	Original	Revised	Applicable
	Exercise	Exercise	Option	Award
Holder	Price	Price	Plan	Amount
Gerald Bisbee, Jr. Ph.D	$0.19	$0.23	Employee Plan	1,250,000
	$0.45	$0.98	Employee Plan	1,020,662
	$0.84	$0.99	Employee Plan	100,000
John Dichiara	$0.19	$0.23	Employee Plan	150,000
	$0.45	$0.98	Employee Plan	230,515
Bill Rodkey, D.V.M	$0.19	$0.23	Employee Plan	200,000
	$0.45	$0.98	Employee Plan	185,465
Brion Umidi	$0.19	$0.23	Employee Plan	200,000
	$0.45	$0.98	Employee Plan	256,739

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards
			Equity Incentive
	Number		Plan Awards:
	of	Number of	Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Gerald E. Bisbee, Jr., Ph.D.	2,500	—	—	$1.44	01/02/2008(1)
	1,848,593	—	—	$0.53	09/11/2008(1)
	2,500	—	—	$0.59	01/04/2009(1)
	16,700	—	—	$1.25	01/26/2009(1)
	525,542	—	—	$0.53	05/14/2009(1)
	8,700	—	—	$1.50	01/01/2010(1)
	2,500	—	—	$1.52	01/03/2010(1)
	1,000,000	—	250,000	$0.23	07/19/2012(2)
	829,594	191,068	—	$0.98	10/01/2013(3)
	24,983	75,017	—	$0.99	01/11/2016(4)
John Dichiara	164,970	—	—	$0.53	09/10/2009(1)
	27,495	—	—	$0.53	05/11/2010(1)
	164,970	—	—	$0.53	09/22/2010(1)
	27,495	—	—	$0.53	01/01/2011(1)
	164,970	—	—	$0.53	06/29/2011(1)
	206,213	—	—	$0.13	06/21/2012(1)
	120,000	—	30,000	$0.23	07/19/2012(2)
	187,362	43,153	—	$0.98	10/01/2013(3)
William Rodkey, D.V.M.	109,980	—	—	$0.53	01/20/2007(1)
	274,950	—	—	$0.53	09/12/2010(1)
	82,485	—	—	$0.13	06/21/2012(1)
	160,000	—	40,000	$0.23	07/19/2012(2)
	150,746	34,718	—	$0.98	10/01/2013(3)
	821	49,179	—	$0.48	12/08/2016(5)
Brion Umidi	27,495	—	—	$0.53	09/12/2010(1)
	75,000	—	—	$0.16	03/07/2011(1)
	82,485	—	—	$0.53	09/06/2011(1)
	618,638	—	—	$0.13	06/21/2012(1)
	160,000	—	40,000	$0.23	07/19/2012(2)
	208,677	48,062	—	$0.98	10/01/2013(3)

(1)	These awards are fully vested.

(2)	Within each of these awards, 50% of the options vest pro rata in the four years beginning 07/19/2002, and 50% vest based on performance. Options for which the performance criteria were not met will fully vest on 07/19/2007.

(3)	Within each of these awards, 50% of the options vest pro rata in the four years beginning 01/01/2003, and 50% vest pro rata in the four years beginning 07/01/2004.

(4)	This award vests pro rata over a four year period beginning on January 1, 2006.

(5)	This award vests pro rata over a four year period beginning on the date of grant.
     There were no exercises of stock options by executive officers in 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     Dr. Bisbee and Mr. Umidi are each party to respective employment agreements with ReGen, as described above in the section entitled “Employment Agreements.” If either Dr. Bisbee or Mr. Umidi is terminated without cause, resigns as a result of a material change in responsibilities, is involuntarily terminated due to a change in control or is terminated as a result of disability, he is entitled to severance pay, which is estimated in the table below. All estimates are based on an assumed termination or resignation date of December 31, 2006. The actual payments due on terminations or resignations occurring on different dates could materially differ from the estimates in the table.
     Termination without “cause” means termination for any reason other than the executive’s: (i) commission of an act of fraud, dishonesty, or moral turpitude, or an act which, if proven in a court of law, would constitute a violation of a criminal code or other law, in each case having an adverse effect on ReGen; (ii) divulging ReGen’s confidential information in a manner that has an adverse effect on ReGen or (iii) material breach of any material duty or obligation imposed upon the executive by us.
     In Dr. Bisbee’s case, resignation following a material change in responsibilities or termination for disability is treated as termination without cause. In Mr. Umidi’s case, resignation following a material change in responsibilities, termination for disability or resignation following Dr. Bisbee’s departure from ReGen is treated as termination without cause. Following a change in control, Dr. Bisbee and Mr. Umidi are entitled to the benefits each would receive upon termination without cause, except that each may elect to receive his severance payment in a lump sum instead of in the form of salary continuation.
     A “change in control” as used in each employment agreement means:
•	the purchase or other acquisition by any person, entity or syndicate group of persons and/or entities within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 40 percent or more of either the outstanding shares of common stock or the combined voting power of ReGen’s then outstanding voting securities entitled to vote generally;

•	the approval by the stockholders of ReGen of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of ReGen immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated ReGen’s then outstanding securities;

•	a liquidation or dissolution of ReGen; or

•	the sale of all or substantially all of ReGen’s assets.
ESTIMATED PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL ON DECEMBER 31, 2006

		Severance		Early Vesting of
Name	Trigger Event	Amount		Stock Options		Other(5)	Total
Gerald E.	- Termination without Cause	$318,196	(1)	$67,500	(3)	$30,096	$388,204
Bisbee, Jr., Ph.D.	- Disability
	- Material Change in Responsibilities
	Change in Control	$318,196	(1)	$67,500	(3)	$30,096	$388,204
William Rodkey, D.V.M.	-	$—		$—		$—	$—
John Dichiara	-	$—		$—		$—	$—
Brion Umidi	- Termination without Cause	$101,244	(2)	$—	(4)	$8,451	$102,653
	- Material Change in Responsibilities
	- Departure of Dr. Bisbee
	Change in Control	$101,244	(2)	$10,800	(4)	$8,451	$102,653
	(salary continuation)
	Change in Control	$67,496	(2)	$10,800	(4)	$8,451	$68,905
	(lump sum)

(1)	The severance payment for Dr. Bisbee upon termination without cause, resignation following a material change in responsibilities, and termination due to disability consists of 12 months of salary continuation with payments made on our established payroll dates. If Dr. Bisbee’s termination is due to a change in control, he may elect to receive a lump sum payment of 12 months salary instead of salary continuation.

(2)	The severance payment for Mr. Umidi upon termination without cause, resignation following a material change in responsibilities or following Dr. Bisbee’s departure, and termination due to disability consists of six months of salary continuation with payments made on our established payroll dates. If Mr. Umidi’s termination is due to a change in control, he may elect to receive a lump sum payment of four months salary instead of salary continuation.

(3)	Upon termination without cause, resignation following a material change in responsibilities and termination due to disability, any of Dr. Bisbee’s unvested options that would have vested within 12 months of the executive’s date of termination vest immediately, and may be exercised within 12 months after the date of termination. Pursuant to the terms of our Employee Stock Option Plan, in the event of a change in control all outstanding options will fully vest. The value of the executive officer’s unvested options that would become vested as of December 31, 2007 is measured based on the closing trading price of our common stock of $0.50 on December 29, 2006.

(4)	Upon termination without cause, resignation following a material change in responsibilities or following the departure of Dr. Bisbee, and termination due to disability, any of Mr. Umidi’s unvested options that would have vested within six months of the executive’s date of termination vest immediately, and may be exercised in accordance with their terms, except that a 12-month extension of the exercise period will apply. Pursuant to the terms of our Employee Stock Option Plan, in the event of a change in control all outstanding options will fully vest. The value of the executive officer’s unvested options that would become vested as of June 30, 2007 is measured based on the closing trading price of our common stock of $0.50 on December 29, 2006.

(5)	Under each executive’s employment agreement, the executive is entitled to have us pay, or reimburse him for, the continuation of his Company-paid health benefits for 12 months in Dr. Bisbee’s case, and six months in Mr. Umidi’s case, in the event of termination without cause, resignation following material change in responsibilities (and in Mr. Umidi’s case, resignation following the departure of Dr. Bisbee), and termination due to change in control or disability.
EQUITY COMPENSATION PLANS
     The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding securities as of December 31, 2006.
EQUITY COMPENSATION PLAN INFORMATION(1)

	Number of		Number of Securities
	Securities to Be		Remaining Available for
	Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights	Column (A))
Equity compensation plans approved by security holders	15,565,428	$0.54	3,178,280
Equity compensation plans not approved by security holders(2)	31,011,186	$0.50	—

Total	46,576,614	$0.51	3,178,280

(1)	As of December 31, 2006.

(2)	Reflects warrants and non-plan options issued or assumed by ReGen.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of April 5, 2007 by:
•	each person we know to beneficially own more than 5% of our voting stock,
•	each director and nominee for director,
•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and
•	all of our directors, nominees for directors and executive officers as a group.

     The number of shares of common stock outstanding on April 5, 2007 was 103,887,843 shares. The combined number of shares of Series A, Series C and Series D preferred stock outstanding on April 5, 2007 was 9,202,179 shares. The aggregate voting securities issued and outstanding as of April 5, 2007 was 126,525,807. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our common stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 509 Commerce Street, 1st Floor, East Wing, Franklin Lakes, NJ 07417.

		Percentage of
	Number of Shares	Shares
	Beneficially	Beneficially
	Owned	Owned
Name and Address of Beneficial Owner
Robert G. McNeil, Ph.D.(1)	40,474,677	30.50%
Sanderling Ventures(2)	39,426,510	29.89%
Gagnon(3)	8,848,953	6.93%
Iridian Asset Management LLC(4)	6,596,369	5.15%
Gerald E. Bisbee, Jr., Ph.D.(5)	5,423,753	4.14%
J. Richard Steadman M.D.(6)	4,358,391	3.39%
William R. Timken(7)	1,566,165	1.23%
Brion D. Umidi(8)	1,241,079	*
John Dichiara(9)	1,115,070	*
William Rodkey D.V.M.(10)	742,819	*
Alan W. Baldwin(11)	621,088	*
Abhi Acharya, Ph.D.(12)	518,988	*
All Directors and Executive Officers as a Group (ten persons)(13)	56,062,030	39.017%
Stockholder’s Agreement Group(14)	43,784,901	32.73%

*	Represents less than 1% of our outstanding stock

(1)	Includes 779,688 shares of our common stock issuable upon the exercise of vested options and 28,745 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007. Includes 239,734 shares of common stock. Also includes 39,426,510 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)	Includes 5,370,525 shares of common stock issuable upon exercise of vested warrants. Includes 5,021,199 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Also includes 71,429 shares of our preferred stock, which is mandatorily convertible into 100 shares of our common stock for each share of preferred stock, upon either (a) amendment of our certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (b) the effectiveness of a reverse stock split of our common stock such that there are a sufficient number of common shares available to effect the conversion. Sanderling Ventures’ stock ownership is divided among thirteen related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG;

Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment Fund, L.P.; Sanderling V Ventures Management; Sanderling Venture Partners VI Co-Investment LP; and Sanderling Ventures Management VI; Sanderling VI Beteiligungs GmbH and Co. KG; Sanderling Venture Partners VI Co-Investment, L.P.; and Sanderling VI Limited Partnership. All of these entities are limited partnerships except for Sanderling V Venture Management. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under the securities laws. Dr. McNeil is also a beneficial owner of Sanderling Ventures Management V. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment control of the shares held by the Sanderling entities. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)	Neil Gagnon beneficially owned 7,650,717 shares of our common stock which amount includes (i) 1,882,415 shares beneficially owned by Mr. Gagnon over which he has sole voting power and sole dispositive power; (ii) 39,140 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; (iii) 1,063,215 shares beneficially owned by Lois Gagnon, Mr. Gagnon’s wife, over which he has shared voting power and shared dispositive power; (iv) 377,308 shares held by the Lois E. and Neil E. Gagnon Foundation, of which Mr. Gagnon is a trustee and over which he has shared voting power and shared dispositive power; (v) 325,397 shares held by the Gagnon Family Limited Partnership of which Mr. Gagnon is a partner and over which he has shared voting power and shared dispositive power; (vi) 276,007 shares held by the Gagnon Grandchildren Trust over which Mr. Gagnon has shared dispositive power but no voting power; (vii) 2,262,445 shares held by four hedge funds, of which Mr. Gagnon is either the principal executive officer of the manager or the managing member of a member of the general partner or the managing member and over which he has sole dispositive power and sole voting power; (viii) 23,500 shares held by the Gagnon Securities LLC Profit Sharing Plan and Trust of which Mr. Gagnon is a Trustee and over which Mr. Gagnon has sole dispositive power and sole voting power; (ix) 2,415 shares held by the Plan over which Mr. Gagnon has shared dispositive power and sole voting power; and (x) 1,398,875 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.

(4)	Iridian Asset Management LLC has direct beneficial ownership of the shares of our common stock in the accounts for which it serves as the investment adviser under its investment management agreements, and thus has the shared power to vote or direct the vote, and the shared power to dispose or direct the disposition, of 5,125,781 shares of our common stock, and the shared power to dispose or direct the disposition of a warrant which is currently exercisable to purchase an additional 1,470,588 shares of our common stock. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BIAM (US) Inc. Holdings, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Holdings. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4704. The address of BIAM (US) Inc. and BancIreland is Liberty Park #15, 282 Route 101, Amherst, NH 03110. The address of Bank of Ireland and Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland.

(5)	Includes 4,362,959 shares of our common stock issuable upon the exercise of vested options, 74,426 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 34,976 shares of our common stock issuable upon the exercise of vested warrants. Also includes 951,392 shares of common stock.

(6)	Includes 1,814,044 shares of our common stock issuable upon the exercise of vested options; 28,745 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 55,206 shares of our common stock issuable upon the exercise of vested warrants. Includes 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Also includes 2,348,814 shares of common stock.

(7)	Includes 368,139 shares of our common stock issuable upon the exercise of vested options; 39,013 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 95,787 shares of our common stock issuable upon the exercise of vested warrants. Includes 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, held through Timken Living Trust. Also includes 840,062 shares of common stock.

(8)	Includes 1,196,937 shares of our common stock issuable upon the exercise of vested options; 18,212 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 4,471 shares of our common stock issuable upon the exercise of vested warrants. Also includes 21,459 shares of common stock. Mr. Umidi has the sole power to vote or direct the vote of and dispose or direct the disposition of 1,215,726 of the shares. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 25,353 of the shares.

(9)	Includes 1,085,668 shares of our common stock issuable upon the exercise of vested options; 16,402 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007;and 3,000 shares of our common stock issuable upon the exercise of vested warrants. Also includes 10,000 shares of common stock.

(10)	Includes 689,748 shares of our common stock issuable upon the exercise of vested options; 15,132 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; 5,379 shares of our common stock issuable upon the exercise of vested warrants; and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Also includes 27,262 shares of common stock.

(11)	Includes 557,243 shares of our common stock issuable upon the exercise of vested options; 28,745 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 8,100 shares of our common stock issuable upon the exercise of vested warrants. Also includes 27,000 shares of common stock.

(12)	Includes 466,976 shares of our common stock issuable upon the exercise of vested options; 39,012 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 30, 2007; and 3,000 shares of our common stock issuable upon the exercise of vested warrants. Also includes 10,000 shares of common stock.

(13)	Includes 808,433 shares of our common stock, which Dr. McNeil may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 4,437,385 shares of our common stock, which Dr. Bisbee may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 1,842,789 shares of our common stock, which Dr. Steadman may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 585,988 shares of our common stock, which Mr. Baldwin may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 407,152 shares of our common stock, which Mr. Timken may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 505,988 shares of our common stock, which Dr. Acharya may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 1,215,149 shares of our common stock, which Mr. Umidi may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, 1,102,070 shares of our common stock, which Mr. Dichiara may acquire pursuant to options which are exercisable within 60 days of March 30, 2007, and 704,880 shares of our common stock, which Dr. Rodkey may acquire pursuant to options which are exercisable within 60 days of March 30, 2007. Includes 5,370,525 shares of our common stock issuable upon the exercise of vested warrants for Sanderling Ventures, of which Dr. McNeil is a general partner, 34,976 shares of our common stock issuable upon the exercise of vested warrants for Dr. Bisbee, 55,206 shares of our common stock issuable upon the exercise of vested warrants for Dr. Steadman, 95,787 shares of our common stock issuable upon the exercise of vested warrants for Mr. Timken, 5,379 shares of our common stock issuable upon the exercise of vested warrants for Dr. Rodkey; 3,000 shares of our common stock issuable upon the exercise of vested warrants for Dr. Acharya; 3,000 shares of our common stock issuable upon the exercise of vested warrants for Mr. Dichiara; and 4,471 shares of our common stock issuable upon the exercise of vested warrants for Mr. Umidi. Includes 5,021,199 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis and 71,429 shares of our preferred stock, which is mandatorily convertible into 100 shares of our common stock for each share of preferred stock, upon either (a) amendment of our certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (b) the effectiveness of a reverse stock split of our common stock such that there are a sufficient number of common shares available to effect the conversion., for Sanderling Ventures, of which Dr. McNeil is a general partner; 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Steadman; 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Mr. Timken, which are held through Timken Living Trust; and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Rodkey.

(14)	As a result of the Amended and Restated Stockholders’ Agreement, dated September 21, 2005, by and between Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management, Sanderling Venture Partners II. L.P., and Sanderling Ventures Limited, L.P., the parties to the Stockholders’ Agreement, may be deemed to be acting as a group with regard to our common stock that is beneficially owned by each of them. The aggregate amount beneficially owned by the parties to the Amended and Restated Stockholders’ Agreement is 43,784,901, or 33.14%, of the issued and outstanding capital stock of ReGen. Each of the parties to the Amended and Restated Stockholders’ Agreement disclaims beneficial ownership of the shares beneficially owned by the others.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
SELLING STOCKHOLDERS
     Certain of the shares of common stock being offered by the selling stockholders will be issued upon conversion of convertible preferred stock. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.
     The following table lists certain information with respect to these selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering (assuming that all of the preferred shares underlying those shares being registered have been converted to common stock); (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the conversion and sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years. Vail Fishing Partnership, Mervyn Lapin Profit Sharing Plan, and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., are broker-dealers or broker-dealer affiliates. Vail Fishing Partnership and Mervyn Lapin Profit Sharing Plan purchased the shares being registered for resale in the ordinary course of business. There was no understanding with any of these broker-dealers or broker-dealer affiliates at the time of the initial purchase of the shares relating to the distribution of such shares. Vail Fishing Partnership, and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. As of April 5, 2007 there were 103,887,843 shares of common stock outstanding, 2,483,116 shares of Series A Stock outstanding, 6,583,348 shares of Series C Stock outstanding and 135,715 shares of Series D Stock outstanding. After registration and conversion, assuming all shares being registered pursuant to this registration statement are converted to common stock, there will be 126,525,807 shares of common stock outstanding, no shares of Series A Stock outstanding, no shares of Series C Stock outstanding and no shares of Series D Stock outstanding. The percentages in the following chart are based on the number of shares beneficially owned on April 5, 2007.
     The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”
     The following chart sets forth, to our knowledge, information about the selling stockholders as of April 5, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after April 5, 2007 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Abhi Acharya (1)(87)	518,988	13,000	505,988	*
AG Funds, LP (2)(88)	1,617,721	1,176,471	441,250	*
Alan W. & Inara M. Baldwin JT TEN (3)(89)(90)	621,088	35,100	585,988	*
Alan J. Posnack (4)	58,824	58,824	0	*
Albert Palombo(5)	16,200	16,200	0	*
Alexandra Slifer (4)(91)	21,765	21,765	0	*
Allen & Company Incorporated (6)(92)	2,578,036	1,330,696	1,247,340	*
Amy Beth Gordon (4)	73,588	73,588	0	*
Amy Lynn Stauffer (7)	22,880	22,880	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Andre Lechot (8)	175,500	175,500	0	*
Andreas Baenziger, MD (9)	622,500	390,000	232,500	*
Angus MacNaughton(10)	281,411	28,136	253,275	*
ANNJMC LLLP(11)(93)	106,085	95,791	10,294	*
Arthur J. Berglund(4)	2,294	2,294	0	*
Arthur Rock (12)	1,297,843	608,202	689,641	*
Arthur Rock 2000 Trust(13)(94)	224,865	224,865	0	*
Barry Traub (14)	351,351	351,351	0	*
RBC Dain Rauscher Custodian FBO Ben Krueger IRA(4)(95)	48,291	48,291	0	*
Bernhard A. Signorell (15)	1,040,000	1,040,000	0	*
Brian Joseph Gagnon (16)	37,700	37,700	0	*
Brion D. Umidi and Greta Umidi; JT TEN(17)(96)	1,241,079	13,000	1,228,079	*
Charles Ho(4)(97)	111,582	111,582	0	*
Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee(4)(98)	477,282	477,282	0	*
Clay Shaw (4)	16,588	16,588	0	*
Clifford Illig (4)	35,294	35,294	0	*
CMG Capital Management GmbH (18)	195,000	195,000	0	*
Daniel E. Telleen (4)	11,158	11,158	0	*
Darwin Partnership (19)(99)	107,380	107,380	0	*
David A. Gordon (4)	73,588	73,588	0	*
RBC Dain Rauscher Cust FBO David Gordon Contributory Roth (4)(100)	10,000	10,000	0	*
David Roberts (4)	411,765	411,765	0	*
D. Daniel Jackson III (20)	34,006	22,670	11,336	*
DJD Partners 10, LLC (4)(101)	117,647	117,647	0	*
Donald H. Welch & Shirley A. Welch JT TEN (4)(102)	10,000	10,000	0	*
Donald McMahan (4)	32,135	32,135	0	*
Doug Walker (4)	17,647	17,647	0	*
Douglas Landin (4)	11,765	11,765	0	*
Edgar L. Lowe trustee of the Edgar Lowe Family Trust (21)(103)	198,170	198,170	0	*
Edgar Wallner (22)	390,000	390,000	0	*
Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98 (4)(104)	40,169	40,169	0	*
Elizabeth W. Slifer (4)	154,652	154,652	0	*
Eugene Mercy Jr.(4)	118,294	118,294	0	*
RBC Dain Rauscher Cust FBO Frederick J. Eck IRA(4)(105)	39,412	39,412	0	*
Fallen Angel Partnership (23)(106)	215,670	215,670	0	*
Gagnon 1999 Grandchildren’s Trust (24)(107)	212,059	65,000	147,059	*
Gagnon Family Partnership (25)(108)	254,309	107,250	147,059	*
Gagnon Investment Associates (26)(109)	1,130,177	983,118	147,059	*
Gagnon Investment Associates Offshore (27)(110)	253,500	253,500	0	*
Gagnon Securities LLC(4)(111)	588,235	588,235	0	*
Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00 (28)(112)	30,550	30,550	0	*
Gary C. Klein(29)	321,324	281,988	39,336	*
GC&H Investments (30)(113)	38,314	29,422	8,892	*
George A. Wiegers (4)	55,791	55,791	0	*
Gerald E. Bisbee, Jr.(31)(114)	5,423,753	87,838	5,335,915	4.07%
Glenbrook Partners A Nevada Limited Partnership(32)(115)	473,879	444,748	29,131	*
RBC Dain Rauscher Cust FBO Graeme Doyle IRA(4)(116)	36,471	36,471	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Hamilton B. Herman (4)	5,882	5,882	0	*
Harris Nesbitt Gerard (33)	100,000	100,000	0	*
RBC Dain Rauscher Cust FBO Helen Hoffman IRA (4)(117)	40,000	40,000	0	*
Howard Berkowitz (34)	353,498	257,043	96,455	*
Ivy Healthcare Capital II, L.P. (35)(118)	6,190,500	6,190,500	0	*
J. Richard Steadman (36)(119)	4,358,391	287,082	4,071,309	3.17%
James R. Seward, TR J. R. Seward Revocable Trust U/A 11/5/97 (37)(120)	264,706	117,647	147,059	*
Jay R. Fialkoff (4)	29,412	29,412	0	*
Jeffrey Aronson (4)	88,235	88,235	0	*
Jody V. Bulen (4)	11,765	11,765	0	*
John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo(4)(121)	117,647	117,647	0	*
Delaware Chtr G&T Cust John Angelo IRA (4)(122)	117,647	117,647	0	*
John Ayliffe (38)	325,000	325,000	0	*
John Dichiara (39)(123)	1,115,070	13,000	1,102,070	*
John Michael House (40)	390,000	390,000	0	*
John E. Lee(41)	1,421,700	1,054,054	367,646	*
John L. Steffens(42)	2,758,671	2,758,671	0	*
John M. Angelo(4)	389,507	389,507	0	*
John M. Angelo, Maurice R. Povich TTIC(4)(122)	146,328	146,328	0	*
John Michael Angelo(4)	117,647	117,647	0	*
Jonathan L. Glashow(43)	194,492	88,209	106,283	*
Judith Hart Angelo(4)	159,248	159,248	0	*
Jeffrey Lapin Custodian for Kara Lapin SC Uniform Gift to Minors Act(4)(124)	1,158	1,158	0	*
Karen Herman(4)	30,000	30,000	0	*
Kathleen Eck(4)	18,824	18,824	0	*
Klein PTR. LTD(4)(125)	58,824	58,824	0	*
Lawrence A. Gordon(4)	200,848	200,848	0	*
Lay Ventures L.P.(44)(126)	117,250	117,250	0	*
Leonard Herman(4)	58,824	58,824	0	*
Lois E. Gagnon(45)	981,370	981,370	0	*
Lois E. & Neil J. Gagnon Foundation(4)(127)	294,118	294,118	0	*
L-R Global Fund, Ltd.(46)(128)	735,295	588,236	147,059	*
Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98 (4)(129)	338,540	338,540	0	*
Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95 (4)(130)	301,272	301,272	0	*
Marco Grubenmann (47)	351,000	351,000	0	*
Margaret Jill Royle (4)	23,529	23,529	0	*
Margaret S. Burdick (4)	13,529	13,529	0	*
Mark Caccavo (4)	20,000	20,000	0	*
Maurice R. Povich (4)	801,272	801,272	0	*
MedWork AG (48)(131)	80,000	80,000	0	*
Mervyn Lapin Profit Sharing Plan (49)(132)	2,186,333	2,112,803	73,530	*
John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(K) FBO Michael L. Gordon(4)(133)	304,235	304,235	0	*
Michael L. Gordon (50)	969,984	528,734	441,250	*
Michael E. Herman Revocable Trust (51)(134)	201,500	201,500	0	*
Milt Erman(4)	117,647	117,647	0	*
Namtor BVC LP(52)(135)	230,403	66,805	163,598	*
Nancy Austrian, Cust Jessie Davis Austrian CT Unif Transfers to Minors Act(4)(136)	60,588	60,588	0	*
Nedic Holdings Ltd. (53)(137)	439,400	439,400	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
RBC Dain Rauscher Cust FBO Neil Austrian IRA(4)(138)	81,379	81,379	0	*
Neil Gagnon (54)	1,950,000	1,950,000	0	*
Bear Stearns Securities Corp Cust FBO Neil Gagnon IRA (55)(139)	325,000	325,000	0	*
Paul Anthony Jacobs & Nancy E. Jacobs Joint Trust U/A dtd 10/16/97 (56)(140)	195,000	195,000	0	*
Paul D. Sommer(4)	29,412	29,412	0	*
Peter Allen and Wendy Allen JT TEN (57)(141)	16,900	16,900	0	*
Peter Tschirky (58)	1,040,000	1,040,000	0	*
Renjie Liu(4)	45,945	45,945	0	*
Richard Fritschi (59)	390,000	390,000	0	*
Richard Harris(4)	223,164	223,164	0	*
Richard K. Stephenson(60)	268,437	262,187	6,250	*
RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA(4)(142)	4,118	4,118	0	*
Robert Fraiman (61)	111,582	111,582	0	*
Rodney L. Lapin (4)	3,971	3,971	0	*
RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA(4)(143)	4,824	4,824	0	*
Rodney Slifer(4)	40,588	40,588	0	*
Roger Killion(62)	400,633	374,021	26,612	*
Ruth E. Gitlin(4)	58,824	58,824	0	*
Sally Gordon(63)	643,027	643,027	0	*
RBC Dain Rauscher Cust FBO Sally Gordon IRA(4)(144)	40,000	40,000	0	*
Sanderling V Beteiligungs GmbH & Co. KG (64)(145)(157)	1,126,565	1,065,038	61,527	*
Sanderling V Biomedical Co- Investment(65)(146)(157)	4,726,945	4,543,497	183,448	*
Sanderling V Limited Partnership(66)(147) (157)	1,274,963	1,225,482	49,481	*
Sanderling VI Beteiligungs GmbH & Co. KG (67)(148) (157)	300,663	235,279	65,384	*
Sanderling VI Limited Partnership (68)(149) (157)	357,525	280,244	77,281	*
Sanderling Venture Partners II LP(69)(150)(157)	2,441,592	49,268	2,392,324	1.89%
Sanderling Venture Partners IV Co- Investment(70)(151)(157)	1,804,118	1,177,380	626,738	*
Sanderling Venture Partners V Co- Investment(71)(152)(157)	7,796,834	7,494,246	302,588	*
Sanderling Venture Partners VI Co- Investment(72)(153)(157)	16,589,661	12,155,856	4,433,805	3.47%
Sanderling Ventures Limited LP(73)(154)(157)	1,423,884	49,268	1,374,616	1.09%
Sanderling Ventures Management V(74)(155)(157)	392,442	144,987	247,455	*
Sanderling Ventures Management VI(75)(156)(157)	514,580	479,286	35,294	*
Sandra L. Prince (4)	11,765	11,765	0	*
Shea Ventures, LLC (76)(158)	5,271,860	5,271,860	0	*
Sheika Gramshammer (4)	105,827	105,827	0	*
Shelby G. Kleimer (4)	10,000	10,000	0	*
RBC Dain Rauscher Cust FBO Shirley J. Ward IRA(4)(159)	10,440	10,440	0	*
Shirley Ward (4)	22,316	22,316	0	*
Spencer Blair (4)	5,471	5,471	0	*
Stephanie Novosad (4)	17,294	17,294	0	*
Stephen Harris (77)	266,057	3,900	262,157	*
Stephen S. Wien(4)	29,412	29,412	0	*
Sulzermedica USA Holding Company (78)	1,833,290	1,466,633	1,833,290	*
Terry A Nelson & Elizabeth A Nelson, Trustees, Nelson Family 2006 Trust dated June 1, 2006 (79)(160)	175,676	175,676	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Gregory J. Ingram TR The Ingram Family Trust U/A 11/23/96, as Amended(80)(161)	156,390	156,390	0	*
William R. Timken TR The Timken Living Trust U/A 9/14/99 (81)(162)	1,566,165	1,144,307	421,858	*
Timothy M. Boyle (4)	11,765	11,765	0	*
Todd Henry Cust for M Aidan Henry GA Unif Transfers to Minors Act (4)(163)	5,765	5,765	0	*
Todd Standbrook (4)	34,081	34,081	0	*
Vail Fishing Partners (82)(164)	429,300	429,300	0	*
Vail Securities Investment, Inc. (83)(165)	100,000	100,000	0	*
Virginia Gagnon (84)	7,800	7,800	0	*
William G. Rodkey(85)(166)	742,819	22,866	719,953	*
RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA(4)(167)	118,500	118,500	0	*
Diane L. Larson & Richard J. Wolf, Trustees Wolf /Larson Living Trust UAD 1/26/94 (86)(168)	35,135	35,135	0	*
Total	105,826,368	76,396,539	30,896,462

*	Less than one percent of outstanding shares of common stock.

(1)	Consists of the following shares covered by this prospectus (1) 10,000 shares of common stock and (2) 3,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 505,988 shares of common stock issuable upon exercise of options which are not covered by this prospectus.

(2)	Consists of the following shares covered by this prospectus (1) 1,176,471 shares of common stock as well as (1) 353,000 shares of common stock and (2) 88,250 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(3)	Consists of the following shares covered by this prospectus (1) 27,000 shares of common stock and (2) 8,100 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 585,988 shares of common stock issuable upon exercise of options which are not covered by this prospectus.

(4)	Consists solely of common shares.

(5)	Consists of the following shares covered by this prospectus (1) 14,000 shares of common stock and (2) 4,200 shares of common stock issuable upon exercise of common stock purchase warrants.

(6)	Consists of the following shares covered by this prospectus (1) 280,000 shares of common stock (2) 492,785 shares of common stock issuable upon conversion of 492,785 shares of our Series A Stock and (3) 557,911 shares of common stock issuable upon conversion of 557,911 shares of our Series C Stock, as well as (1) 1,230,128 shares of common stock and (2) 17,212 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(7)	Consists of the following shares covered by this prospectus (1) 17,600 shares of common stock and (2) 5,280 shares of common stock issuable upon exercise of common stock purchase warrants.

(8)	Consists of the following shares covered by this prospectus (1) 135,500 shares of common stock and (2) 40,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(9)	Consists of the following shares covered by this prospectus (1) 300,000 shares of common stock and (2) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 220,000 shares of common stock and (2) 12,500 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(10)	Consists of the following shares covered by this prospectus (1) 28,136 shares of common stock as well as (1) 239,206 shares of common stock and (2) 14,069 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(11)	Consists of the following shares covered by this prospectus (1) 95,791 shares of common stock as well as (1) 10,294 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(12)	Consists of the following shares covered by this prospectus (1) 295,772 shares of common stock issuable upon conversion of 295,772 shares of our Series A Stock and (2) 312,430 shares of common stock issuable upon conversion of 312,430 shares of our Series C Stock, as well as (1) 588,077 shares of common stock and (2) 101,564 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(13)	Consists of the following shares covered by this prospectus (1) 172,973 shares of common stock and (2) 51,892 shares of common stock issuable upon exercise of common stock purchase warrants.

(14)	Consists of the following shares covered by this prospectus (1) 270,270 shares of common stock and (2) 81,081 shares of common stock issuable upon exercise of common stock purchase warrants.

(15)	Consists of the following shares covered by this prospectus (1) 800,000 shares of common stock and (2) 240,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(16)	Consists of the following shares covered by this prospectus (1) 29,000 shares of common stock and (2) 8,700 shares of common stock issuable upon exercise of common stock purchase warrants.

(17)	Consists of the following shares covered by this prospectus (1) 10,000 shares of common stock and (2) 3,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 11,459 shares of common stock, (2) 1,215,149 shares of common stock issuable upon exercise of options and (3) 1,471 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 25,353 of the shares.

(18)	Consists of the following shares covered by this prospectus (1) 150,000 shares of common stock and (2) 45,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(19)	Consists of the following shares covered by this prospectus (1) 82,600 shares of common stock and (2) 24,780 shares of common stock issuable upon exercise of common stock purchase warrants.

(20)	Consists of the following shares covered by this prospectus (1) 22,670 shares of common stock issuable upon conversion of 22,670 shares of our Series A Stock; as well as (1) 11,336 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(21)	Consists of the following shares covered by this prospectus (1) 22,670 shares of common stock issuable upon conversion of 22,670 shares of our Series A Stock, (2) 135,000 shares of common stock and (3) 40,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(22)	Consists of the following shares covered by this prospectus (1) 300,000 shares of common stock and (2) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(23)	Consists of the following shares covered by this prospectus (1) 165,900 shares of common stock and (2) 49,770 shares of common stock issuable upon exercise of common stock purchase warrants.

(24)	Consists of the following shares covered by this prospectus (1) 50,000 shares of common stock and (2) 15,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(25)	Consists of the following shares covered by this prospectus (1) 82,500 shares of common stock and (2) 24,750 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(26)	Consists of the following shares covered by this prospectus (1) 824,118 shares of common stock and (2) 159,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(27)	Consists of the following shares covered by this prospectus (1) 195,000 shares of common stock and (2) 58,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(28)	Consists of the following shares covered by this prospectus (1) 23,500 shares of common stock and (2) 7,050 shares of common stock issuable upon exercise of common stock purchase warrants.

(29)	Consists of the following shares covered by this prospectus (1) 281,988 shares of common stock as well as (1) 26,836 shares of common stock and (2) 12,500 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(30)	Consists of the following shares covered by this prospectus (1) 29,422 shares of common stock issuable upon conversion of 29,422 shares of our Series A Stock; as well as (1) 8,892 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(31)	Consists of the following shares covered by this prospectus (1) 67,568 shares of common stock and (2) 20,270 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 883,824 shares of common stock, (2) 4,437,385 shares of common stock issuable upon exercise of options and (3) 14,706 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(32)	Consists of the following shares covered by this prospectus (1) 58,262 shares of common stock issuable upon conversion of 58,262 shares of our Series A Stock, (2) 297,297 shares of common stock and (3) 89,189 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 29,131 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(33)	Consists of 100,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(34)	Consists of the following shares covered by this prospectus (1) 257,043 shares of common stock as well as (1) 87,984 shares of common stock and (2) 8,471 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(35)	Consists of the following shares covered by this prospectus (1) 4,761,900 shares of common stock issuable upon conversion of 47,619 shares of our Series D Stock and (2) 1,428,600 shares of common stock issuable upon conversion of 14,286 shares of our Series D Stock issuable upon exercise of Series D purchase warrants.

(36)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock, (2) 135,000 shares of common stock and (3) 40,500 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 2,213,814 shares of common stock, (2) 1,842,789 shares of common stock issuable upon exercise of options and (3) 17,206 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(37)	Consists of the following shares covered by this prospectus (1) 117,647 shares of common stock as well as (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(38)	Consists of the following shares covered by this prospectus (1) 250,000 shares of common stock and (2) 75,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(39)	Consists of the following shares covered by this prospectus (1) 10,000 shares of common stock and (2) 3,000 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 1,102,070 shares of common stock issuable upon exercise of options which are not covered by this prospectus.

(40)	Consists of the following shares covered by this prospectus (1) 300,000 shares of common stock and (2) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(41)	Consists of the following shares covered by this prospectus (1) 810,811 shares of common stock and (2) 243,243 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 294,117 shares of common stock and (2) 73,529 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(42)	Consists of the following shares covered by this prospectus (1) 2,637,049 shares of common stock and (2) 121,622 shares of common stock issuable upon exercise of common stock purchase warrants.

(43)	Consists of the following shares covered by this prospectus (1) 88,209 shares of common stock as well as (1) 85,026 shares of common stock and (2) 21,257 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(44)	Consists of the following shares covered by this prospectus (1) 96,980 shares of common stock and (2) 20,270 shares of common stock issuable upon exercise of common stock purchase warrants.

(45)	Consists of the following shares covered by this prospectus (1) 754,900 shares of common stock and (2) 226,470 shares of common stock issuable upon exercise of common stock purchase warrants.

(46)	Consists of the following shares covered by this prospectus (1) 588,236 shares of common stock as well as (1) 147,059 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(47)	Consists of the following shares covered by this prospectus (1) 270,000 shares of common stock and (2) 81,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(48)	Consists of the following shares covered by this prospectus (1) 50,000 shares of common stock and (2) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(49)	Consists of the following shares covered by this prospectus (1) 540,541 shares of common stock, (2) 162,162 shares of common stock issuable upon exercise of common stock purchase warrants, (3) 1,209,300 shares of common stock issuable upon conversion of 12,093 shares of our Series D Stock and (4) 362,800 shares of common stock issuable upon conversion of 3,628 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 73,530 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(50)	Consists of the following shares covered by this prospectus (1) 528,734 shares of common stock as well as (1) 353,000 shares of common stock and (2) 88,250 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(51)	Consists of the following shares covered by this prospectus (1) 155,000 shares of common stock issuable upon conversion of 1,550 shares of our Series D Stock and (2) 46,500 shares of common stock issuable upon conversion of 465 shares of our Series D Stock issuable upon exercise of Series D purchase warrants.

(52)	Consists of the following shares covered by this prospectus (1) 66,805 shares of common stock issuable upon conversion of 66,805 shares of our Series A Stock, as well as (1) 132,735 shares of common stock and (2) 30,863 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(53)	Consists of the following shares covered by this prospectus (1) 338,000 shares of common stock and (2) 101,400 shares of common stock issuable upon exercise of common stock purchase warrants.

(54)	Consists of the following shares covered by this prospectus (1) 1,500,000 shares of common stock and (2) 450,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(55)	Consists of the following shares covered by this prospectus (1) 250,000 shares of common stock and (2) 75,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(56)	Consists of the following shares covered by this prospectus (1) 150,000 shares of common stock and (2) 45,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(57)	Consists of the following shares covered by this prospectus (1) 13,000 shares of common stock and (2) 3,900 shares of common stock issuable upon exercise of common stock purchase warrants.

(58)	Consists of the following shares covered by this prospectus (1) 800,000 shares of common stock and (2) 240,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(59)	Consists of the following shares covered by this prospectus (1) 300,000 shares of common stock and (2) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(60)	Consists of the following shares covered by this prospectus (1) 228,387 shares of common stock, (2) 26,000 shares of common stock issuable upon conversion of 260 shares of our Series D Stock and (3) 7,800 shares of common stock issuable upon conversion of 78 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 6,250 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(61)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of an equal number of shares of our Series C Stock.

(62)	Consists of the following shares covered by this prospectus (1) 270,270 shares of common stock, (2) 81,081 shares of common stock issuable upon exercise of common stock purchase warrants and (3) 22,670 shares of common stock issuable upon conversion of 22,670 shares of our Series A Stock, as well as (1) 15,276 shares of common stock and (2) 11,336 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(63)	Consists of the following shares covered by this prospectus (1) 521,405 shares of common stock and (2) 121,622 shares of common stock issuable upon exercise of common stock purchase warrants.

(64)	Consists of the following shares covered by this prospectus (1) 679,124 shares of common stock (2) 377,643 shares of common stock issuable upon conversion of 377,643 shares of our Series C Stock and (3) 8,271 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 48,294 shares of common stock and (2) 13,233 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(65)	Consists of the following shares covered by this prospectus (1) 2,969,985 shares of common stock and (2) 1,573,512 shares of common stock issuable upon conversion of 1,573,512 shares of our Series C Stock, as well as (1) 60,924 shares of common stock and (2) 122,524 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(66)	Consists of the following shares covered by this prospectus (1) 801,071 shares of common stock and (2) 424,411 shares of common stock issuable upon conversion of 424,411 shares of our Series C Stock, as well as (1) 16,432 shares of common stock and (2) 33,049 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(67)	Consists of the following shares covered by this prospectus (1) 49,676 shares of common stock, (2) 14,903 shares of common stock issuable upon exercise of common stock purchase warrants (3) 131,300 shares of common stock issuable upon conversion of 1,313 shares of our Series D Stock and (4) 39,400 shares of common stock issuable upon conversion of 394 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 65,385 shares of common stock which are not covered by this prospectus.

(68)	Consists of the following shares covered by this prospectus (1) 59,188 shares of common stock, (2) 17,756 shares of common stock issuable upon exercise of common stock purchase warrants (3) 156,400 shares of common stock issuable upon conversion of 1,564 shares of our Series D Stock and (4) 46,900 shares of common stock issuable upon conversion of 469 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 77,281 shares of common stock which are not covered by this prospectus.

(69)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock, as well as (1) 2,304,392 shares of common stock and (2) 87,932 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(70)	Consists of the following shares covered by this prospectus (1) 1,177,380 shares of common stock, as well as (1) 192,465 shares of common stock and (2) 434,273 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(71)	Consists of the following shares covered by this prospectus (1) 4,898,825 shares of common stock and (2) 2,595,421 shares of common stock issuable upon conversion of 2,595,421 shares of our Series C Stock, as well as (1) 100,490 shares of common stock and (2) 202,098 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(72)	Consists of the following shares covered by this prospectus (1) 2,566,812 shares of common stock, (2) 770,044 shares of common stock issuable upon exercise of common stock purchase warrants (3) 6,783,800 shares of common stock issuable upon conversion of 67,838 shares of our Series D Stock and (4) 2,035,200 shares of common stock issuable upon conversion of 20,352 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 3,351,452 shares of common stock and (2) 1,082,353 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(73)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock, as well as (1) 1,320,112 shares of common stock and (2) 54,504 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(74)	Consists of the following shares covered by this prospectus (1) 94,775 shares of common stock and (2) 50,212 shares of common stock issuable upon conversion of 50,212 shares of our Series C Stock, as well as (1) 247,455 shares of common stock not covered by this prospectus.

(75)	Consists of the following shares covered by this prospectus (1) 297,297 shares of common stock, (2) 89,189 shares of common stock issuable upon exercise of common stock purchase warrants (3) 71,400 shares of common stock issuable upon conversion of 714 shares of our Series D Stock and (4) 21,400 shares of common stock issuable upon conversion of 214 shares of our Series D Stock issuable upon exercise of Series D purchase warrants as well as (1) 35,294 shares of common stock which are not covered by this prospectus.

(76)	Consists of the following shares covered by this prospectus (1) 4,136,725 shares of common stock and (2) 1,135,135 shares of common stock issuable upon exercise of common stock purchase warrants.

(77)	Consists of the following shares covered by this prospectus (1) 3,000 shares of common stock and (2) 900 shares of common stock issuable upon exercise of common stock purchase warrants; as well as (1) 262,157 shares of common stock issuable upon exercise of stock options which are not covered by this prospectus.

(78)	Consists of the following shares covered by this prospectus (1) 1,466,633 shares of common stock issuable upon conversion of 1,466,633 shares of our Series A Stock; as well as (1) 366,657 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(79)	Consists of the following shares covered by this prospectus (1) 135,135 shares of common stock and (2) 40,451 shares of common stock issuable upon exercise of common stock purchase warrants.

(80)	Consists of the following shares covered by this prospectus (1) 125,966 shares of common stock, (2) 22,316 shares of common stock issuable upon conversion of 22,316 shares of our Series C Stock and (3) 8,108 shares of common stock issuable upon exercise of common stock purchase warrants.

(81)	Consists of the following shares covered by this prospectus (1) 840,062 shares of common stock, (2) 81,081 shares of common stock issuable upon exercise of common stock purchase warrants, and (3) 223,164 shares of common stock issuable upon conversion of 223,164 shares of our Series C Stock; as well as (1) 407,152 shares of common stock issuable upon exercise of stock options and (2) 14,706 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(82)	Consists of the following shares covered by this prospectus (1) 70,000 shares of common stock, (2) 276,400 shares of common stock issuable upon conversion of 2,764 shares of our Series D Stock and (3) 82,900 shares of common stock issuable upon conversion of 829 shares of our Series D Stock issuable upon exercise of Series D purchase warrants.

(83)	Consists of the following shares covered by this prospectus (1) 100,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(84)	Consists of the following shares covered by this prospectus (1) 6,000 shares of common stock and (2) 1,800 shares of common stock issuable upon exercise of common stock purchase warrants.

(85)	Consists of the following shares covered by this prospectus (1) 13,514 shares of common stock (2) 5,298 shares of common stock issuable upon conversion of 5,298 shares of our Series A Stock (3) 4,054 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 13,748 shares of common stock, (2) 704,880 shares of common stock issuable upon exercise of stock options and (3) 1,325 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(86)	Consists of the following shares covered by this prospectus (1) 27,027 shares of common stock and (2) 8,108 shares of common stock issuable upon exercise of common stock purchase warrants.

(87)	Abhi Acharya, Ph.D is a member of the board of directors of the Company.

(88)	John M. Angelo and Michael L. Gordon have voting and investment control of the securities held by AG Funds, LP.

(89)	Alan Baldwin and Inara Baldwin have voting and investment control of the securities held by Alan W & Inara M. Baldwin JT TEN.

(90)	Alan Baldwin is a member of the board of directors of the Company.

(91)	Rod Slifer has voting and investment control of the securities held by Alexandra Slifer.

(92)	Allen & Company Incorporated is a wholly owned subsidiary of Allen Holding Inc. Herbert A. Allen is the President of Allen Holding Inc. and has voting and investment control of the securities. In 2001, Allen & Company Incorporated acted as the financial advisor to the Company in connection with the proposed sale of the Company’s assets to the Cerner Corporation. In connection therewith, the Company paid $150,000 to Allen & Company Incorporated as a financial advisor fee and paid $150,000 upon consummation of that transaction.

(93)	Scott Balcomb is the general partner of ANNJMC LLLP and has voting and investment control of the securities.

(94)	Arthur Rock has voting and investment control of the securities held by the Arthur Rock 2000 Trust.

(95)	Ben Krueger has voting and investment control of the securities held by RBC Dain Rauscher Custodian FBO Ben Krueger IRA.

(96)	Brion D. Umidi is the Senior Vice President and Chief Financial Officer of the Company.

(97)	Charles Ho is a consultant for the Company.

(98)	Charles N. Blitzer has voting and investment control of the securities held by Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee.

(99)	Neil Gagnon has voting and investment control of the securities held by Darwin Partnership.

(100)	David Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO David Gordon Contributory Roth.

(101)	John Johannson; Chief Manager; and DJD Partners 10, LLC have voting and investment control of the securities held by DJD Partners 10, LLC.

(102)	Donald Welch has voting and investment control of the securities held by Donald H. Welch & Shirley A. Welch JT TEN.

(103)	Edgar L. Lowe has voting and investment control of the securities held by Edgar L Lowe trustee of the Edgar Lowe Family Trust.

(104)	Elizabeth A. Meyer has voting and investment control of the securities held by Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98.

(105)	Frederick J. Eck has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Frederick J. Eck IRA.

(106)	Neil Gagnon has voting and investment control of the securities held by Fallen Angel Partnership.

(107)	Neil Gagnon has voting and investment control of the securities held by Gagnon 1999 Grandchildren’s Trust; Maureen Drew has voting control of the securities held by Gagnon 1999 Grandchildren’s Trust.

(108)	Neil Gagnon and Lois Gagnon has voting and investment control of the securities held by Gagnon Family Partnership.

(109)	Neil Gagnon has voting and investment control of the securities held by Gagnon Investment Associates.

(110)	Neil Gagnon has voting and investment control of the securities held by Gagnon Investment Associates Offshore.

(111)	Neil Gagnon has voting and investment control of the securities held by Gagnon Securities LLC.

(112)	Neil Gagnon has voting and investment control of the securities held by Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00.

(113)	John L. Cardoza is the executive partner of GC&H Investments and has voting and investment control of the securities held by it.

(114)	Gerald E. Bisbee, Jr., Ph.D. is the Chairman, President, Chief Executive Officer and a director of the Company.

(115)	Wayne C. Prim is the Chairman of Prim Ventures, Inc. and Prim Ventures, Inc. is the general partner of Glenbrook Partners. Wayne C. Prim has voting and investment control of the securities.

(116)	Graeme J. Doyle has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Graeme Doyle IRA.

(117)	Helen Hoffman has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Helen Hoffman IRA.

(118)	Robert W. Pangia and Russell F. Warren, Jr. are Co-Managers of Ivy Capital Partners II, LLC and Ivy Capital Partners II, LLC is the general partner of Ivy Healthcare Capital II, L.P. Robert W. Pangia and Russell F. Warren, Jr. have voting and investment control of the securities held by Ivy Healthcare Capital II, L.P.

(119)	J. Richard Steadman is a member of the board of directors of the Company.

(120)	James R. Seward, TR, has voting and investment control of the securities held by the J. R. Seward Revocable Trust.

(121)	John Angelo has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo.

(122)	John Angelo has voting and investment control of the securities held by Delaware Chtr. G & T Cust John Angelo IRA and of the securities held by John M. Angelo, Maurice R. Povich TTIC.

(123)	John Dichiara is the Senior Vice President of Clinical and Regulatory Affairs of the Company

(124)	Jeffrey Lapin has voting and investment control of the securities held by Jeffrey Lapin Cust Kara Lapin SC Uniform Gift to Minors Act.

(125)	Gary C. Klein has voting and investment control of the securities held by Klein PTR.LTD

(126)	B. Allen Lay, Dorothy V. Lay, General Partners of Lay Ventures L.P. have voting and investment control of the securities held by Lay Ventures L.P.

(127)	Neil Gagnon has voting and investment control of the securities held by the Louis E. & Neil J. Gagnon Foundation

(128)	J. Murray Logan and Don LaGuardia share voting and investment control of the securities held by L-R Global Fund, Ltd.

(129)	Luc H. Meyer has voting and investment control of the securities held by Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98.

(130)	Marcia Diamond has voting and investment control of the securities held by Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95.

(131)	Andreas Baenziger, MD has voting and investment control of the securities held by Medwork AG.

(132)	Mervyn Lapin has voting and investment control of the securities held by Mervyn Lapin Profit Sharing Plan.

(133)	Michael Gordon has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(k) Dated 1/1/89 FBO Michael L. Gordon.

(134)	Michael E. Herman has voting and investment control of the securities held by Michael E Herman Revocable Trust.

(135)	Noel Rothman is the general partner of Namtor BVC LP and has voting and investment control of the securities.

(136)	Nancy Austrian has voting and investment control of the securities held by Nancy Austrian Cust Jessie Davis Austrian CT Unif. Transfers to Minors Act.

(137)	R. Neal and J. MacDonald are directors of corporate directors of Nedic Holdings Ltd and have voting and investment control of the securities held by it.

(138)	Neil Austrian has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Neil Austrian IRA.

(139)	Neil Gagnon has voting and investment control of the securities held by Bear Stearns Securities Corp Cust FBO Neil Gagnon IRA.

(140)	Paul Anthony Jacobs and Nancy E. Jacobs have voting and investment control of the securities held by Paul Anthony Jacobs & Nancy E. Jacobs Joint Trust U/A dtd 10/16/97.

(141)	Peter Allen and Wendy Allen have voting and investment control of the securities held by Peter Allen and Wendy Allen JT TEN.

(142)	Robbie F. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA.

(143)	Rodney L. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA.

(144)	Sally Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Sally Gordon IRA.

(145)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Beteiligungs and share voting and investment control of the securities.

(146)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Biomedical Co-Investment Fund LP and share voting and investment control of the securities.

(147)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Limited Partnership and share voting and investment control of the securities.

(148)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson are the managing directors of Sanderling VI Beteiligungs GmbH & Co. KG and share voting and investment control of the securities.

(149)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills Timothy J. Wollaeger and Paul A. Grayson are the managing directors of Sanderling VI Limited Partnership and share voting and investment control of the securities.

(150)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Venture Partners II LP and share voting and investment control of the securities.

(151)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the general partners of Sanderling Venture Partners IV Co-Investment Fund LP and share voting and investment control of the securities.

(152)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Venture Partners V Co-Investment Fund LP and share voting and investment control of the securities.

(153)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson are the managing directors of Middleton, McNeil, Mills & Associates VI, LLC, the General Parnter of Sanderling Venture Partners VI Co-Investment Fund, LP and share voting and investment control of the securities.

(154)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Ventures Limited LP and share voting and investment control of the securities.

(155)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management V and share voting and investment control of the securities.

(156)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management VI and share voting and investment control of the securities.

(157)	Robert G. McNeil is a Member of the Board of Directors of the Company.

(158)	Edmund B. Shea, Jr. and John Morrissey have voting and investment control of the securities held by Shea Ventures, LLC.

(159)	Shirley J. Ward has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Shirley J. Ward IRA.

(160)	Terry A Nelson and Elizabeth A Nelson have voting and investment control of the securities held by Terry A Nelson & Elizabeth A Nelson, Trustees, Nelson Family 2006 Trust dated June 1, 2006.

(161)	Gregory J. Ingram & Heidi M. Ingram, Trustees and Diane Larson have voting and investment control of the securities held by the Ingram Family Trust. Each can act solely without approval of the other.

(162)	William R. Timken, Judith P. Timken, Trustees and Diane Larson have voting and investment control of the securities held by the Timken Living Trust. Each can act solely without approval of the other. William R. Timken has been a director of the Company since June 9, 2004.

(163)	Todd Henry has voting and investment control of the securities held by Todd Henry Cust M. Aidan Henry GA Unif. Transfers to Minors Act.

(164)	Mervyn Lapin is the general partner of Vail Fishing Partners and has voting and investment control of the securities held by Vail Fishing Partners.

(165)	Mervyn Lapin has voting and investment control of the securities held by Vail Securities Investment, Inc.

(166)	William G. Rodkey has been an employee and officer of the Company since 1992.

(167)	William L. Clinkenbeard has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA.

(168)	Diane L. Larson and Richard J. Wolf have voting and investment control of the securities held by Diane L. Larson & Richard J. Wolf, Trustees Wolf /Larson Living Trust UAD 1/26/94.

DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Delaware General Corporation Law.
     We are authorized to issue 165,000,000 shares of common stock $0.01 par value per share and 60,000,000 shares of preferred stock, $0.01 par value per share, of which 15,309,822 are designated Series A Stock, 13,232,798 are designated Series B Stock (the “Series B Stock”), 30,000,000 are designated Series C Stock and 500,000 are designated Series D Stock. As of April 5, 2007, there were 103,887,843 shares of common stock outstanding. As of April 5, 2007, there were 2,483,116 shares of Series A Stock outstanding, no shares of Series B Stock outstanding, 6,583,348 shares of Series C Stock outstanding and 135,715 share of Series D Stock outstanding.
Common Stock
     Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of common stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.
     Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.
     Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of common stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.
     Other Rights and Restrictions. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Upon surrender to us or our transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be our duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon our books. Our board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. We are subject to Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders.
     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company. N.A.
Preferred Stock
     The preferred stock is issuable in series. In connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by the Delaware General Corporation Law, our board of directors is authorized to fix by resolution: (1) the designation of each series; (2) the stated value of the shares of each series; (3) the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends; (4) the provisions, if any, respecting the redemption of the shares of each series; and (5) subject to requirements of the Delaware General Corporation Law, (a) the voting rights; (b) the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of our stock; and (c) any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Series A Stock
     We have designated 15,309,822 shares of our preferred stock, par value $0.01 per share, as Series A Stock. The Series A Stock ranks senior to the common stock, the Series B Stock and all other classes of stock established by our board of directors not otherwise designated as being senior in rights to the Series A Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series A Stock shall also be entitled to receive dividends paid as if the Series A Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series A Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series A Stock, each share of Series A Stock is entitled to cast one vote on each matter presented for vote.
     In the event of a liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, holders of Series A Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series A Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series A Stock are entitled to receive payment of the Series A Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.
     The Series A Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series A Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $5,000,000 and is based upon a minimum valuation of our Company of $25,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series A Stock.
     The Series A Stock is redeemable at the option of the holders at any time after the seventh anniversary of the issuance of the Series A Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series A Stock must request redemption of all, and not less than all, of the Series A Stock. The redemption value shall equal the then current Series A liquidation value at the time of redemption. The liquidation value will equal the purchase price of the Series A Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series A Stock. If a request for redemption at the option of the holders of the Series A Stock is made, we must redeem not less than all of the Series A Stock at the Redemption Price, pro-rata among all of the holders of the Series A Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series A Stock.
Series C Stock
     We have designated 30,000,000 shares of our Preferred Stock, par value $0.01 per share, as Series C Stock. The Series C Stock ranks senior to our common stock, and to all other classes of stock established by our board of directors not designated as senior or equal to the Series C Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series C Stock shall also be entitled to receive dividends paid as if the Series C Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series C Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series C Stock, each share of Series C Stock is entitled to cast one vote on each matter presented for vote.
     In the event of a liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, holders of Series C Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series C Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series C Stock are entitled to receive payment of the Series C Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.
     The Series C Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series C Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $10,000,000 and is based upon a minimum valuation of our Company of $50,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series C Stock.
     The Series C Stock is redeemable at the option of the holders at any time after the seventh anniversary of the issuance of the Series C Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series C Stock must request redemption of all, and not less than all, of the Series C Stock. The redemption value shall equal the then current Series C Liquidation Amount.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by our Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of our company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.
     Beginning in September 2010, the Series C Stock will be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the holders of the Series C Stock is made, we must redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.
Series D Stock
     We have designated 500,000 shares of our preferred stock, par value $0.01 per share, as Series D Stock. The Series D Stock ranks senior to the common stock and all other classes of stock established by our board of directors subsequent to the designation of the Series D Stock not otherwise designated as being senior in rights to the Series D Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series D Stock shall also be entitled to receive dividends paid as if the Series D Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series D Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series D Stock, each share of Series D Stock is entitled to cast one vote on each matter presented for vote.
     In the event of a liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, holders of Series D Stock are entitled to receive payment of a preference amount of $42.00 per share (the “Series D Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series D Stock are entitled to receive payment of the Series D Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.
     Each share of Series D Stock is mandatorily convertible into 100 shares of ReGen’s common stock, subject to adjustment for splits or similar changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are a sufficient number of common shares available to effect the conversion. Either of such corporate actions are subject to approval of our shareholders before they may be executed.
Rights Agreement
     On May 6, 1997, we entered into a rights agreement. In connection with the rights agreement, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was payable on June 2, 1997. This rights agreement was amended on June 7, 2002 to exclude the merger between ReGen and Rbio. The Rights expired on May 6, 2007 and the board of directors has not yet made a determination as to whether to adopt a new rights agreement.
Warrants and Options
     As of April 5, 2007, warrants to purchase 16,357,848 shares of our common stock at a weighted average exercise price of $0.62 per share were outstanding and exercisable. Of these warrants, the Series D warrants are assumed converted into one hundred common stock warrants for each Series D warrant at an exercise price of $0.63 per share of common stock for 40,715 of the Series D warrants and $0.42 per share of common stock for 2,000 of the Series D warrants. Options to purchase 52,237,516 shares of common stock were outstanding, of which 13,619,456 were exercisable at a weighted average exercise price of $0.52 per share. The total of options outstanding includes 135,715 Series D options that are assumed to be converted into one hundred common stock options for each Series D option at an exercise price of $0.42 per share. The Series D options are not currently exercisable.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock on behalf of the selling stockholders identified in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the common stock covered by this prospectus. In order to sell the shares of common stock being registered pursuant to this registration statement, the selling stockholders holding Series A Stock, Series C Stock or Series D Stock must have converted such Series A Stock, Series C Stock or Series D Stock into shares of our common stock.
     The distribution of shares of common stock by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:
•	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through options, swaps or derivatives;

•	Privately negotiated transactions;

•	In making short sales or in transactions to cover short sales; and

•	A combination of any of the above-listed methods of sale.
     Vail Fishing Partnership, Mervyn Lapin Profit Sharing Plan and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. Where required by state law, the selling stockholders will sell the shares through an registered broker-dealer. The securities are to be offered on the OTC Bulletin Board. In addition to the distribution of shares as outlined above, the holders of the Series A Stock may sell the shares of common stock to be issued upon conversion pursuant to Rule 144.
     None of the selling stockholders has any outstanding loans, advances or guarantees from the Company.
LEGAL MATTERS
     The validity of the common stock will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations.
EXPERTS
     The consolidated financial statements of ReGen Biologics, Inc., at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:
Public Reference Section
Securities and Exchange Commission
Room 1580
100 F Street, N.E.
Washington, D.C. 20549
Attention: Secretary

     Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.
     We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.
     Our SEC filings are available to the public at no cost over the Internet at www.regenbio.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:
ReGen Biologics, Inc.
509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
Attention: Investor Relations
(201) 651-3515

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To: Board of Directors
ReGen Biologics, Inc.
     We have audited the accompanying consolidated balance sheets of ReGen Biologics, Inc. and subsidiaries (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and Series A and Series C redeemable convertible preferred stock, and cash flows for each of the three years in the period ended December 31, 2006 and for the period from December 21, 1989 (inception) to December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 26, 2007, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 2, has completed two private placements of Series D Convertible Preferred Stock which resulted in net proceeds of approximately $2.6 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReGen Biologics, Inc. and subsidiaries (a development stage company) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, and for the period from December 21, 1989 (inception) to December 31, 2006 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
     As discussed in Note 3 to the consolidated financial statements, on January 1, 2006, the Company changed its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”
/s/ Ernst & Young LLP
Baltimore, Maryland
March 26, 2007,
except for Note 2, “Risks and Going Concern Uncertainties,” and Note 18, as to which the date is
May 7, 2007

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$7,268	$9,535
Short-term investments	648	3,744
Trade receivables, net of allowance for doubtful accounts of $8, as of December 31, 2006 and December 31, 2005	83	50
Inventory	220	368
Prepaid expenses and other current assets	350	295

Total current assets	8,569	13,992
Property and equipment, net	321	205
Investments	—	251
Other assets	141	95

Total assets	$9,031	$14,543

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$438	$984
Accounts payable to related party	9	2
Accrued expenses	825	1,466
Pension liability	—	163
Other current liabilities	66	30

Total current liabilities	1,338	2,645
Other liabilities	57	18
Long-term portion of capital leases	36	51
Long-term portion of notes payable to related party, including accrued interest of $1,702 and $1,332 at December 31, 2006 and December 31, 2005, respectively	7,744	7,374

Total liabilities	9,175	10,088
Series A redeemable convertible preferred stock, $0.01 par value; 15,309,822 shares authorized; issued and outstanding 13,260,025 shares at liquidation preference of $5,942 at December 31, 2006 and December 31, 2005	5,942	5,942
Series C redeemable convertible preferred stock, $0.01 par value; 30,000,000 shares authorized; issued and outstanding 11,046,637 shares at liquidation preference of $4,950 at December 31, 2006 and December 31, 2005	4,512	4,402
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 165,000,000 shares authorized; issued 88,708,171 shares at December 31, 2006, and 69,173,678 shares at December 31, 2005; 60,526 and 27,016 shares in treasury at December 31, 2006 and 2005, respectively	887	691
Additional paid-in capital	73,349	65,487
Deficit accumulated during development stage	(84,834)	(72,067)

Total stockholders’ deficit	(10,598)	(5,889)

Total liabilities and stockholders’ deficit	$9,031	$14,543

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

				Period from
				December 21, 1989
				(Inception) to
	Years Ended December 31,			December 31,
	2006	2005	2004	2006
Revenue:
Sales	$538	$520	$461	$3,914
Royalties	48	50	43	282
Grant and other revenue	—	—	—	433

Total revenue	586	570	504	4,629

Expenses:
Costs of goods sold	506	568	381	4,421
Research and development	6,758	7,566	3,765	48,655
Business development, general and administrative	5,874	4,246	3,563	30,876
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	58	—	58

Total expenses	13,138	12,438	7,709	84,010

Operating loss	(12,552)	(11,868)	(7,205)	(79,381)
Merger cost	—	—	—	(515)
Interest and other income	312	389	138	2,073
Rental income	313	336	332	2,547
Rental expense	(317)	(332)	(329)	(2,409)
Interest and other expense	(413)	(256)	(137)	(3,765)
License fees	—	—	—	2,050

Net loss	(12,657)	(11,731)	(7,201)	(79,400)
Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(110)	(219)	(762)	(5,434)

Net loss attributable to common stockholders	$(12,767)	$(11,950)	$(7,963)	$(84,834)

Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.20)	$(0.19)	$(3.39)

Weighted average number of shares used for calculation of net loss per share	71,289,971	60,480,225	42,436,183	25,020,014

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
Period from December 21, 1989 (inception) to December 31, 2006
(Dollars in thousands, except per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1	$44	—	$—		$45
Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—	681	—	—		682
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29					1,226,338	—			—	—	3,650	—	—		3,650
Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—	—	—	(2,476)		(2,476)

Balance at December 31, 1992					1,951,338	1			2,100,000	1	4,378	—	(2,476)		1,904
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—	2,448	—	—		2,448
Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—	1	—	—		1
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—	1	—	—		1
Net loss					—	—			—	—	—	—	(1,342)		(1,342)

Balance at December 31, 1993					2,501,890	1			2,105,200	1	6,828	—	(3,818)		3,012
Net loss					—	—			—	—	—	—	(1,463)		(1,463)

Balance at December 31, 1994					2,501,890	1			2,105,200	1	6,828	—	(5,281)		1,549
Net loss					—	—			—	—	—	—	(1,959)		(1,959)

Balance at December 31, 1995					2,501,890	$1			2,105,200	$1	$6,828	—	$(7,240)		$(410)
See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2006
(Dollars in thousands, except per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A -		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 1995 (carried forward)					2,501,890	$1			2,105,200	$1	$6,828	$—	$(7,240)		$(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—	8,101	—	—		8,101
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—	43	—	—		43
Net loss					—	—			—	—	—	—	(1,931)		(1,931)

Balance at December 31, 1996					3,693,211	1			2,268,533	1	14,972	—	(9,171)		5,803
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—	2,378	—	—		2,378
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—	5	—	—		5
Net loss					—	—			—	—	—	—	(3,868)		(3,868)

Balance at December 31, 1997					4,028,525	1			2,300,644	1	17,355	—	(13,039)		4,318
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—	108	—	—		108
Compensation expense associated with stock option modifications					—	—			—	—	56	—	—		56
Net loss					—	—			—	—	—	—	(3,815)		(3,815)

Balance at December 31, 1998					4,028,525	1			2,460,523	1	17,519	—	(16,854)		667
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—	32	—	—		32
Issuance of Series F convertible preferred stock at $8.73 per share for cash					453,310	—			—	—	3,956	—	—		3,956
Compensation expense associated with stock option grants					—	—			—	—	3,436	(3,247)	—		189
Net loss					—	—			—	—	—	—	(5,458)		(5,458)

Balance at December 31, 1999					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)
See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2006
(Dollars in thousands, except per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 1999 (brought forward)					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)
Compensation expense associated with stock option grants in prior year					—	—			—	—	—	738	—		738
Compensation expense associated with stock option grants in current year					—	—			—	—	2,124	(1,642)	—		482
Stock options cancelled during 2000					—	—			—	—	(1,089)	1,089	—		—
Net loss					—	—			—	—	—	—	(5,229)		(5,229)

Balance at December 31, 2000					4,481,835	1			2,502,919	1	25,978	(3,062)	(27,541)		(4,623)
Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—	3	—	—		3
Exercise of common stock options at $1.45 per share in 2001					—	—			125	—	—	—	—		—
Compensation expense associated with stock option grants in prior years					—	—			—	—	—	935	—		935
Compensation expense associated with stock option grants in current year					—	—			—	—	1,010	(833)	—		177
Stock options cancelled during 2001					—	—			—	—	(161)	161	—		—
Deferred stock compensation associated with stock option grants to non-employees in 2001					—	—			—	—	228	(131)	—		97
Net loss					—	—			—	—	—	—	(4,330)		(4,330)

Balance at December 31, 2001					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)
See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2006
(Dollars in thousands, except per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 2001 (brought forward)					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)
Issuance of Common Stock					—	—			301,930	1	104	—	—		105
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1			—	—	6,716	—	—		6,717
Deferred stock compensation associated with stock option grants in 2002					—	—			—	—	370	(370)	—
Compensation expense associated with stock options outstanding					—	—			—	—		452	—		452
Effect of reverse merger and recapitalization:					—	—			—	—	—	—	—		—
Valuation of warrants associated with bridge financing					—	—			—	—	657	—	—		657
Valuation of beneficial conversion associated with bridge financing					—	—			—	—	843	—	—		843
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger					—	—			—	—		2,848	—		2,848
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value	15,298,351	$6,855			(5,564,047)	(1)			—	—	(6,854)	—	—		(6,855)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares	—	—			(4,481,835)	(1)	12,025,656	$120	297,146	3	(122)	—	—		—
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:	—	—			—	—	—	—	—	—	—	—	—		—
Elimination of Subsidiary Common Stock	—	—			—	—	—	—	(2,829,974)	(1)	1	—	—		—
Issuance of Company Common Stock	—	—			—	—	—	—	7,781,018	78	(78)	—	—		—

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)	—	—			—	—	—	—	8,966,966	89	2,678	—	—		2,767
Conversion of Convertible Preferred Series B Stock to Company Common Stock	—	—			—	—	(12,025,656)	(120)	12,025,656	120	—	—	—		—
Minimum Pension Liability Adjustment	—	—			—	—	—	—	—	—	—	—	—	$(58)	—
Net loss	—	—			—	—	—	—	—	—	—	—	(9,951)	—	—
Net loss and comprehensive loss	—	—			—	—	—	—	—	—	—	—	—	—	(10,009)

Balance at December 31, 2002	15,298,351	6,855			—	—	—	—	29,070,786	291	31,373	—	(41,822)	(58)	(10,216)
Compensation expense associated with stock options outstanding	—	—			—	—	—	—	—	—	664	—		—	664
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants	—	—	22,246,153	$9,357	—	—	—	—	—	—	97	—	—	—	97
Issuance of Common Stock warrants to Series C Stockholders	—	—	—	(969)	—	—	—	—	—	—	969	—	—	—	969
Valuation of beneficial conversion associated with Series C Stock financing	—	—	—	(4,292)	—	—	—	—	—	—	4,292	—	—	—	4,292
Accretion of beneficial conversion associated with Series C Stock financing	—	—	—	4,292	—	—	—	—	—	—		—	(4,292)	—	(4,292)
Issuance of Common Stock — warrants exercised	—	—	—	—	—	—	—	—	230,000	2	113	—	—	—	115
Accretion of Series C Stock issuance cost	—	—	—	51	—	—	—	—	—	—	—	—	(51)	—	(51)
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,989)	—	(5,989)

Balance at December 31, 2003	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,508	$—	$(52,154)	$(58)	$(14,411)
See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2006
(Dollars in thousands, except per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 2003 (brought forward)	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,508	$—	$(52,154)	$(58)	$(14,411)
Compensation expense associated with stock options outstanding	—	—	—	—	—	—	—	—	—	—	684	—	—	—	684
Accretion of Series C Stock issuance cost	—	—	—	173	—	—	—	—	—	—	—	—	(173)	—	(173)
Recognition of Series C Stock issuance cost upon conversion	—	—	—	589	—	—	—	—	—	—	—	—	(589)	—	(589)
Issuance of Common Stock — warrants exercised net of 8,901 shares held treasury	—	—	—	—	—	—	—	—	141,152	1	58	—	—	—	59
Issuance of Common Stock — options exercised	—	—	—	—	—	—	—	—	261,109	3	77	—	—	—	80
Issuance of Common Stock — common stock offering	—	—	—	—	—	—	—	—	12,074,595	121	9,745	—	—	—	9,866
Conversion of Series A Stock to Common Stock	(642,723)	(288)	—	—	—	—	—	—	642,723	6	282	—	—	—	288
Conversion of Series C Stock to Common Stock	—	—	(9,302,620)	(4,168)	—	—	—	—	9,302,620	93	4,075	—	—	—	4,168
Net loss and comprehensive loss	—	—	—	—	—	—	—	—					(7,201)	—	(7,201)

Balance at December 31, 2004	14,655,628	6,567	12,943,533	5,033	—	—	—	—	51,722,985	517	52,429	—	(60,117)	(58)	(7,229)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	454	—	—	—	454
Accretion of Series C Stock issuance cost	—	—	—	109	—	—	—	—	—	—	—	—	(109)	—	(109)
Recognition of Series C Stock issuance cost upon conversion	—	—	—	110	—	—	—	—	—	—	—	—	(110)	—	(110)
Conversion of Series A Preferred Stock to Common Stock	(1,395,603)	(625)	—	—	—	—	—	—	1,395,603	14	611	—	—	—	625
Conversion of Series C Preferred Stock to Common Stock	—	—	(1,896,896)	(850)	—	—	—	—	1,896,896	19	831	—	—	—	850
Issuance of Common Stock — services rendered	—	—	—	—	—	—	—	—	100,000	1	92	—	—	—	93
Issuance of Common Stock — options exercised	—	—	—	—	—	—	—	—	20,000	—	3	—	—	—	3
Issuance of Common Stock and warrants — common stock offering	—	—	—	—	—	—	—	—	14,011,178	140	11,067	—	—	—	11,207
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	—	—	—	—	—	—	—	—	—	—	—	—	58	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(11,731)	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,673)

Balance at December 31, 2005	13,260,025	5,942	11,046,637	4,402	—	—	—	—	69,146,662	691	65,487	—	(72,067)	—	(5,889)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,183	—	—	—	1,183
Accretion of Series C Stock issuance cost	—	—	—	110	—	—	—	—	—	—	—	—	(110)	—	(110)
Issuance of Common Stock- services rendered	—	—	—	—	—	—	—	—	40,000	—	18	—	—	—	18
Issuance of Common Stock — options exercised	—	—	—	—	—	—	—	—	310,178	4	113	—	—	—	117
Issuance of Common Stock-conversion of warrants	—	—	—	—	—	—	—	—	375,967	4	(4)	—	—	—	—
Issuance of Common Stock and warrants — common stock offering	—	—	—	—	—	—	—	—	18,774,838	188	6,552	—	—	—	6,740
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(12,657)	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,657)

Balance at December 31, 2006	13,260,025	$5,942	11,046,637	$4,512	—	$—	—	$—	88,647,645	$887	$73,349	$—	$(84,834)	$—	$(10,598)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period From
				December 21, 1989
	Years Ended December 31,			(Inception) to
	2006	2005	2004	December 31, 2006
	(Dollars in thousands)
Operating Activities
Net loss	$(12,657)	$(11,731)	$(7,201)	$(79,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,182	589	662	9,036
Amortization of debt discount for warrant and beneficial conversion feature	—	—	—	1,500
Depreciation and amortization	65	40	53	2,284
Loss on disposal of property and equipment	—	—	—	9
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	58	—	58
Exchange loss	36	14	—	50
Changes in operating assets and liabilities:
Other current assets and receivables	(68)	(107)	1	(339)
Inventory	148	(292)	140	(220)
Other assets	(46)	28	29	(91)
Accounts payable and accrued expenses	(810)	1,662	185	2,855
Other liabilities	(89)	16	19	(35)

Net cash used in operating activities	(12,239)	(9,723)	(6,112)	(64,293)

Investing Activities
Purchases of property and equipment	(182)	(125)	(19)	(2,309)
Changes in investments	3,347	(3,995)	—	2,297

Net cash (used in) provided by investing activities	3,165	(4,120)	(19)	(12)

Financing Activities
Issuance of common stock to founders for contributed patents	—	—	—	42
Issuance of Series B preferred stock upon conversion of interest payable	—	—	—	6
Reduction in payable to stockholder	—	—	—	(76)
Proceeds from issuance of convertible preferred stock, net of offering costs paid in cash	—	—	—	34,221
Net proceeds from issuance of common stock and warrants	6,857	11,210	10,004	28,487
Repayment on capital lease obligations	(14)	(12)	(6)	(149)
Proceeds from notes payable	—	—	—	11,410
Payments on notes payable	—	—	—	(2,323)

Net cash provided by financing activities	6,843	11,198	9,998	71,618

Effect of exchange rate changes on cash	(36)	(10)	—	(46)

Net (decrease) increase in cash and cash equivalents	(2,267)	(2,655)	3,867	7,267
Cash and cash equivalents at beginning of period	9,535	12,190	8,323	1

Cash and cash equivalents at end of period	$7,268	$9,535	$12,190	$7,268

Supplemental disclosure of cash flow information
Non-cash disclosure:
Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	$—	$300
Equipment purchased pursuant to capital leases	—	65	9	198
Cancellation of stock options associated with deferred stock compensation associated	—	—	—	1,250
Net assets assumed in merger	—	—	—	2,733
Conversion of bridge financing to equity	—	—	—	2,860
Beneficial Conversion of Series C Preferred Stock	—	—	—	4,292
Warrants associated with Series C Preferred Stock	—	—	—	969
Warrants associated with Series C Preferred Stock private placement agent fee	—	—	—	97
Conversion of Series A Redeemable Convertible Preferred Stock	—	625	288	913
Issuance of Common Stock-conversion of warrants	4	—	10	14
Conversion of Series C Redeemable Convertible Preferred Stock	—	850	4,168	5,018
Issuance of Common Stock for services rendered	18	93	—	111
Cash disclosure:
Cash paid for interest	5	4	2	325
See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(1) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
     The consolidated financial statements of ReGen Biologics, Inc (“ReGen” or the “Company”) include accounts of the Company and its wholly-owned subsidiaries, RBio, Inc. (“RBio”) and ReGen Biologics AG (“ReGen AG”). Intercompany transactions and balances are eliminated in consolidation.
     The consolidated financial statements have been prepared in accordance with the instructions to Form 10-K and include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and the results of operations for the periods presented.
     To date, sales of the Company’s products have been limited. ReGen® will continue to require additional capital to further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that ReGen would emerge from the development stage when (a) the Company obtains either FDA clearance of the Collagen Scaffold device or premarket approval for the CMItm, and either product is available for sale in the U.S. and (b) the Company begins to earn significant revenue from its principal operations.
     ReGen currently operates an orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for U.S. and global markets. As discussed below, neither the Collagen Scaffold device nor the CMI product is available for sale in the U.S. ReGen is managed and operated as one business segment. Accordingly, ReGen does not prepare financial information for separate product areas and does not have separate reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information.
(2) NATURE OF BUSINESS AND LIQUIDITY
Background
     ReGen Biologics, Inc., a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry. The Company sold or discontinued the APACHE business and changed the Company’s name to Aros Corporation in 2001. In June 2002, Aros acquired RBio, formerly ReGen Biologics, Inc., as a wholly-owned subsidiary. Effective November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol “RGBI”, effective November 20, 2002.
     Until June 21, 2002, when it was acquired by Aros Corporation in a reverse merger, RBio was a privately held tissue engineering company. The merger included all of RBio’s business and operating activities and employees. RBio, now a wholly-owned subsidiary of the Company, was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990. RBio designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and generation of soft tissue in humans primarily for orthopedic applications. RBio was funded by the original founders in May 1990 and was headquartered in Franklin Lakes, New Jersey where the Company’s corporate management, clinical and regulatory affairs, and marketing operations remain located. RBio operates an ISO 13485 certified manufacturing and research facility in Redwood City, California and trains surgeons in the use of its products at the Steadman Hawkins Foundation in Vail, Colorado and in other locations both within and outside of the U.S.
     In March 2005, the Company created a wholly-owned subsidiary in Appenzell Switzerland, ReGen Biologics AG (“ReGen AG”), to conduct its European distribution activities through local market distributors and a limited number of employees hired by the Company or ReGen AG.

     Through RBio, the Company developed a proprietary type I bovine collagen matrix material into which the body’s own cells migrate, adhere, and use the scaffold as a template to generate new tissue designed to reinforce existing soft tissue structures. The Company’s proprietary collagen matrix technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. The Company has filed with the United States Food and Drug Administration (“FDA”) for clearance to market the ReGen Collagen Scaffold in the U.S. If clearance is obtained, the Company may make the Collagen Scaffold device available in a flat sheet configuration in various sizes as well as in a semi-lunar shape designed for use in the meniscus, and, potentially, other configurations designed to facilitate the reinforcement and repair of soft tissue in various sites within the body.
     The Company’s initial application using its collagen matrix technology is the CMI, which is cleared for sale in the EU and marketed through ReGen AG. The CMI is intended to facilitate growth of new tissue to reinforce the remaining meniscus, and to provide certain clinical benefits. Meniscus tissue loss typically occurs through an arthroscopic partial meniscectomy procedure performed to address meniscus tears or other irreparable damage resulting from acute injury or long-term wear. The surgeon sutures the CMI into the rim of the meniscus remaining after partial meniscectomy. Once implanted, the CMI’s highly porous matrix guides the growth of new tissue from the patient’s own cells. By providing a scaffold for growth of new meniscus-like tissue, the CMI procedure provides the potential for certain clinical benefits, including restoration of patient activity. The Company estimates that in 2006 there were approximately 1.4 million partial meniscectomy procedures performed worldwide.
     The Company has also developed and markets the SharpShooter® Tissue Repair System (“SharpShooter”), a suturing device used to facilitate the surgical implantation of the meniscus applications of the Company’s collagen matrix products, as well as to perform other similar arthroscopic meniscus repair procedures.
     In 2000, the CMI and SharpShooter each received the CE Mark for distribution in the European Economic Community. In 2002, the CMI was cleared for marketing in Australia and in 2000, the SharpShooter received marketing clearance by the FDA for sale in the United States. Prior to the filing of a 510(k) premarket notification for the Collagen Scaffold product, the Company was pursuing premarket approval for the CMI in the U.S. The CMI has been the subject of a controlled, randomized, pivotal multicenter clinical trial (MCT) and is the subject of a modular pre-market approval application, or PMA, to the FDA.
Risks and Going Concern Uncertainties (updated through May 7, 2007)
     The future operating results of the Company may be affected by a number of risks and certain other factors. The Company’s future operating results are highly dependent upon its ability to obtain and maintain regulatory clearance and approvals for its Collagen Scaffold device, CMI and other products. Although the CMI is cleared for sale and distributed in Europe, it is not approved for sale in the U.S., and the Company makes no claim regarding its safety, effectiveness or its potential for FDA approval. The Company has submitted a 510(k) to the FDA for market clearance in the U.S. of the Collagen Scaffold, which includes an application for the reinforcement and repair of meniscus defects. The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time-consuming. There can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. If the 510(k) process takes longer than expected or the Collagen Scaffold device is not cleared, it might substantially delay our ability to commercialize the Collagen Scaffold and negatively impact our business.
     If the Collagen Scaffold device is not cleared through the 510(k), we may proceed with submission to the FDA of the PMA for the CMI. The PMA process is typically more costly, lengthy and uncertain than the 510(k) clearance process.
     In addition to regulatory related hurdles, in order to approach a position of positive operating earnings and cash flow, the Company will need to effectively address other operating issues, including special third party reimbursement provisions for the surgeons and facilities that would be responsible for implanting the Company’s Collagen Scaffold, the CMI, or other future products. While the Company is actively working to address these issues, there is no guarantee that the Company will be able to obtain special reimbursement provisions, or obtain them in any given time frame.
     The Company will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date it receives either FDA clearance for the Collagen Scaffold or premarketing approval for the CMI in the U.S. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no assurance that the Company will be able to obtain additional equity capital or other financing under commercially reasonable terms and conditions, or at all. In 2006, the Company incurred a net loss of $12,657 and used $12,239 of cash in operating activities. At December 31, 2006, the Company had cash and short-term investments of $7,916 and net working capital of $7,231. As referred to in Note 18, on March 2, 2007, the Company completed a private placement of its Series D convertible Preferred Stock (Series D Stock) for net proceeds of approximately $2,900. Also, on March 30, 2007 and April 5, 2007, the Company completed two additional private placements of its Series D Stock for total net proceeds of approximately $2,600.

     Based upon current cash and investment balances, including additional financing received in March and April 2007 (as discussed in the preceeding paragraph), and planned spending rates, management believes the Company has adequate cash and investments on hand to support ongoing operations through at least January 1, 2008. If necessary, the Company has the intent and ability to reduce planned spending during 2007 by controlling costs that are within management’s discretion. Such costs include (but are not limited to) consulting, advertising and promotion, personnel, other administrative costs and/or capital expenditures. However, if unforeseen events occur, it is possible that additional cash may be needed before January 1, 2008. The Company anticipates that additional equity capital will be required beyond January 2008 to support ongoing operations; to further develop the Company’s collagen matrix technology for other orthopedic applications; and to satisfy expenses associated with the preparation for and, if cleared or approved, launch of either the Collagen Scaffold or the CMI, respectively, in the U.S.
(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and related disclosures. The Company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.
Cash and Cash Equivalents and Investments
     The Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents and as such has classified as cash equivalents cash held in a money market account, cash held in a sweep account, and investments in commercial paper and federal agency mortgage-backed securities that meet the Company’s classification criteria for cash equivalents. The Company held cash equivalents of $1,126 and $1,270 in a money market account and $534 and $175 in a sweep account as of December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, respectively, the Company also held cash equivalents in commercial paper of $2,380 and $3,750 and in federal agency mortgage-backed securities of $3,065 and $4,194. At December 31, 2006 and 2005, respectively, the Company held cash of $17 and $39 in a foreign account.
     All investments are debt securities classified as held to maturity, and, accordingly, are carried at amortized cost, which approximates fair value. The cost of securities sold is based on the specific identification method, when applicable. At December 31, 2006 and 2005, respectively, the Company had invested $648 and $2,751 in federal agency mortgage-backed securities. At December 31, 2005, the Company also had invested $1,244 in commercial paper. The Company did not have any material realized or unrealized gains or losses at December 31, 2006 and 2005 or for the years then ended.
Inventories
     Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing.
Property and Equipment
     Property and equipment are stated at cost. Depreciation of computer, manufacturing, and office and other equipment is calculated using the straight-line method over the estimated useful lives (three to ten years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.
Income Taxes
     The Company provides for income taxes in accordance with the asset and liability method, prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition
     Revenue from sales of products is recognized when goods are shipped to the customer. Amounts billed to customers for shipping and handling are included in revenue from sales. Shipping and handling costs incurred by the Company are included in cost of goods sold. Our customers do not have a right to return the product other than for product defects.
     The Company’s agreement with one of its distributors provides for certain royalty payments to the Company when the distributor sells the products to the end users. The Company recognizes royalty revenue when amounts are determinable and the Company has fulfilled its obligations under the applicable agreement.
     License fees represent payments received from customers for licenses to sell the Company’s products in various geographic areas (see Note 10, “License Agreements”). These fees are recognized as other income when all performance criteria in the underlying agreement have been met. License fees are not recurring.
Research and Development Costs
     All research and development costs are charged to expense as incurred.
Patent and Licensing Costs
     The Company records costs incurred to obtain patents and licenses as research and development expense.
Foreign Currency Transactions
     The Company has determined the functional currency of ReGen AG to be the U.S. dollar (USD). ReGen AG’s cash account is held in Swiss francs (CHF) and its books and records are maintained in CHF. The Company remeasures ReGen AG’s nonmonetary assets and liabilities and related revenue and expenses using historical rates, other statement of operations accounts using average rates for the period, and monetary assets and liabilities using rates in effect at the balance sheet date. Foreign currency transaction gains or losses for the change in exchange rates between the USD and the foreign currency in which a transaction is denominated, including exchange gains and losses from remeasurement of the ReGen AG’s monetary assets and liabilities, are recognized currently in results of operations. Foreign currency transaction losses included in the consolidated results of operations for the years ended December 31, 2006 and December 31, 2005, approximated $36 and $14, respectively. Before 2005, the Company had no foreign currency transaction gains or losses.
Advertising Costs
     All advertising costs are expensed as incurred. During the years ended December 31, 2006, 2005 and 2004, the Company expensed approximately $52, $42 and $9, respectively, as advertising costs.
Comprehensive Loss
     Comprehensive loss includes all changes in stockholders’ equity during a period except those resulting from investments by owners and distributions to owners. The Company’s accumulated other comprehensive loss in 2004 comprised a minimum pension liability (see Note 12).
Accounts Receivable
     Accounts receivable are carried at net realizable value. The Company records an allowance for doubtful accounts for all trade receivables that are not expected to be collected, usually those that are over 90 days past the invoice due date. The allowance for doubtful accounts was $8 at both December 31, 2006 and 2005.
Fair Value of Financial Instruments and Concentrations
     The carrying amount of the Company’s variable rate debt approximates fair value. The fair value of the fixed rate debt, including original principal and accrued compounded interest, approximated $378 and $326 as of December 31, 2006 and 2005, respectively. The fair value of the fixed rate debt is based on the Company’s estimate of its current incremental borrowing rate of 200 — 400 basis points above the prime rate at the respective dates. The carrying amounts of the Company’s cash and cash equivalents, held-to-maturity debt securities, trade receivables, accounts payable and accrued expenses approximate fair value due to their short-term nature.

     The Company currently markets and sells two products. Our primary product, the CMI, is a type I collagen implant designed to facilitate growth of new tissue to reinforce the existing meniscus tissue remaining after a partial meniscectomy procedure in the human knee. We also sell the SharpShooter Tissue Repair System (“SharpShooter”), a suturing device used to facilitate the surgical implantation of the Company’s collagen matrix products, as well as to perform other similar arthroscopic meniscal repair procedures.
     Both the CMI and SharpShooter are marketed in Europe through ReGen AG and, in Italy, Spain, and Andorra through non-exclusive distribution agreements with independent orthopedic marketing companies in those territories. The SharpShooter also is marketed through a worldwide non-exclusive distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD).
     Until August 11, 2005 the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”), which is also a shareholder and creditor of the Company, had, pursuant to a distribution agreement, a non-exclusive license to sell the CMI product outside of the United States and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. The distributorship agreement with Centerpulse terminated effective August 11, 2005, and ReGen now has exclusive worldwide rights to market the CMI.
     In early 2005, the Company formed a wholly-owned Swiss subsidiary, ReGen AG, to conduct its marketing and distribution activities outside the United States. In the fourth quarter of 2005, the Company entered into three distributorship agreements with three independent orthopedic device marketing organizations for distribution of our products in Italy, Spain, and Andorra. Each of the agreements grants exclusive distribution rights to market the CMI and non-exclusive rights to market other ReGen products within the specified geographic territories, as follows: (i) to Xmedica s.r.l. (“Xmedica”) in Italy; (ii) to Hoscenter, S.L. (“Hoscenter”) in all of Spain except Catalonia territory; and (iii) to Polymedic 2000, S/A (“Polymedic”) in Catalonia, Spain (Barcelona, Tarragona, Lleida, Gerona, Islas Baleares) and Andorra. The initial terms of the respective agreements run through December 31, 2007. Outside the geographic territories specified in the distributorship agreements, ReGen AG distributes the Company’s products directly to hospitals and clinics, primarily in Switzerland, Belgium and Germany.
     The Company is subject to inherent risks associated with international sales, such as changes in the economic, political, legal and business environments in the foreign countries in which we do business. The Company does not require collateral from its customers. Concentrations of receivables and revenue by customer as of and for the years ended December 31, 2006, 2005 and 2004 are as follows:

	Years Ended December 31,
	2006	2005	2004
Receivables:(*)
U.S. (Linvatec)	17%	39%	16%
Switzerland
Zimmer (Centerpulse)	0%	0%	84%
Other (various)	7%	0%	0%
Spain (Hoscenter, Polymedic)	20%	0%	0%
Italy (Xmedica)	19%	0%	0%
Germany (various)	25%	34%	0%
Belgium (various)	12%	27%	0%
Sales revenue:
U.S. (Linvatec)	49%	73%	54%
Switzerland
Zimmer (Centerpulse)	0%	7%	46%
Other (various)	6%	2%	0%
Spain (Hoscenter, Polymedic)	9%	2%	0%
Italy (Xmedica)	12%	4%	0%
Germany (various)	21%	9%	0%
Belgium (various)	3%	3%	0%
Royalties:
U.S. (Linvatec)	100%	100%	100%

(*)	Receivable amounts are reflective of year-end balances
     In several cases the Company relies on a single vendor to supply critical materials or components. Currently, all of these materials and components can be obtained from alternative suppliers, subject to the time and other resources required to establish new vendor relationships.
     At December 31, 2006 and 2005, less than 1% of the Company’s cash and cash equivalents balance was held in Swiss francs (CHF) and 8% and 2%, respectively, of current liabilities related to unsettled obligations denominated in foreign currencies. For the years ended December 31, 2006 and 2005, 10% and 4%, respectively, of the Company’s expenses resulted from transactions denominated in foreign currencies. Before 2005 the Company did not have cash and cash equivalent balances held in foreign currency or transactions denominated in foreign currency.
Stock-Based Compensation
     On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, using the modified prospective transition method. Under this transition method, stock compensation cost recognized beginning January 1, 2006 includes compensation cost for all share-based payments (a) granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results of prior periods have not been restated for the adoption of SFAS No. 123R. The Company recognizes these compensation costs only for those shares expected to vest, over the requisite service period of the awards, generally, the option vesting term of four years. For grant awards with graded vesting, the Company recognizes the estimated expense on an accelerated basis; otherwise, the expense is recorded on the straight-line basis.
     Total compensation expense related to the Company’s stock option plans (more fully described in Note 14) was $1,163, $495 and $662 for the years ended December 31, 2006, 2005 and 2004, respectively, of which $21, $16 and $25, respectively, related to options awarded to non-employees. No tax benefit was recognized related to share-based compensation expense since the Company has incurred operating losses and has established a full valuation allowance to offset all the potential tax benefits associated with the Company’s deferred tax assets. As a result of adopting SFAS No. 123R, net loss and net loss attributable to common stockholders for the year ended December 31, 2006, were each greater by $684 than if the Company had continued to account for stock-based compensation under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The impact on both basic and diluted loss per share attributable to common stockholders was $0.01.

     The Company uses the Black-Scholes model to estimate grant date fair value. As part of its SFAS No. 123R adoption the Company evaluated the model input assumptions used in estimating grant date fair value. The Company concluded that its historical realized volatility, calculated using historical stock prices of the Company since June 2002, is an appropriate measure of expected volatility. In addition, the Company also examined its historical pattern of option exercises in an effort to identify a discernable pattern and concluded that there was not sufficient data on which to base an estimate of expected term. Consequently, the Company has decided to use the “short cut” approach described in SAB 107 to estimate the expected term for options awarded after January 1, 2006. Given the contractual term of 10 years and vesting period of four years, the expected term for options awarded in 2006 has been estimated to be seven years. The interest rate used in the pricing model is based on the U.S. Treasury yield curve in effect at the time of the grant on issues with remaining terms equal to the estimated expected term used in the model. In addition, the Company has estimated a forfeiture rate based on historical data and current assumptions.
     For the year ended December 31, 2006, the Company has granted employees and directors options to purchase 977,500 shares, of the Company’s common stock, with weighted average per share fair values of $0.58, at the grant dates. Also, in the first quarter of 2006, the Company granted options to a non-employee consultant to purchase 150,000 shares of the Company’s common stock, with a per share fair value of $0.30, at the measurement date. For the year ended December 31, 2005, the Company granted employees 66,000 options, with grant date fair values of $0.76. For the year ended December 31, 2004, the Company granted employees and directors options to purchase 891,097 shares, of the Company’s common stock, with weighted average per share fair values of $1.15, at the grant dates. Additionally, in 2004, the Company granted options to a non-employee consultant to purchase 10,000 shares of the Company’s common stock, with a per share fair value of $0.32, at the measurement date. The fair value of options granted during the years ended December 31, 2006, 2005 and 2004, respectively, was estimated using the Black Scholes option pricing model with the following assumptions and weighted average fair values as follows:

	Year Ended
	December 31, 2006		December 31, 2005		December 31, 2004
	Employee &	Non-	Employee &	Non-	Employee &	Non-
	Director	Employee	Director	Employee	Director	Employee
Weighted average fair value of grants	$0.58	$0.75	$0.76	N/A	$1.15	$1.30
Risk free interest rate	4.44 - 4.75%	4.79%	4.21 - 4.52%	N/A	3.75 -4.80%	3.75%
Dividend yield	0%	0%	0%	N/A	0%	0%
Expected lives	7 years	7 years	10 years	N/A	10 years	10 years
Expected volatility	74.20% - 75.05%	74.30%	77.19% - 82.71%	N/A	88.81% -99.19%	99.19%
     ReGen has an independent contractor services agreement with MedWork, AG, a Swiss company, pursuant to which MedWork provides specified services in connection with operating ReGen AG. In partial consideration for MedWork’s services, during 2006 and 2005 the Company issued 40,000 and 100,000 shares, respectively, of its restricted common stock to MedWork, with fair values of $18 and $93, respectively. These amounts were expensed in 2006 and 2005, as the services were performed.
     Prior to January 1, 2006, the Company accounted for employee stock-based compensation in accordance with APB No. 25, under which no expense was recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security. Expense was recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security, for options issued to non-employees, and for options and warrants issued in connection with financing and equity transactions (collectively referred to as “compensatory options”). Expense recognized for non-employee options is measured based on management’s estimate of fair value using the Black-Scholes model as service performance is completed. Any resulting compensation expense is recognized ratably over the related service period, except for options with graded vesting, in which case expense was recognized on an accelerated basis over the respective vesting period.
     Prior to January 1, 2006, the Company provided pro forma disclosure of compensation amounts in accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and, as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation to employees. The pro forma table below reflects net loss attributable to common stockholders and basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2005 and 2004, as though the Company had adopted the fair value recognition provision of SFAS No. 123, as follows:

			Period from
	Years Ended		December 21, 1989
	December 31		to December 31,
	2005	2004	2005
	(In thousands, except per share data)
Net loss attributable to common stockholders, as reported	$(11,950)	$(7,963)	$(72,067)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No 25) for all awards, net of related tax effects	479	637	6,898
Deduct: Total stock-based employee compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(1,068)	(1,200)	(13,295)

Pro forma net loss attributable to common stockholders	$(12,539)	$(8,526)	$(78,464)

Loss per share attributable to common stockholders:
Basic and diluted — as reported	$(0.20)	$(0.19)	$(3.26)
Basic and diluted — pro forma	$(0.21)	$(0.20)	$(3.54)
     The following assumptions were used in the Black-Scholes option pricing model to estimate expense included in the foregoing pro forma disclosure for 2005 and 2004, respectively:

	Years Ended December 31,
	2005	2004
Risk-free interest rate	3.75 - 4.80%	3.75 - 4.80%
Dividend yield	0%	0%
Expected lives	10 years	10 years
Expected volatility	77.19 - 105.07%	88.81 - 105.07%
Adoption of New Accounting Pronouncements
     Effective January 1, 2006, the Company adopted SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. Adoption of SFAS No. 151 did not have a material effect on the Company’s consolidated financial statements.
     Effective January 1, 2006, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application (as defined by the statement) to prior periods’ financial statements, unless it is impracticable to determine the effect of a change. It also applies to changes required by an accounting pronouncement that does not include specific transition provisions. In addition, SFAS No. 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The Company applied SFAS No. 154 in its accounting restatement related to stock-based compensation expense filed on November 20, 2006. However, the adoption of SFAS No. 154 did not have a significant impact on the Company’s consolidated financial statements.
Accounting Principles Issued But Not Yet Adopted
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company in the first quarter of 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not yet in a position to determine such effects.

     In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements. The standard provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies’ measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The guidance in SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating what effects, if any, adoption of the provisions of SFAS No. 157 will have on its consolidated financial statements.
(4) FINANCIAL INSTRUMENTS
     At December 31, 2006, all of the Company’s investments are federal agency mortgage-backed securities, classified as held-to-maturity, and due to mature within 1 year.
(5) PROPERTY AND EQUIPMENT
     Property and equipment consist of the following:

	December 31,
	2006	2005
	(In thousands)
Computer equipment	$104	$115
Office and other equipment	189	178
Manufacturing equipment	694	561
Leasehold improvements	1,171	1,159

	2,158	2,013
Less accumulated depreciation and amortization	(1,837)	(1,808)

	$321	$205

     The Company has financed the purchase of certain of its computer and office equipment under capital lease arrangements (see Note 9, Capital Leases). Depreciation and amortization of property and equipment was $65, $40 and $53 during 2006, 2005 and 2004, respectively.
(6) INVENTORY
     Inventory consists of the following:

	December 31,
	2006	2005
	(In thousands)
Raw material	$33	$24
Work in process	11	67
Finished goods	176	277

	$220	$368

     Inventory was adjusted down $7 and $144 during 2006 and 2005, respectively, to reflect values at the lower of cost or market. At December 31, 2006 and 2005, 7% and 62%, respectively, of total inventory is valued at below the Company’s cost. The Company estimates market value of inventory based upon sales activity within its various distribution channels. The Company’s production process has a high degree of fixed costs and due to the early stage of market acceptance for its products, sales and production volumes may vary significantly from one period to another. Consequently, in some periods sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.
(7) ACCRUED EXPENSES
     Accrued expenses consist of the following:

	December 31,
	2006	2005
	(In thousands)
Accrued professional fees	$351	$1,125
Accrued wages and vacation	378	240
Accrued printing cost	65	56
Other accrued cost	31	45

	$825	$1,466

(8) NOTES PAYABLE
Credit Agreements
     Zimmer, the successor-in-interest to Centerpulse, a shareholder of the Company, has provided debt financing to the Company pursuant to two credit agreements. During 2002, the credit agreements were amended to extend the maturity dates effectively to December 31, 2009. Accrued interest related to the credit agreements is due upon maturity of the underlying principal. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt to be converted to equity. Until August 11, 2005 Zimmer also had a non-exclusive license to sell the Company’s CMI product outside of the United States (see Note 10). As of December 31, 2006, aggregate accrued interest under the credit agreements approximated $1,702. The weighted average interest rate for the credit agreements for the years ended December 31, 2006, 2005 and 2004 was 4.90%, 3.28% and 1.92%, respectively.
     The first of the two credit agreements was entered into on November 30, 1998, and provided for financing tranches of up to $2,043. As of December 31, 2006, the Company had drawn the entire amount available. The outstanding balance bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 3.19% — 5.47%, 1.51% — 4.83% and 1.32% — 3.06% during 2006, 2005 and 2004, respectively.
     The second of the two credit agreements was entered into on March 15, 2000, and provided for financing tranches of up to $4,000. As of December 31, 2006, the Company had drawn the entire amount available. The interest rate on $350 of the financing is fixed at 7% compounded annually. The remaining $3,650 bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 3.69% — 5.69%, 1.30% — 4.81% and 1.14% — 2.76% during 2006, 2005 and 2004, respectively. In connection with this credit agreement, the lender has obtained a security interest in certain of the Company’s intellectual properties.
(9) CAPITAL LEASES
     Future payments under capital lease obligations at December 31, 2006 are as follows:

December 31, 2006
Capital Leases
(In thousands)
2007	$18
2008	16
2009	16
2010	8
2011	—

58
Amounts representing interest	(8)

$50

     Property and equipment under capital leases at December 31, 2006 and 2005, is $45 and $62, net of accumulated amortization of $26 and $35, respectively. Amortization of assets recorded under capital leases is included in the Company’s depreciation expense.
(10) LICENSE AGREEMENTS
Product Distribution License Agreements
     In 2005, the Company entered into three distributor agreements whereby the Company granted each distributor exclusive distribution rights to market the CMI and non-exclusive rights to market other ReGen products in specified geographic locations. The distributors and their respective markets are as follows:
•	Xmedica s.r.l. (“Xmedica”) — Italy.

•	Hoscenter, S.L. (“Hoscenter”) — all of Spain except Catalonia territory.

•	Polymedic 2000, S/A (“Polymedic”) — Catalonia, Spain (Barcelona, Tarragona, Lleida, Gerona, Islas Baleares) and Andorra.

     The initial terms of the respective agreements run through December 31, 2007.
     Before the third quarter of 2005, the Company had a product distribution agreement with Centerpulse, a shareholder who is also the holder of the Company’s notes payable, to distribute the CMI outside the U.S. on a non-exclusive basis. Effective August 11, 2005, Centerpulse terminated its non-exclusive distribution rights to the CMI.
     During 2000, the Company entered into an exclusive distribution agreement with Linvatec to sell the SharpShooter product throughout the world. Pursuant to the terms of this agreement the distribution rights became non-exclusive in April 2002. Pursuant to the agreement, Linvatec is obligated to pay the Company a royalty on net sales of products sold by Linvatec to end users at rates between 10% and 12%. For the years ended December 31, 2006, 2005 and 2004, the amount of royalty income under this agreement was $48, $50 and $43, respectively.
Technology License Agreements
     In April 1997, the Company entered into an agreement with Dr. J. Richard Steadman, a member of its Board of Directors and Modified Polymer Components, Inc. (MPC) to obtain an exclusive license to certain patent rights used in connection with the SharpShooter. The Company is required to pay a royalty of up to 6% (up to 4.8% to the member of the Board of Directors and up to 1.2% to an assignee of MPC) on net sales of products sold incorporating the licensed technology. In 2000, MPC assigned its rights to this royalty contract to a third-party. The Company’s obligation under the agreement to pay royalties ceases ten years after the national launch of the SharpShooter in the U.S. The remainder of the agreement expires ten years after the first commercial sale of a SharpShooter. The agreement may not be terminated except by mutual agreement of all of the parties. For the years ended December 31, 2006, 2005 and 2004, royalty expense under this agreement approximated $12, $27 and $10, respectively, of which approximated $10, $21 and $8, respectively, was for royalties due to Dr. Steadman and $2, $6 and $2, respectively, for royalties due to MPC’s assignee. Royalty expense is reported as cost of goods sold in the accompanying consolidated statements of operations.
     In 1995, the Company entered into an exclusive license agreement with Dr. Shu-Tung Li, then an employee of the Company, pursuant to which the employee granted the Company an exclusive worldwide right and license to certain technology considered by the Company to be a candidate for use in its products. The licensed technology includes the rights to certain patents and to any products resulting from the use of such technology and/or patents. Under the exclusive license agreement, the Company agreed to pay the employee a license issue fee and royalties. The Company completed its payments under this license agreement during fiscal 2000. The exclusive license agreement will expire on the later to occur of ten years from the commercial sale of any licensed product (as defined in the agreement) or the date of expiration of the last to expire patent covered in the agreement. To date there have been no sales of any licensed products.
(11) COMMITMENTS AND CONTINGENCIES
     The Company leases its corporate headquarters in Franklin Lakes, New Jersey under a non-cancelable operating lease that expires on March 31, 2007.
     The Company leases its manufacturing facility in Redwood City, California, under a non-cancelable operating lease. In April 2006, the Company entered into an amendment to this lease agreement. Prior to giving effect to the amendment, the existing lease would have expired on May 31, 2006. The amendment modified the original term to expire, instead, as of January 31, 2006. The amended lease term began on February 1, 2006 and continues for seven years, through January 2013. The initial base annual rent is $357, with scheduled annual increases. An additional $50 deposit was required upon execution of the amendment. During 2006, a portion of the manufacturing facility was sub-leased at the rate of $14 per month. The sublease terminated December 2006.
     The Company has an operating lease for its Vail office that expires in January 2008, and provides for initial year base annual rent of $27, payable monthly.
     In May 2006, the Company entered into an operating lease agreement for office space in Baar, Switzerland, which cannot be terminated before March 31, 2007. Thereafter the lease may be terminated upon nine months notice to be given at the end of March, June or September each year. The lease provides for initial year base monthly rent approximating $1.
     Total rent expense included in the results of operations approximated $328, $273 and $276 for the years ended December 31, 2006, 2005 and 2004, respectively.

     Future minimum lease payments under the foregoing non-cancelable operating leases are as follows at December 31, 2006:

(In thousands)
2007	$405
2008	378
2009	388
2010	401
2011	414
2012 and thereafter	461

$2,447

     The Company has an employment agreement with an officer of the Company providing for minimum aggregate annual compensation of approximately $318. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice. Additionally, the employment agreement provides for various incentive compensation payments as determined by the Company’s Board of Directors.
     The Company has entered into an employment agreement with another officer of the Company providing for minimum aggregate annual compensation of approximately $202. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice.
     The Company has entered into employment agreements with three individual employees of ReGen AG, that provide for aggregate annual base salaries approximating $388. The respective agreements may be terminated by either party upon written notice, with notice periods that range between four to nine months. In each case, if employment terminates due to a change in ownership, then the Company is obligated to pay the employees’ salaries for a period of nine months. Additionally, the employment agreements provide for incentive compensation as determined by the Company’s Board of Directors.
     From time to time the Company may be a defendant to lawsuits incidental to the Company’s business. Further, the nature of the Company’s operations subjects it to the inherent business risk of financial exposure to product liability claims. Currently, the Company is not a party to any material legal proceedings.
     On November 16, 2006, following our announcement that our management voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of the Company’s historical stock option granting and accounting practices, we received a letter from the Division of Enforcement of the SEC requesting that the Company preserve all documents concerning its granting of stock options to any of our executives or employees from January 2002 through the present and stating that the SEC intends to request production of such documents in the future. Subsequently, on November 20, 2006, the Company amended its quarterly and annual reports to include restated consolidated financial statements for the years ended December 31, 2005, 2004, 2003, the period from December 21, 1989 (inception) to December 31, 2005, and the quarters ended March 31, 2006 and June 30, 2006. At this time, while we intend to cooperate with the SEC inquiry, we cannot predict what consequences the SEC inquiry will have on the Company. The Company may be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC’s inquiry.
     The Company’s operations are subject to rigorous regulation by the U.S. Food and Drug Administration (FDA) and numerous other federal, state, and foreign governmental authorities. Our manufacturing facility and our products are subject to continual review and periodic inspection by regulatory agencies. In the second quarter of 2005, the FDA initiated an inspection, or audit, of the Company’s records relating to the CMI clinical trial and at the conclusion of the audit issued a Form 483 notice listing the investigators’ observations. The Company responded to the FDA’s audit notice and, where deemed necessary by management, took corrective action to address the investigators’ observations. In the third quarter of 2005, as a follow-up to the notice of inspectional observations, the Company received a warning letter from the FDA indicating that at that time the FDA believed that the Company had not adequately addressed in its written response the specific observations and issues identified in the Form 483. The Company believes that it had responded to the issues raised in the Form 483 through the written response and updated procedures provided to the FDA prior to the issuance of the warning letter. Management believes that the warning letter may not have taken into account the Company’s adoption and implementation of the update procedures. In the fourth quarter of 2005, the Company submitted its written response to the warning letter, including reference to its previously submitted response to the Form 483 and the updated procedures. In the first quarter of 2007, the FDA initiated a re-inspection of the Company’s records relating to the CMI clinical trial and issued a Form 483 notice listing the investigators’ observations. The inspection resulted in one observation regarding the monitoring of the clinical trial and timely notification of FDA. Prior to the close of the inspection, the Company initiated corrective action on specific items identified and, subsequently, has provided a complete written response to the observation in the Form 483. Neither the Company nor its regulatory consultants believes that the single observation identified in the Form 483 would rise to the level of a Warning Letter. Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of our PMA for the CMI, enforcement actions, injunctions, and criminal prosecution.

(12) EMPLOYEE BENEFIT PLANS
     The Company sponsors a profit sharing plan (“Plan”) intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after three months of service. Employees may contribute a portion of their salary to the Plan, subject to annual limitations imposed by the Internal Revenue Code. The Company may make matching or discretionary contributions to the Plan at the discretion of the Board of Directors, but has made no such contributions to date. Employer contributions generally vest over seven years.
     Prior to the reverse merger and recapitalization, the Company sponsored a defined benefit pension plan (“Pension Plan”) covering former employees of National Health Advisors, a former subsidiary of APACHE. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.
     In December 2004, the Company elected to terminate the Pension Plan, effective March 31, 2005. In December 2006, the Company distributed the plan assets to the participants and contributed $185 to the Pension Plan to cover the unfunded benefit obligation. Previously, the Company’s funding policy was to contribute annually an amount that could be deducted for federal income tax purposes and met minimum-funding standards, using an actuarial cost method and assumptions which are different from those used for financial reporting.
     Rollforwards of the benefit obligation, fair value of plan assets and a reconciliation of the Pension Plan funded status at December 31, 2006 and 2005, the measurement date, and significant assumptions follow.

	December 31,
	(measurement date)
	2006	2005
	(In thousands)
CHANGE IN BENEFIT OBLIGATION
Beginning of the year	$476	$438
Interest cost	28	26
Actuarial loss (gain)	12	(21)
Increase due to settlement	36	—
Increase due to change in assumptions	—	33
Benefits Paid	(552)	—

End of the year	$—	$476

CHANGE IN FAIR VALUE OF ASSETS
Beginning of the year	$325	$284
Actual return on plan assets	42	41
Employer contributions	185	—
Benefits Paid	(552)	—

End of the year	$—	$325

RECONCILIATION OF FUNDED STATUS
(Under)/over funded status	$—	$(151)
Accrued pension cost	$—	$(151)
SIGNIFICANT ASSUMPTIONS:
Discount rate	NA	5.75%
Expected return on plan assets	NA	6.26%
Rate of compensation increase	NA	NA
     The $33 increase in the benefit obligation during 2005 due to the change in assumptions results from the change in the discount rate used to calculate the annual interest cost.

     The expected rate of return on plan assets is based on historical rates of return of actual investments. No Pension Plan participants are expected to reach normal retirement age in the next five years. The rate of compensation increase is not applicable as the Plan has been frozen.
     Net periodic pension cost is as follows:

	Years Ended December 31,
	2006	2005	2004
		(In thousands)
Interest cost	$28	$26	$26
Expected return on plan assets	(21)	(18)	(16)
Recognized net actuarial loss (gain)	2	1	—

	$9	$9	$10

     As of the 2002 measurement date, the market value of the Pension Plan assets was below the accumulated benefit obligation, and the Company was required to record a minimum liability of approximately $58 in 2002. This amount was reflected as an increase in pension liability and a decrease in other comprehensive income in 2002. Due to the Company’s net operating loss position, no tax benefit was provided for this additional liability. There was no change in the additional minimum liability during 2004. In 2005 the minimum liability was expensed upon termination of the plan effective March 31, 2005.
Pension Plan Assets
     At December 31, 2006, all Pension Plan assets had been distributed to participants. At December 31, 2005 Pension Plan assets totaled $325, allocated as follows:

Cash and Cash Equivalents	2%
Equity	97%
Non-U.S. Equity	1%

Total	100%

(13) RELATED PARTY TRANSACTIONS
     Pursuant to a distributorship agreement, the Company had a cost reimbursement arrangement with Zimmer, also a shareholder of the Company. The cost reimbursement agreement was terminated effective August 11, 2005, in connection with termination of the Company’s distributorship agreement with Zimmer. The Company did not receive any cost reimbursements from Zimmer in 2006 or 2005. For the year ended December 31, 2004, the Company was entitled to, and recorded as a reduction of business development expenses, approximately $17.
     For the years ended December 31 2005 and 2004, 7% and 46%, respectively, of the Company’s revenue was from sales to Zimmer, a related party.
     At December 31, 2006 and December 31, 2005 accounts payable due to related parties represent amounts due to certain shareholders and an affiliate of a shareholder for reimbursable expenses, royalty payments and fees for services provided to the Company.
     The Company’s consolidated statements of operations include the following amounts paid to related parties:

	Years Ended December 31,
	2006	2005	2004
Royalties	$10	$21	$8
Honorarium	—	3	2
Donations	8	3	8
Reimbursable expenses	6	30	3
     Royalty and honorarium payments were made to an individual who is a stockholder and director of the Company. Donations were made to support orthopedic research conducted by the Steadman Hawkins Sports Medicine Foundation to, for which the same individual is a director. Reimbursable expenses were incurred in connection with the Company’s CMI MCT by a clinic affiliated with the same individual.

(14) STOCKHOLDERS’ EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK
     Effective May 24, 2005 the Company amended its Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of common stock from 130,000,000 to 165,000,000. As of December 31, 2006, 88,647,645 shares of common stock were outstanding. Also at December 31, 2006, the Company had reserved 24,306,662 shares of common stock for conversion of outstanding Preferred Stock and 49,754,894 shares of common stock for the exercise of outstanding stock options and warrants.
     The Company’s capital structure was significantly impacted by the reverse merger and recapitalization of June 21, 2002. The information contained in this note reflects the disclosures related to all shares, options and warrants outstanding at December 31, 2006 and 2005, and where applicable, historical information related to these securities and plans.
Redeemable Convertible Preferred Stock
     The Company issued its Series A Redeemable Convertible Preferred Stock (“Series A Stock”) in connection with the RBio merger in 2002 and issued its Series C Redeemable Convertible Preferred Stock (“Series C Stock”; collectively, “Preferred Stock”) in connection with private placement financings in September 2003.
     The holders of Series A and Series C Stock (collectively, “Preferred Stockholders”) are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the Preferred Stockholders are entitled to receive as a liquidation preference an amount per share equal to the purchase price of the respective shares, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.
     The Preferred Stockholders each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.
     At the option of the Preferred Stockholders, the Preferred Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Preferred Stock. The Series A Stock will automatically convert into common stock concurrent with the closing of a qualified public offering of common stock under the Securities Act of 1933 in which the Company receives at least $5,000 in gross proceeds at a valuation of at least $25,000. The Series C Stock will automatically convert into common stock concurrent with the closing of a qualified public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000 in gross proceeds at a valuation of at least $50,000.
     Beginning on the 7th anniversary of the issuance and delivery of the Preferred Stock, June 21, 2009 for the Series A Stock and September 2010 for the Series C Stock, the Preferred Stock is subject to redemption at the option of not less than a majority of the holders of the respective Series A Stock and Series C Stock, at a per share redemption price equal to the liquidation preference of the respective Series A Stock or Series C Stock at the time of redemption. The Company shall redeem not less than all of the Series A or Series C Stock at the respective redemption price, pro-rata among all of the respective holders of the Series A or Series C Stock, in one-third (1/3) increments on each of the respective 7th, 8th and 9th anniversaries of the issuance and delivery of the Series A or Series C Stock.
     The Preferred Stock is subject to Registration Rights Agreements entered into in September 2003 whereby the Preferred Stockholders have, in certain circumstances, the right to require the Company to register the common shares into which the Preferred Stock is convertible. The shares registered in August 2005 include common shares issuable upon the conversion of shares of Preferred Stock (see further discussion under Financing and Capital Transactions).
     Subsequent to December 31, 2006, holders of 10,776,909 and 4,463,289 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. During 2006 there were no conversions of Preferred Stock. During 2005 holders of 1,395,603 and 1,896,896 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. During 2004 holders of 642,723 and 9,302,620 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. As a result of the Series C conversions, $110 and $589 of unamortized issuance cost associated with the Series C Stock was recognized in 2005 and 2004, respectively, as deemed dividends to preferred stockholders for purposes of determining net loss attributable to common stockholders. The Common Stock issued upon the 2005 and 2004 conversions was included in the shares registered in July 2004.

     The Series C Stock was recorded net of issuance costs of approximately $612 (including the value of warrants issued to placement agents — see further discussion under Warrants section) and warrants issued to Series C Stockholders valued at $969. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.
Financings and Capital Transactions
     During the fourth quarter 2006, the Company completed a $6,950 private equity placement (“2006 Private Placement”). Under the terms of subscription agreements, warrant certificates and option agreements dated November 30, 2006 and December 1, 2006, the Company sold an aggregate of 18,774,838 shares of restricted common stock at a price per share of $0.37, for aggregate proceeds of approximately $6,740, net of offering costs. In connection with the 2006 Private Placement, the Company issued to the investors warrants to purchase 5,632,451 shares of common stock at an exercise price of $0.555 per share. The warrants expire 5 years after issuance. The number of shares exercisable under the warrants and the exercise price are subject to adjustment in the event of stock dividends, split-ups, recapitalizations, and similar changes in the Company’s outstanding common stock. In addition, the Company also issued to investors in the 2006 Private Placement options to purchase up to 18,774,838 common shares, exercisable for cash at $0.37 per share within 15 days of public announcement of FDA clearance of the Company’s Collagen Scaffold device. The options expire at the earliest of the 15th day after public announcement of FDA clearance of the Company’s Collagen Scaffold device, partial exercise of the option, or December 31, 2007. The Company has agreed to register the common stock sold in the 2006 Private Placement as well as the common shares issuable upon the exercise of the warrants and options on one or more registration statements to be filed with the SEC. As of December 31, 2006, both the options and warrants meet the criteria of EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, for classification as equity in the Company’s consolidated balance sheet. In connection with the 2006 Private Placement, the Company paid an aggregate of approximately $74 to Vail Securities Investments, Inc. and MedWork AG, both of whom acted as placement agents for the transaction.
     On July 14, 2005, the Company completed a private placement of 14,011,178 shares of Common Stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11,200 (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company also issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s Common Stock at an initial exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from the closing of the July 2005 Financing. If within three years from the date of the closing of the July 2005 Financing, the Company issues shares of its Common Stock, or other securities or instruments convertible or exchangeable for shares of its Common Stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. In connection with the 2006 Private Placement and the March 2007 Series D financing, the exercise price of the 2005 Warrants was adjusted to $0.84 and $0.80 per share.
     Pursuant to the terms of the Subscription Agreement by and between the Company and each Investor, the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the common stock issuable upon the exercise of the 2005 Warrants within 30 days of the closing of the July 2005 Financing. On July 22, 2005 the Company filed a preliminary registration statement with the SEC on Form S-1 covering all of the shares of 2005 Privately Placed Common Stock and the common stock issuable upon the exercise of the 2005 Warrants as well as shares of common stock issued in 2004 in connection with the April Financing (see following) and shares of common stock issuable on conversion of certain shares of Preferred Stock. The registration statement on Form S-1 was declared effective on August 5, 2005.
     On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $9,866 (the “April Financing”). The common stock sold in the private placement was initially subject to lock-up provisions for a period of 150 days after the completion of the private placement.
Stock Options
     In the third quarter of 2006, as previously disclosed, the Company determined that incorrect measurement dates had been used when accounting for certain of its stock options granted between July 2002 and January 2006. In each case where a change of measurement date was required, the market price of the Company’s stock on the new measurement date was higher than the original exercise price of the option.

     Due to the provisions of IRC §409A, which became effective December 31, 2006 for non-qualified options granted to directors and officers, any deferred income related to non-qualified stock options issued with an exercise price less than the market value of the underlying stock on the grant date is taxable as ordinary income over the period the options vest. As a result of the required changes in measurement dates, certain of the Company’s options granted to directors and officers would be subject to the requirements of §409A.
     As a result, ReGen’s Board decided to offer directors and officers amendments to the affected options to change the exercise prices to equal the market prices on the respective revised measurement dates. All other terms (e.g., vesting, termination date, etc.) remained the same for each of the amended option grants. All of the amendments were effective on December 29, 2006, and all agreements were executed on or before the effective date. In each case, the fair value of the modified options is less than the fair value of the original award measured at the amendment date because the amendment increased the exercise prices while all other terms remained the same. Also, the affected officers and directors were not compensated for the increases in their option exercise prices. Consequently, there is no incremental compensation cost to be recognized as a result of the amendment. Some of the amended options were fully vested at the effective date of the amendment. The remainder of the options will vest over periods through January 2010 and there were no changes made to the original vesting periods. Accordingly, no reduction of grant date fair value of the options is considered appropriate.
     Following are descriptions of the Company’s stock option plans and stock options granted under such plans. Also discussed below are stock options the Company has issued outside of these plans.
Employee Stock Option Plan
     The Company has an Employee Stock Option Plan (the Plan) that provides up to 9,450,000 options to be issued to employees and non-employees of the Company. All options are subject to forfeiture until vested and unexercised options expire on the tenth anniversary of the date of grant. Vesting is generally over four years. Upon the occurrence of a Change of Control, as defined in the Plan, all outstanding unvested options under the Plan immediately vest. At December 31, 2006, options for 6,842,781 shares were outstanding and options for 2,481,160 shares were available for grant under the Plan. The Company has reserved 9,323,941 shares of common stock for issuance under the Plan. During 2006 the Company granted options to purchase 627,500 shares at exercise prices ranging between $0.37 and $0.99, of which, 100,000 options were granted at an exercise price that was less than the market price of the Company’s stock on the day of the grant. In December 2006, the Company repriced 5,443,381 options issued under this plan to officers and directors between July 2002 and January 2006 at prices ranging between $0.19 and $0.84, which were less than the market price of the Company’s stock on the dates of grant. The exercise prices were amended to equal the market price of the Company’s stock on the respective grant dates and ranged between $0.23 and $0.99. The weighted average original exercise price and the weighted average amended exercise price of the repriced options were $0.29 and $0.50, respectively. During 2005 the Company granted options to purchase 66,000 shares at an exercise price of $0.93, which was equal to the market price of the Company’s stock on the day of the grant. During 2004 the Company granted options to purchase 341,117 shares at exercise prices ranging between $0.90 and $1.14, of which 324,117 options were granted to employees at below the market price of the Company’s stock on the grant date.
Non-Employee Director Option Plan
     In April 1996, the Company adopted its Non-Employee Director Option Plan (the Director Option Plan), which was amended and restated effective April 1, 2004. The Director Option Plan is administered by a Committee composed of the Chairman of the Company’s Board of Directors and such other employee members of the Board who may be selected by the Chairman. The timing of grants and exercise price of options granted under the Director Option Plan are at the discretion of the Committee. Vesting requirements and expiration periods are specified at the time options are granted. Stock options granted under the Director Option Plan may not be transferred other than by will or by the laws of descent and distribution. The Board of Directors may terminate the Director Option Plan at any time. Upon the occurrence of a Change of Control, as defined in the Director Option Plan, all outstanding unvested options under the Director Option Plan immediately vest. Aggregate grants under the Director Option Plan are limited to 2,500,000 shares subject to adjustment for stock splits and similar events. As of December 31, 2006, options for 2,122,480 shares were outstanding and options for 372,520 shares were available for grant. The Company has reserved 2,495,000 shares of common stock for issuance under the Director Option Plan. During 2006 the Company granted options to purchase 500,000 shares at an exercise price of $0.84, which was less than the market price of the Company’s stock on the date of grant. In December 2006, the Company repriced 1,550,000 options issued under this plan between May 2003 and January 2006 at original exercise prices ranging between $0.45 and $0.84, which were less than the market price of the Company’s stock on the dates of grant. The exercise prices were amended to equal the market price of the Company’s stock on the respective grant dates and ranged between $0.98 and $0.99. The weighted average original exercise price and the weighted average amended exercise price of the repriced options were $0.58 and $0.98, respectively. During 2005 no options were granted under this plan. During 2004 the Company granted options to purchase 109,980 shares at an exercise price of $0.16 and options to purchase 450,000 shares at an exercise price of $1.09. All options issued during 2004 were below the market price of the Company’s stock on the day of the grant.

Non-Employee Director Supplemental Stock Option Plan
     The Company has a Non-Employee Director Supplemental Stock Option Plan (the Director Supplemental Option Plan), that provides up to 500,000 options to be issued to the Directors of the Company. The exercise price of such options shall not be less than the fair market value of the Company’s common stock on the date of grant. The Board of Directors may terminate the Director Supplemental Option Plan at any time. Upon occurrence of a Change in Control as defined in the Director Supplemental Option Plan, all outstanding unvested options under the Director Supplemental Option Plan vest immediately. As of December 31, 2006 options for 100,400 shares were outstanding and options for 324,600 shares were available for grant. The Company has reserved 425,000 shares of common stock for issuance under the Director Supplemental Option Plan. There were no grants made under this plan in 2006, 2005, or 2004.
RBio Plans
     The Company has outstanding options to purchase its common stock pursuant to certain RBio plans that were closed in conjunction with the merger between the Company and RBio on June 21, 2002. Pursuant to the merger the Company assumed RBio options to purchase an aggregate of 8,193,463 shares of the Company’s common stock, at a weighted average exercise price of $0.38 and with exercise prices ranging from $0.13 to $0.53. All options assumed from RBio were fully vested upon the effective date of the merger. During 2006, options granted under RBio plans to purchase 219,960 shares of the Company’s stock were exercised at a price of $0.53 and options to purchase 41,243 shares of the Company’s stock expired. At December 31, 2006, options to purchase an aggregate of 6,499,767 shares remained outstanding and were fully exercisable.
2006 Financing Options
     In connection with the 2006 Private Placement, the Company issued to investors options to purchase up to 18,774,838 common shares, exercisable for cash at $0.37 per share within 15 days of FDA clearance of the Company’s Collagen Scaffold device. The options expire at the earliest of the 15th day after such clearance, partial exercise of the option, or December 31, 2007. These options were not exercisable at December 31, 2006. Information related to these options is excluded from the table below, given the financing nature of these instruments.
Other Non Plan Grants
     In addition to the grants made pursuant to the forgoing financing and stock option plans, the Company has granted options to purchase 401,288 shares to certain non-employees. These options are included in the table below. Of the total granted, options for 150,000 shares are outstanding at December 31, 2006 and fully exercisable at an exercise price of $7.75. These remaining options expired January 7, 2007.
Option Activity
     Option activity under the foregoing stock option plans and non-plan grants, excluding the 2006 financing options, as of December 31, 2006, and changes during the years ended December 31, 2006, 2005 and 2004 were as follows:

	Options Outstanding
			Weighted-
	Number of		Average Price
	Shares	Price Per Share	Per Share
Balance at December 31, 2003	15,564,655	$0.08 – $13.00	$0.60
Options granted	901,097	$0.16 – $1.14	$0.91
Options canceled	(37,566)	$0.19 – $0.92	$0.45
Options exercised	(261,109)	$0.08 – $0.53	$0.30
Options expired	(182,189)	$0.16 – $4.29	$1.71

Balance at December 31, 2004	15,984,888	$0.08 – $13.00	$0.61
Options granted	66,000	$0.93	$0.93
Options canceled	(232,615)	$0.22 – $0.45	$0.35
Options exercised	(20,000)	$0.17	$0.17
Options expired	(612,529)	$0.16 – $8.18	$0.41

Balance at December 31, 2005	15,185,744	$0.08 – $13.00	$0.62
Options granted	1,127,500	$0.37 – $0.99	$0.78
Options canceled	(6,351)	$0.93 – $1.14	$1.01
Options exercised	(343,688)	$0.26 – $0.53	$0.43
Options expired	(247,777)	$0.53 – $13.00	$9.32

Balance at December 31, 2006	15,715,428	$0.08 – $7.75	$0.61

     During 2006, excluding the 2006 financing options, the Company granted 1,127,500 stock options with a per share weighted average fair value of $0.60 estimated using the Black-Scholes option valuation model under the assumptions outlined earlier in Note 3. During 2005, the Company granted 66,000 stock options with a per share weighted average fair value of $0.76 estimated using the Black-Scholes option valuation model under the assumptions outlined earlier in Note 3. During 2004, the Company granted 901,097 stock options with a per share weighted average fair value of $1.16 estimated in a similar manner.
     The following table summarizes information about options, excluding the 2006 financing options, at December 31, 2006:

Options Outstanding				Options Exercisable
		Weighted				Weighted
	Weighted	Average	Aggregate		Weighted	Average	Aggregate
	Average	Remaining	Intrinsic		Average	Remaining	Intrinsic
	Exercise	Contractual	Value		Exercise	Contractual	Value
Total Shares	Price	Life in Years	(In thousands)	Total Shares	Price	Life in Years	(In thousands)
15,715,428	$0.61	5.11	$1,642	13,417,813	$0.59	4.66	$1,472
     Nonvested stock awards, excluding the 2006 financing options, as of December 31, 2006 and changes during the years ended December 31, 2006, 2005 and 2004 were as follows:

	Nonvested
		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value
Balance at December 31, 2005	2,691,524	$0.74
Granted	1,127,500	0.60
Canceled	(6,351)	1.02
Vested	(1,515,058)	0.76

Balance at December 31, 2006	2,297,615	0.62

     As of December 31, 2006, unrecognized share based compensation cost associated with non-vested employee and non-employee options approximated $1,260 and $33, respectively, which is expected to be recognized over weighted average periods of 1.82 and 3.01, respectively.
Warrants
     As of December 31, 2006, warrants to purchase 12,086,348 shares of our common stock at a weighted average exercise price of $0.61 per share were outstanding and exercisable.
     In connection with the 2006 Private Placement, the Company issued to the purchasers warrants (the “2006 Warrants”) to purchase 5,632,451 shares of the Company’s common stock at an exercise price of $0.555 per share, subject to adjustment for stock dividends, split-ups, recapitalizations, reclassifications, reorganizations, liquidations, consolidation, acquisition of the Company, and similar events. The 2006 Warrants were exercisable upon issuance and will expire five years after issuance.
     In connection with the July 2005 Financing, the Company issued to the purchasers warrants (the “2005 Warrants”) to purchase 3,502,797 shares of the Company’s common stock at an initial exercise price of $1.00, subject to adjustment. If within three years from the date of the closing of the July 2005 Financing, the Company issues shares of its Common Stock, or other securities or instruments convertible or exchangeable for shares of its Common Stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. As a result of the 2006 Private Placement, the exercise price of the 2005 Warrants was adjusted to $0.84 per share. The 2005 Warrants are exercisable for a period of five years from the closing of the July 2005 Financing. Pursuant to the terms of the Subscription Agreement by and between the Company and each investor, on July 22, 2005 the Company filed a preliminary registration statement with the SEC on Form S-1 covering all of the shares of 2005 Privately Placed Common Stock and the common shares underlying the 2005 Warrants, as well as shares of 2004 Privately Placed Common Stock and shares of common stock issuable on conversion of certain shares of our Preferred Stock. The registration statement on Form S-1 was declared effective on August 5, 2005.

     In connection with the Series C Stock financing, the Company issued to the purchasers of the Series C Stock, warrants to purchase an aggregate of up to 2,079,965 shares of its common stock. The warrants had a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any that would have become exercisable was dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. The warrants were to expire if a triggering event did not occur. A value of approximately $969 was assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they would become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock. Since no triggering event occurred, the warrants expired March 2005.
     In connection with the private placement of its Series C Stock, the Company issued to placement agents warrants to purchase 200,000 shares of common stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at $97 using the Black-Scholes valuation model.
     In October 2003, as consideration for advisory services, the Company issued warrants to purchase 500,000 shares of common stock to a stockholder of the Company at an exercise price of $0.45 per share. The warrants expire on October 1, 2008 and are fully exercisable. These warrants were issued for services provided before the grant date and as such, the 2003 results of operations include approximately $258 in compensation expense related to these warrants. The value of the warrants was computed using the Black-Scholes method, under the assumptions outlined earlier in Note 3.
     In March 2001, the Company issued 1,000,000 warrants for common stock to the stockholders of MetaContent, Inc. at an exercise price of $0.50 per share. In 2003, 230,000 of the warrants had been exercised and in March 2006, holders of the remaining 770,000 warrants converted their warrants to 375,967 shares of the Company’s common stock.
     In connection with financings in 2001 and 2002 RBio issued the equivalent of 2,151,765 warrants for the Company’s common shares at an exercise price of $0.45 per share. During 2004 130,648 warrants were exercised. The remaining warrants expire June 21, 2007 and are fully exercisable.
     In August 1997 and September 1997, in connection with financings, RBio issued warrants to purchase the equivalent of 249,388 shares of the Company’s common stock at $0.53 per share. In August 2002, these warrants were extended for an additional 5 years to expire in August 2007. During 2004, 19,405 warrants were exercised; the remainder are fully exercisable.
(15) INCOME TAXES
     The Company has differences in reporting expenses for financial statement purposes and income tax purposes. The provision for income taxes consists of:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Current	$—	$—	$—
Deferred	(4,007)	(4,795)	(2,890)
Valuation allowance	4,007	4,795	2,890

	$—	$—	$—

     The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Tax at statutory rate	$(4,425)	$(4,114)	$(2,520)
State taxes	(609)	(635)	(388)
Permanent items	194	(72)	8
R&D tax credit and net operating loss carryforward expiration	286	53	—
Effective rate change	378	—	—
Difference between U.S. and Swiss rates	138	—	—
Other	31	(27)	10
Increase in valuation allowance	4,007	4,795	2,890

	$—	$—	$—

     The Company’s inception to date provision for income taxes was zero and includes similar items, on a cumulative basis, as the three-year amounts shown in the table above. Net loss related to the Company’s foreign operations approximated $743 for the year ended December 31, 2006 and was immaterial for the year ended December 31, 2005.
     The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$26,692	$23,112
Accrued expenses	440	176
Stock-based compensation	2,670	2,455
Property, plant and equipment	325	357
Intangible assets	23	23
R&D credit carryforward	390	410

	30,540	26,533
Valuation allowances	(30,540)	(26,533)

	$—	$—

     The net operating loss carryforward as of December 31, 2006 and 2005 approximated $67.4 million and $57.0 million, respectively. The research and development tax credit as of December 31, 2006 and 2005 approximated $390 and $404, respectively. The federal and state net operating loss carryforwards began to expire in 2005. The federal and state research and development credit carryforwards began to expire in 2006. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company and its subsidiaries, and the effect of the reverse merger and recapitalization completed on June 21, 2002.
     A valuation allowance is required when it is more likely than not that a deferred tax asset will not be realized. As a result of evaluating all positive and negative evidence, a full valuation allowance has been established for the net deferred tax assets.
(16) BASIC AND DILUTED LOSS PER SHARE
     Basic net loss attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Shares that would be issued upon conversion of preferred stock or debt instruments are not included in the calculation of weighted average number of common shares outstanding during the period due to the Company’s net operating loss position. Dividends on preferred stock are not added to the net loss attributable to common stockholders until such dividends are declared. Due to the Company’s net operating loss position, all options, warrants and contingently issuable shares are anti-dilutive. Therefore, dilutive and basic net loss per share are the same.

(17) QUARTERLY RESULTS — UNAUDITED
     The following table sets forth certain unaudited quarterly financial data for fiscal 2006 and 2005. This unaudited information has been prepared on the same basis as the audited information included elsewhere in this annual report and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

	Fiscal Year 2006				Fiscal Year 2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	(Dollars in thousands, except per share data)
Revenue	$168	$115	$145	$158	$155	$191	$103	$121

Expenses:
Cost of goods sold	146	94	122	144	242	119	72	135
Research and development	2,917	1,643	1,148	1,050	930	1,342	1,982	3,312
Business development, general and administrative	1,123	1,414	1,526	1,811	997	1,078	1,040	1,131
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan	—	—	—	—	58	—	—	—

Total expenses	4,186	3,151	2,796	3,005	2,227	2,539	3,094	4,578

Operating Loss	(4,018)	(3,036)	(2,651)	(2,847)	(2,072)	(2,348)	(2,991)	(4,457)
Interest and other income	119	86	56	51	57	54	131	147
Rental income	79	85	85	64	78	85	89	84
Rental expense	(78)	(70)	(90)	(79)	(77)	(84)	(88)	(83)
Interest and other expense	(84)	(112)	(97)	(120)	(53)	(59)	(66)	(78)

License Fees
Net loss	(3,982)	(3,047)	(2,697)	(2,931)	(2,067)	(2,352)	(2,925)	(4,387)
Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance costs	(27)	(27)	(27)	(29)	(126)	(39)	(27)	(27)

Net loss attributable to common stockholders	$(4,009)	$(3,074)	$(2,724)	$(2,960)	$(2,193)	$(2,391)	$(2,952)	$(4,414)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.06)

Weighted average number of shares used for calculation of net loss per share	69,286,465	69,698,052	69,832,807	76,279,905	53,237,955	53,411,887	65,941,488	69,103,727

     Our quarterly revenue and operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future.
     Quarterly revenue and operating results may fluctuate as a result of a variety of factors, including our ability or the ability of our distribution partners to market and sell our products, variable customer demand for our products and services, our investments in research and development or other corporate resources, our ability to effectively and consistently manufacture our products, and avoid costs associated with the recall of defective or potentially defective products, the ability of our vendors to effectively and timely delivery necessary materials and product components, acquisitions of other companies or assets, the timing of new product introductions, changes in distribution channels, sales and marketing promotional activities and trade shows and general economic conditions. Further, due to the relatively fixed nature of most of certain components of our costs, including personnel, facilities and related costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarterly period may not necessarily be indicative of results for future periods.
(18) SUBSEQUENT EVENTS (updated through May 7, 2007)
     On March 2, March 30, and April 5, 2007 we completed private placements of a total of 135,715 shares of Series D convertible Preferred Stock (“Series D Stock”) for aggregate net proceeds approximating $5,500. Each share of Series D Stock is mandatorily convertible into 100 shares of ReGen’s common stock, subject to adjustment for splits or other changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are a sufficient number of common shares available to effect the conversion. Either of such corporate actions are subject to the approval of our shareholders before they may be executed. Since the Series D shares are mandatorily convertible upon occurrence of either of the foregoing corporate actions, the Series D Stock was issued with a contingent beneficial conversion feature that will be recognized upon occurrence of the triggering event.
     In connection with the Series D Stock financings the Company issued to the investors warrants to purchase 40,715 shares of the Company’s Series D Stock at an initial exercise price of $63 per share, or after mandatory conversion of the Series D Stock, 4,071,500 shares of the Company’s common stock at an initial exercise price of $0.63 per share. The warrants expire 5 years after issuance. The number of shares of Series D Stock or common stock to be issued upon exercise and the respective exercise prices are subject to adjustment for changes in the Series D Stock or common stock, such as stock dividends, stock splits, and similar changes. Also in connection with the Series D financings, the Company issued to the investors options to purchase up to 135,715 shares of the Company’s preferred stock, exercisable for cash at $42 per share, or after mandatory conversion of the Series D Stock, 13,571,500 shares of the Company’s common stock at $0.42 per share. The respective exercise prices are subject to adjustment for stock spits and similar events. The options are exercisable for 15 days following public announcement of FDA clearance of the Company’s Collagen Scaffold device as a class II device and shall expire at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. Following mandatory conversion of the Series D Stock, the Company has agreed to register the common shares into which the Series D Stock is convertible, as well as the common shares issuable upon exercise of the warrants and options on one or more registration statements to be filed with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table itemizes the expenses incurred, or to be incurred, by the Company in connection with the registration and issuance of the securities being registered hereunder. The Company has agreed pursuant to the terms of the Registration Rights Agreement to pay all of the expenses of the Selling Stockholders under federal and state securities laws and other expenses related to the registration of shares hereunder excluding expenses associated with the actual sale of such shares, such as commissions of dealers or agents and related expenses. All amounts shown below are estimates except for the SEC registration fee.

Registration Fee — SEC	$0
Blue Sky Fees	$35,000	*
Accounting Fees and Expenses	$50,000	*
Legal Fees and Expenses	$200,000	*
Printing Expenses	$30,000	*
Miscellaneous (including listing fees)	$10,000	*

Total	$325,000	*

*	Estimate
Item 14. Indemnification of Directors and Officers
     Our charter includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation law; or

•	for any transaction from which the director derives an improper personal benefit.
     Our charter requires, as a condition to advancing expenses, the delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.
     Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and in such an event would be unenforceable.
     The Company has entered into an Indemnification Agreement with each director and certain officers of the Company. The Indemnification Agreement indemnifies our officers and directors to the fullest extent permissible under applicable law for certain expenses and liabilities. Our officers and directors are also indemnified pursuant to the Registration Rights Agreement entered into as of April 19, 2004 by and among the Company and each of the purchasers of common stock, the Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 by and among the Company, each of the holders of the Series A Stock and each of the holders of the Series C Stock, and the Subscription Agreement entered into as of July 14, 2005 by and among the Company and each of the purchasers of common stock. These agreements provide for indemnification of officers and directors for losses, claims, damages, or liabilities incurred by these people arising out of his or her services as an officer or director or at our request.

Item 15. Recent Sales of Unregistered Securities
     On March 2, 2007 we completed the private placement of 71,429 shares of Series D Stock to affiliates of Sanderling Ventures, which beneficially owned more than five percent of our equity as of December 31, 2006, resulting in proceeds, net of issuance costs, of approximately $2.9 million. On March 30, 2007 we completed a second private placement of 47,619 shares of Series D Stock to Ivy Healthcare Capital II, L.P. resulting in proceeds, net of issuance costs, of approximately $2 million. On April 5, 2007 we completed a third private placement of 16,667 shares of Series D Stock to each of the holders of the shares of Series D Stock who entered into the Subscription Agreement dated as of April 5, 2007, resulting in proceeds, net of issuance costs, of approximately $650,000.
     Each share of Series D Stock is mandatorily convertible into 100 shares of ReGen’s common stock, subject to adjustment for splits or similar changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are a sufficient number of common shares available to effect the conversion. Either of such corporate actions are subject to the approval of our shareholders before they may be executed. In connection with the 2007 Series D Stock Financings we issued to the investors warrants to purchase 40,715 shares of Series D Stock at an initial exercise price of $63 per share, or after mandatory conversion of the Series D Stock, 4,071,500 shares of the Company’s common stock at an initial exercise price of $0.63 per share. The warrants expire five years after issuance. The number of shares of Series D Stock or common stock to be issued upon exercise and the respective exercise prices are subject to adjustment for changes in the Series D Stock or common stock, such as stock dividends, stock splits, and similar changes.
     Also in connection with the 2007 Series D Stock Financings, we issued to the investors options to purchase up to 135,715 shares of the Company’s Series D Stock, exercisable for cash at $42 per share, or after mandatory conversion of the Series D Stock, 13,571,500 shares of the Company’s common stock, exercisable for cash at $0.42 per share. The respective exercise prices are subject to adjustment for stock splits and similar events. The options are exercisable for 15 days following public announcement of FDA clearance of the Company’s Collagen Scaffold device as a class II device and shall expire at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. Following mandatory conversion of the Series D Stock, the Company has agreed to register the common shares into which the Series D Stock is convertible, as well as the common shares issuable upon exercise of the warrants and options on one or more registration statements to be filed with the SEC.
     All of these shares, warrants and options issued in connection with the Series D Stock Financings were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares, the warrants and the options were only offered to accredited investors.
     We completed a private equity placement (“2006 Private Placement”) during the fourth quarter of 2006. Under the terms of subscription agreements, warrant certificates and option agreements dated November 30, 2006 and December 1, 2006, we sold 18,774,838 shares of restricted common stock at a price per share of $0.37, for aggregate net proceeds of approximately $6.74 million. In connection with the 2006 Private Placement we issued to the investors warrants to purchase 5,632,451 shares of common stock at an exercise price of $0.555 per share. The warrants expire five years after issuance. The number of shares exercisable under the warrant and the exercise price are subject to adjustment in the event of stock dividends, split-ups, recapitalizations, and similar changes in the Company’s outstanding common stock. In connection with the 2006 Private Placement we also issued to investors options to purchase up to 18,774,838 common shares, exercisable for cash at $0.37 per share within 15 days of public announcement of FDA clearance of the Company’s Collagen Scaffold device and expiring at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. The Company has agreed to register the common stock sold in the private placement as well as the common shares issuable upon the exercise of the warrants and options on one or more registration statements to be filed with the SEC. All of these shares, warrants and options issued in connection with the 2006 Private Placement were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares, the warrants and the options were only offered to accredited investors.
     On May 9, 2007, the Company filed a preliminary registration with the SEC on Form S-1 covering the common stock underlying the Series D Stock issued in the 2007 Series D Stock Financings (convertible to one hundred shares of common stock for each share of Series D Stock), the common stock underlying the warrants issued in connection with 2007 Series D Stock Financings, the common stock issued in the 2006 Private Placement, the common stock underlying the warrants issued in connection with the 2006 Private Placement, the 2004 Privately Placed Common Stock, shares of common stock issuable on conversion of our Series C Stock and the common stock underlying the warrants issued in connection with Series C Stock financing and shares of common stock issuable on conversion of shares of our Series A Stock. The registration statement was declared effective on                     , 2007.

     On July 14, 2005, we completed a private placement of 14,011,178 shares of common stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s common stock at an initial exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from July 14, 2005. If within three years from July 14, 2005, the Company issues shares of its common stock, or other securities or instruments convertible or exchangeable for shares of its common stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. In connection with the 2006 Private Placement and the Series D Stock Financings, the exercise price of the warrants was adjusted first to $0.84 per share, then to $0.80 per share. All of these shares and warrants were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares and the warrants were only offered to accredited investors. Pursuant to the terms of the Subscription Agreement by and between the Company and each investor, the 2005 Privately Placed Common Stock and the common stock issuable upon the exercise of the 2005 Warrants was subject to registration rights whereby the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the common shares underlying the 2005 Warrants within 30 days of the closing of the 2005 Financing. In August 2005 a registration statement on Form S-1 covering all of the shares of 2005 Privately Placed Common Stock and the common shares underlying the 2005 Warrants as well as shares of 2004 Privately Placed Common Stock and shares of common stock issuable on conversion of certain shares of our Series A Stock and Series C Stock was declared effective.
     On April 19, 2004, we completed the sale of 12,074,595 shares of common stock (the “2004 Privately Placed Common Stock”), resulting in proceeds, net of issuance costs, of approximately $9,866,000. The shares were issued in a private offering to each of the holders of the shares of common stock who entered into the Registration Rights Agreement dated as of April 19, 2004 with the Company. All of these shares were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act because the shares were only offered to accredited investors.
Item 16. Exhibits
     The following Exhibits are filed herewith and made a part hereof:

Number	Description

2.1	Agreement and Plan of Merger by and among ReGen Biologics, Inc., Aros Corporation and Aros Acquisition Corporation dated as of June 7, 2002(1)

2.2	Agreement and Plan of Merger among the Company, NHA Acquisition Corporation, National Health Advisors, Ltd., Scott A. Mason and Donald W. Seymour dated as of June 2, 1997(5)

2.3	Agreement and Plan of Merger among the Company and MetaContent, Inc. dated as of March 21, 2001(2)

2.4	Asset Purchase Agreement between Cerner Corporation and the Company dated as of April 7, 2001(3)

2.5	Amendment No. 1 to Asset Purchase Agreement by and between Cerner Corporation and the Company dated as of June 11, 2001(3)

3.1	Amended and Restated Certificate of Incorporation (as amended)(22)

3.2	Amended and Restated By-Laws(4)

4.1	Specimen Common Stock Certificate(6)

4.2	Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of May 6, 1997(8)

4.3*	ReGen Biologics, Inc. Employee Stock Option Plan, Amended and Restated Effective January 31, 2003(10)

4.4*	ReGen Biologics, Inc. Non-Employee Director Stock Option Plan, Amended and Restated Effective January 31, 2003(10)

4.5	Registration Rights Agreement between the Company and the Investors listed therein(7)

4.6	Registration Agreement between the Company and Certain Stockholders, dated December 28, 1995(13)

4.7	Amendment No. 1 to Rights Agreement between the Company and EquiServe Trust Company, N.A. dated as of June 7, 2002(9)

4.8	Registration Agreement between the Company and each of Iowa Health Centers, P.C. d/b/a Iowa Heart Center, P.C., Mercy Hospital Medical Center, Mark A. Tannenbaum, M.D. and Iowa Heart Institute dated January 7, 1997(12)

Number	Description

4.9	Nonqualified Stock Option Agreements between the Company and each of Iowa Health Centers, P.C. d/b/a Iowa Heart Center, P.C., Mercy Hospital Medical Center and Mark A. Tannenbaum, M.D., dated January 7, 1997(14)

4.10*	Form of Employee Incentive Stock Option Agreement(22)

4.11*	ReGen Biologics, Inc. Non-Employee Director Supplemental Stock Option Plan Amended and Restated Effective January 31, 2003(16)

4.12	Common Stock Registration Rights Agreement by and among the Company and the stockholders named therein, dated as of April 19, 2004(17)

4.13*	Form of Incentive Stock Option Agreement(18)

4.14*	Form of Nonqualified Director Supplemental Stock Option Agreement(18)

4.15	Subscription Agreement by and between the Company and the Investors named therein dated as of July 14, 2005(21)

4.16	Form of Warrant Agreement by and between the Company and the Individuals named therein, dated as of July 14, 2005(21)

4.17*	Form of Nonqualified Non-Employee Director Stock Option Agreement(22)

4.18*	Form of Nonqualified Employee, Non-Employee Director or Consultant Stock Option Agreement(22)

4.19*	Form of Nonqualified Non-Employee Director Stock Option Agreement for the Supplemental Stock Option Plan(22)

4.20	Amended and Restated Stockholders’ Agreement by and among the Company and the Stockholders named therein dated as of September 21, 2005(23)

4.21	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company(26)

4.22	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company(25)

4.23	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Company(28)

4.24	Subscription Agreement by and between the Company and the Investors named therein, dated as of November 30, 2006(27)

4.25	Subscription Agreement by and between the Company and the Investors named therein, dated as of December 1, 2006(27)

4.26	Form of Warrant Agreement by and between the Company and the Individuals named therein, dated as of November 30, 2006(27)

4.27	Form of Warrant Agreement by and between the Company and the Individuals named therein, dated as of December 1, 2006(27)

4.28	Form of Option Agreement by and between the Company and the Individuals named therein dated as of November 30, 2006(27)

4.29	Form of Option Agreement by and between the Company and the Individuals named therein dated as of December 1, 2006(27)

4.30	Form of Subscription Agreement by and between ReGen Biologics, Inc. and the Investors named therein dated as of March 2, 2007(29)

4.31	Form of Warrant Certificate by and between ReGen Biologics, Inc. and the Individuals named therein, dated as of March 2, 2007(29)

4.32	Form of Option Agreement by and between ReGen Biologics, Inc. and the Individuals named therein dated as of March 2, 2007(29)

4.33	Consulting Agreement by and between ReGen Biologics, Inc. and Sanderling Ventures Management VI, dates as of March 2, 2007(29)

4.34	Form of Warrant Certificate by and between ReGen Biologics, Inc. and Sanderling Ventures Management VI, dated as of March 2, 2007(29)

4.35	Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of ReGen Biologics, Inc. as filed March 30, 2007(30)

Number	Description

4.36	Subscription Agreement by and between ReGen Biologics, Inc. and Ivy Healthcare Capital II, L.P. dated as of March 30, 2007(30)

4.37	Warrant Certificate by and between ReGen Biologics, Inc. and Ivy Healthcare Capital II, L.P. dated as of March 30, 2007(30)

4.38	Option Agreement by and between ReGen Biologics, Inc. and Ivy Healthcare Capital II, L.P. dated as of March 30, 2007(30)

4.39	Form of Subscription Agreement by and between ReGen Biologics, Inc. and the Investors named therein dated as of March 30, 2007(30)

4.40	Form of Warrant Certificate by and between ReGen Biologics, Inc. and the Individuals named therein dated as of March 30, 2007(30)

4.41	Form of Option Agreement by and between ReGen Biologics, Inc. and the Individuals named therein dated as of March 30, 2007(30)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered(31)

10.1*	Employment agreement by and between Gerald E. Bisbee, Jr., Ph. D. and the Company dated September 22, 1998 and amended September 12, 2000(11)

10.2	Form of Indemnification Agreement(4)

10.3*	Employment Agreement by and between Brion D. Umidi and the Company dated March 23, 2004(15)

10.4	License Agreement by and between the Company and Linvatec Corporation dated April 7, 2000(15)

10.5	Credit Agreement by and between the Company and Sulzer Medica USA Holding Company dated March 14, 2000(15)

10.6	Agreement by and among Sulzer Medica USA Holding Co., Sulzer Biologics Inc. Sulzer Orthopedics Ltd. and the Company dated February 20, 2001(15)

10.7*	Assignment and Royalty Agreement by and among the Company, Modified Polymer Components, Inc. and Dr. J. Richard Steadman dated April 9, 1997(15)

10.8	Exclusive License Agreement by and between the Company and Dr. Shu-Tung Li dated August 24, 1995(15)

10.9*	First Amendment to Employment Agreement by and between Gerald E. Bisbee, Jr., Ph. D. and the Company dated March 23, 2004(15)

10.10	Common Stock Purchase Agreement by and among the Company and the Individuals named therein, dated as of April 19, 2004(17)

10.11	Agreement by and between the Company and MedWork AG dated as of January 1, 2005(19)

10.12	Credit Agreement by and between the Company and Sulzer Medica USA Holding Company dated November 30, 1998(20)

10.13	Distributor Agreement by and between the Company and XMedica effective as of October 24, 2005(24)

21.1	Subsidiaries of the Registrant(8)

23.1	Consent of Ernst & Young LLP(31)

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibit 5.1)(31)

(1)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-20805).

(2)	Incorporated herein by reference to the Company’s Report on Form 10-Q/A for the quarter ended March 31, 2001 (File No. 000-20805).

(3)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on July 18, 2001 (File No. 000-20805).

(4)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on March 17, 2004 (File No. 000-20805).

(5)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 000-20805).

(6)	Incorporated herein by reference to the Company’s Registration Statement on Form S-3, filed on November 19, 2003 (File No. 333-110605).

(7)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on September 25, 2003 (File No. 000-20805).

(8)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on June 4, 1997 (File No. 000-20805).

(9)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-20805).

(10)	Incorporated herein by reference to the Company’s Proxy Statement on Schedule 14A, filed on April 14, 2003 (File No. 000-20805).

(11)	Incorporated herein by reference to the Company’s Report on Form 8-K/A, filed on September 4, 2002 (File No. 000-20805).

(12)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on January 14, 1997 (File No. 000-20805).

(13)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on June 4, 1996 (File No. 333-04106).

(14)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 000-20805).

(15)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2003 (File No. 000-20805).

(16)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1/A, filed on January 14, 2004 (File No. 333-110605).

(17)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on April 26, 2004 (File No. 333-114867).

(18)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 000-20805).

(19)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2004 (File No. 000-20805).

(20)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 000-20805).

(21)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on July 19, 2005 (File No. 000-20805).

(22)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 000-20805).

(23)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on September 22, 2005 (File No. 000-20805).

(24)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 000-20805).

(25)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on September 25, 2003 (File No. 000-20805).

(26)	Incorporated herein by reference to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1, filed on April 28, 2006 (File No. 333-126835).

(27)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on December 6, 2006 (File No. 000-20805).

(28)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2006 (File No. 000-20805).

(29)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on March 8, 2007 (File No. 000-20805).

(30)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on April 5, 2007 (File No. 000-20805).

(31)	Included with this filing.

*	Management Contract or Compensatory Plan or Arrangement
Item 17. Undertakings
     (a) The undersigned registrants hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin Lakes, state of New Jersey, on May 9, 2007.

REGEN BIOLOGICS, INC.
By:	/s/ GERALD E. BISBEE, JR., PH.D.
Gerald E. Bisbee, Jr., Ph.D.
President Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD E. BISBEE, JR., PH.D. Gerald E. Bisbee, Jr., Ph.D.	Chief Executive Officer, President, Secretary, Director and Chairman of the Board (Principal Executive Officer)	May 9, 2007

/s/ BRION D. UMIDI	Chief Financial Officer (Principal Financial
Brion D. Umidi	and Accounting Officer)	May 9, 2007

/s/ ABHI ACHARYA, PH.D.*	Director	May 9, 2007
Abhi Acharya, Ph.D.

/s/ ALAN W. BALDWIN*	Director	May 9, 2007
Alan W. Baldwin

/s/ ROBERT G. MCNEIL, PH.D.*	Director	May 9, 2007
Robert G. McNeil, Ph.D.

/s/ J. RICHARD STEADMAN, M.D.*	Director	May 9, 2007
J. Richard Steadman, M.D.

/s/ WILLIAM R. TIMKEN*	Director	May 9, 2007
William R. Timken

*By: /s/ GERALD E. BISBEE, JR. PH.D.
Gerald E. Bisbee, Jr. Ph.D.
Attorney-In-Fact